Exhibit 2.4

Execution Copy

AGREEMENT AND PLAN OF MERGER

INFINITE REALITY, INC.

IR ESPORTS MERGER SUB I, INC.

IR ESPORTS MERGER SUB II, LLC

REKT GLOBAL, INC.

AND

STOCKHOLDERS REPRESENTATIVE

APRIL 8, 2022

DATED AS OF APRIL 8, 2022

		Page
ARTICLE I DEFINITIONS; INTERPRETATION		8
1.1	Definitions	8
1.2	Interpretation	8
ARTICLE II MERGER		9
2.1	The Mergers	9
2.2	Closing	9
2.3	Effective Time.	9
2.4	Effect of the Mergers	10
2.5	Certificate of Incorporation and Bylaws.	10
2.6	Directors and Officers.	11
2.7	Effect on Company Capital Stock and Company Equity Awards.	13
2.8	Payment of Merger Consideration.	14
2.9	Withholding Rights	14
2.10	Adjustments	14
ARTICLE III REPRESENTATIONS AND WARRANTIES RELATING TO THE COMPANY		15
3.1	Organization and Good Standing.	15
3.2	Equity Securities; Capitalization.	16
3.3	Authority; Execution and Delivery; Enforceability	17
3.4	Consents and Authorizations; No Conflicts	17
3.5	Financial Matters.	18
3.6	No Undisclosed Liabilities	18
3.7	Absence of Changes or Events	20
3.8	Company Debt	21
3.9	Title to Assets; Real Property.	22
3.10	Intellectual Property.	24
3.11	Material Contracts.	27
3.12	Insurance	27
3.13	Legal Proceedings; Orders.	28
3.14	Compliance with Laws; Permits.	28
3.15	Taxes	26

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v

(continued)

APPENDICES, EXHIBITS, AND SCHEDULES

Appendices

Appendix A Defined Terms

Appendix B Notice Addresses

Exhibits

Exhibit A Form of Non-Competition Agreement

Exhibit B-1 Certificate of Merger for First Merger

Exhibit B-2 Certificate of Merger for Second Merger

Exhibit C Letter of Transmittal

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made and entered into as of April 8, 2022 (the “Agreement Date”), by and among Infinite Reality, Inc., a Delaware corporation (“Purchaser”); ReKTGlobal, Inc., a Delaware corporation (together with its Subsidiaries, the “Company”) IR eSports Merger Sub I, Inc., a Delaware corporation and wholly-owned subsidiary of Purchaser (“Sub I”), IR eSports Merger Sub II, Inc., a Delaware limited liability company and a wholly-owned subsidiary of Purchaser (“Sub II”, and together with Sub I, the “Merger Subs”), and Parrish McIntyre, solely in his capacity as Stockholder Representative (“Stockholder Representative”).

Preliminary Statements

A.

The boards of directors of each of Purchaser, Sub I and the Company and the managing member of Sub II have determined that it would be advisable and in the best interests of each corporation and their respective stockholders and, with respect to Sub II, its sole member, that Purchaser acquire the Company through the statutory merger of Sub I with and into the Company, pursuant to which the Company would become a wholly-owned subsidiary of Purchaser (the “First Merger”), and, as part of the same overall transaction, the surviving entity of the First Merger would merge with and into Sub II (the “Second Merger” and, together with the First Merger, the “Mergers”), upon the terms and conditions set forth in this Agreement and in accordance with the applicable provisions of Delaware Law (as defined below), and in furtherance thereof, have approved this Agreement, the First Merger and the other transactions contemplated by this Agreement.

B.

For federal income tax purposes (and applicable state and local tax purposes), the Parties intend (a) that this Agreement constitutes a plan of reorganization within the meaning of Section 1.368-2(g) of the Treasury Regulations which plan of reorganization the Parties adopt by executing this Agreement and (b) that the Mergers are integrated steps in the transaction contemplated by this Agreement and together will qualify under Section 368(a) of the Code as a tax-free reorganization (the “Intended Tax Treatment”).

C.	At or prior to the Effective Time, all of the issued and outstanding Company Options shall be assumed by the Purchaser as provided in Section 2.7(b) hereof.
D.

Concurrently with the execution and delivery of this Agreement, the Company and Rainmaker have entered into a Warrant Exercise Agreement providing for the exercise of the Rainmaker Warrant immediately prior to the Effective Time.

E.	Under their terms, all Warrants other than the Lenz Warrant and the Rainmaker Warrant shall have been exercised prior to the Effective Time or shall terminate at the Effective Time.
F.

Promptly following the execution and delivery of this Agreement by the parties hereto, the Company will solicit the written consent of the Company Stockholders (each, a “Stockholder Written Consent” and collectively, the “Stockholder Written Consents”) providing for the Required Stockholder Approval.

G.

Purchaser has entered into an Agreement and Plan of Merger (the “Universal Merger Agreement”), dated as of February 25, 2022, by and among Universal Security Systems, Inc. (“Universal”), D-U Merger Sub, Inc. and Purchaser (the “Universal Merger”).

H.

Prior to or concurrent with the Closing, Purchaser, Universal, the Key Employees and certain other ReKT stockholders have entered into a Registration Rights Agreement (“Registration Rights Agreement”), requiring registration of Equity Securities received as part of the Purchaser Shares in the event that Purchaser shall be determined to be a “shell company” in accordance with the Rule 405 of the Securities Act.

I.

Concurrently with the execution and delivery of this Agreement and as a material inducement to the willingness of Purchaser and Merger Subs to enter into this Agreement, each of the Key Employees has entered into (i) an employment arrangement with Purchaser (each, an “Employment Agreement”) and (ii) a non-competition agreement with Purchaser in substantially the form attached hereto as Exhibit A (each, a “Non-Competition Agreement”), in each case, to be effective at or following the Closing in accordance with their respective terms.

J.	The Company, Merger Subs, Purchaser desire to make certain representations, warranties, covenants and other agreements in connection with the Mergers as set forth herein.

NOW, THEREFORE, in consideration of the representations, warranties, covenants and other agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

ARTICLE I

Definitions; Interpretation

1.1Definitions.  Capitalized terms and other terms used in this Agreement have the respective meanings set forth in Appendix A.

1.2Interpretation.  As used in this Agreement, except as otherwise indicated in this Agreement or as the context may otherwise require: (a) the words “include,” “includes,” and “including” are deemed to be followed by “without limitation” whether or not they are in fact followed by such words or words of similar import; (b) the word “or” is not exclusive; (c) references to an “Article,” “Section,” “preamble,” “Recital,” or any other subdivision, or to an “Appendix,” “Exhibit,” “Schedule,” or “Disclosure Schedule” are to an article, section, preamble, recital, or subdivision of this Agreement, or to an appendix, exhibit, schedule, or disclosure schedule to this Agreement; (d) the words “this Agreement,” “hereby,” “hereof,” “herein,” “hereunder,” and comparable words refer to all of this Agreement, including the Appendices, Exhibits, Schedules, and Disclosure Schedules to this Agreement, and not to any particular article, section, preamble, recital, or other subdivision of this Agreement, or appendix, exhibit, schedule, or disclosure schedule to this Agreement; (e) any pronoun in masculine, feminine, or neuter form includes any other gender; (f) any word in the singular form includes the plural and vice versa; (g) except for references in the Company Disclosure Schedule, references to any agreement or other document are to such agreement or document as amended, modified, superseded, supplemented, and restated now or from time to time after the date of this Agreement; (h) references to any Law are to it as amended, modified, supplemented, and restated as of the date of this Agreement, and, unless the context requires otherwise, any reference to any statute will be deemed also to refer to all rules and regulations promulgated thereunder; (i) except for references in the Company Disclosure Schedule, references to any Person include such Person’s respective successors and permitted assigns (and in the case of a natural person, such Person’s heirs, estate, and personal representatives); (j) references to a “day” or number of “days” (without the explicit qualification of “Business”) refer to a calendar day or number of calendar days; and (k) references to copies of documents that have been delivered, provided or made available to Purchaser means copies of those documents made available in the Data Room to Purchaser and its Representatives at least one day prior to the date of this Agreement. Any financial or accounting term that is not otherwise defined in this Agreement has the meaning given such term under GAAP.

ARTICLE II

Merger

2.1The Mergers.  At the Effective Time (as defined below) and on the terms and subject to the conditions set forth in this Agreement and the applicable provisions of Delaware Law, Sub I shall be merged with and into the Company, the separate corporate existence of Sub I shall cease and the Company shall continue as the surviving corporation and shall become a wholly-owned subsidiary of Purchaser.  The surviving corporation after the First Merger is sometimes referred to hereinafter as the “First-Step Surviving Corporation.”  At the Second Effective Time (as defined below), Purchaser shall cause the First-Step Surviving Corporation to merge with and into Sub II in accordance with Delaware Law, whereupon the separate corporate existence of the First-Step Surviving Corporation shall cease, and Sub II shall be the surviving entity. The surviving entity after the Second Merger, is hereinafter sometimes referred to as the “Surviving Entity.”

2.2Closing.  Unless this Agreement is earlier terminated pursuant to Section 9.1 hereof, the closing of the First Merger (the “Closing”) shall take place at 10:00 a.m. (Eastern Time) on a Business Day as promptly as practicable after (and in any event no later than two (2) Business Days after) satisfaction or waiver (to the extent permitted hereunder) of the conditions set forth in Article VIII hereof (except for those conditions that, by their nature, are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions at the Closing), at the offices of O’Melveny & Myers LLP, Times Square Tower, 7 Times Square, New York, NY 10036 or electronically, unless another time, date or place is mutually agreed upon in writing by Purchaser and the Company.  The date upon which the Closing actually occurs shall be referred to herein as the “Closing Date.”

2.3Effective Time.

(a)At the Closing, the parties hereto shall cause the First Merger to be consummated by the filing of a certificate of merger in substantially the form attached hereto as Exhibit B-1 (the “Certificate of Merger”), with the Secretary of State of the State of Delaware, in accordance with the relevant provisions of Delaware Law (the date and time of acceptance by the Secretary of State of the State of Delaware of such filing or such later time as may be agreed to by Purchaser and the Company in writing (and set forth in the Certificate of Merger) being referred to herein as the “Effective Time”).

(b)Immediately after the Effective Time, Purchaser shall cause the Second Merger to be consummated by filing a certificate of merger in substantially the form attached hereto as Exhibit B-2 with the Secretary of State of the State of Delaware, in accordance with the relevant provisions of Delaware Law (the date and time of acceptance by the Secretary of State of the State of Delaware, or the time of effectiveness thereof that is specified therein, if different, shall be referred to herein as the “Second Effective Time”).

2.4Effect of the Mergers.  At the Effective Time, the effect of the First Merger shall be as provided in this Agreement, the Certificate of Merger and the applicable provisions of Delaware Law.  Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of the Company and Sub I shall vest in the First-Step Surviving Corporation, and all debts, liabilities and duties of the Company and Sub I shall become debts, liabilities and duties of the First-Step Surviving Corporation.  Following the Second Merger, the effect of the Second Merger shall be as provided in the applicable provisions of Delaware Law.  Without limiting the generality of the foregoing, and subject thereto, at the Second Effective Time, all the property, rights, privileges, powers and franchises of Sub II and the First-Step Surviving Corporation shall vest in the Surviving Entity, and all debts, liabilities, obligations, restrictions, disabilities and duties of Sub II and the First-Step Surviving Corporation shall become the debts, liabilities, obligations, restrictions, disabilities and duties of the Surviving Entity.

2.5Certificate of Incorporation and Bylaws.

(a)At the Effective Time, the certificate of incorporation of the First-Step Surviving Corporation shall be amended and restated as of the Effective Time to be identical to the certificate of incorporation of Sub I, as in effect immediately prior to the Effective Time, until thereafter amended in accordance with Delaware Law and as provided in such certificate of incorporation; provided, however, that at the Effective Time, Article I of the certificate of incorporation of the First-Step Surviving Corporation shall be amended and restated in its entirety to read as follows: “The name of the corporation is IR eSports Merger Sub I, Inc.”. The certificate of formation of Sub II, as in effect immediately prior to the Second Effective Time, shall be the certificate of formation of the Surviving Entity at the Second Effective Time.

(b)At the Effective Time, the bylaws of the First-Step Surviving Corporation shall be amended and restated as of the Effective Time to be identical to the bylaws of Sub I, as in effect immediately prior to the Effective Time, until thereafter amended in accordance with Delaware Law and as provided in the certificate of incorporation of the First-Step Surviving Corporation and such bylaws.  The limited liability company agreement of Sub II, as in effect immediately prior to the Second Effective Time, shall be the limited liability company agreement of the Surviving Entity at the Second Effective Time.

2.6Directors and Officers.

(a)Directors of the First-Step Surviving Corporation.  Unless otherwise determined by Purchaser prior to the Effective Time, the directors of Sub I immediately prior to the Effective Time shall be the directors of the First-Step Surviving Corporation immediately after the Effective Time, each to hold the office of a director of the First-Step Surviving Corporation in accordance with the provisions of Delaware Law and the certificate of incorporation and bylaws of the First-Step Surviving Corporation until their successors are duly elected and qualified.

(b)Officers of First-Step Surviving Corporation.  Unless otherwise determined by Purchaser prior to the Effective Time, the officers of Sub I immediately prior to the Effective Time shall be the officers of the First-Step Surviving Corporation immediately after the Effective Time, each to hold office in accordance with the provisions of Delaware Law and the bylaws of the First-Step Surviving Corporation.

(c)Manager and Officers of the Surviving Entity.  Purchaser shall be the Managing Member (as defined in the limited liability company agreement of the Surviving Entity) of the Surviving Entity.  The officers of Sub II immediately prior to the Second Effective Time shall be the officers of the

Surviving Entity immediately after the Second Effective Time, each to hold office in accordance with the provisions of the limited liability company agreement of the Surviving Entity.

2.7Effect on Company Capital Stock and Company Equity Awards.

(a)Company Capital Stock. Subject to the terms and conditions of this Agreement, at the Effective Time, by virtue of the First Merger and without any action on the part of Purchaser, Sub I, the Company or the Stockholders’ Representative, each outstanding share of Outstanding Company Capital Stock (excluding (i) Dissenting Shares and (ii) Treasury Shares) held by a Company Stockholder as of immediately prior to the Effective Time shall be cancelled and extinguished and shall be converted, as set forth on the Spreadsheet, into the right to receive, upon the terms set forth in this Section 2.7 and throughout this Agreement and following the execution and delivery of the Exchange Documents in the manner provided in Section 2.8, the Merger Consideration Per Share; subject to, the terms and conditions of this Agreement.

(b)Company Options.

(i)As of the Effective Time, by virtue of the First Merger and without any action on the part of any Company Optionholder, each Company Option that is then outstanding shall be converted into an option to purchase Purchaser Shares upon substantially the same terms and conditions as are in effect with respect to such option immediately prior to the Effective Time, including with respect to vesting and termination-related provisions (each, a “Purchaser Option”) except that (i) such Purchaser Option shall provide the right to purchase that whole number of Purchaser Shares (rounded down to the nearest whole share) equal to the number of shares of Company Capital Stock subject to such Company Option, multiplied by the Merger Consideration Per Share, and (ii) the exercise price per share for each such Purchaser Option shall be equal to the exercise price per share of such Company Option in effect immediately prior to the Effective Time, divided by the Merger Consideration Per Share (the exercise price per share, as so determined, being rounded up to the nearest full cent); provided, however, to the extent permissible in accordance with applicable laws, rules and regulations, (i) the conversion of any such Company Options that are “incentive stock options” (within the meaning of Section 422 of the Code) will be made in a manner that is intended to be consistent with Treasury Regulations Section 1.424-1, and (ii) the conversion of all Company Options will be made in a manner, such that such conversion will not constitute a “modification” of such Company Options for purposes of Section 409A or Section 424 of the Code, as applicable.

(ii)Prior to the Effective Time, the Company’s board of directors shall adopt such resolutions as reasonably necessary to effect the transactions contemplated by this Section 2.7(b).

(c)Treatment of Company Warrants.  On or prior to the Effective Time, each Company Warrant shall be or shall have been exercised or cancelled in accordance with its terms.  For the avoidance of doubt, all Company Warrant shall be exercisable for Company Common Stock issuable upon the exercise of any Warrants exercised prior to the Effective Time and shall be treated as outstanding shares of Company Capital Stock for all purposes of this Agreement as of the Effective Time.

(d)Treatment of Company SAFEs.  Each Company SAFE shall be converted into Company Common Stock immediately prior to the Effective Time in accordance with the terms of the applicable SAFE.  For the avoidance of doubt, all shares of Company Common Stock issuable upon the conversion of each Company SAFE shall be treated as outstanding shares of Company Capital Stock for all purposes of this Agreement as of the Effective Time.

(e)Fractional Shares.  Notwithstanding anything else in this Agreement, no certificates representing a fractional share of Purchaser Shares will be issued to any of the Company Stockholders or Company SAFE Holders in connection with payment of the Merger Consideration, and to the extent a fractional share of Purchaser Shares would have been issuable to a Company Stockholder as part of the Merger Consideration after aggregating all fractional shares due to such Company Stockholder, Purchaser shall round the Merger Consideration payable to such stockholder to the nearest whole number.

(f)Common Stock of Sub I.  At the Effective Time, each share of common stock of Sub I that is issued and outstanding immediately prior to the Effective Time will, by virtue of the First Merger and without further action on the part of the sole stockholder of Sub I, be converted into and become one (1) validly issued, fully paid and non-assessable share of common stock of the First-Step Surviving Corporation (and the shares of the First-Step Surviving Corporation into which the shares of Sub I common stock are so converted shall be the only shares of the First-Step Surviving Corporation’s capital stock that are issued and outstanding immediately after the Effective Time).  At the Second Effective Time, each membership interest certificate, if any, of Sub II issued and outstanding immediately prior to the Second Effective Time shall be converted into and exchanged for one (1) validly issued, fully paid and non-assessable membership interest certificate of the Surviving Entity.  Each membership interest certificate (if any) evidencing ownership of any such interests shall continue to evidence ownership of such interests of the Surviving Entity.

(g)Treatment of Company Capital Stock Owned by the Company.  At the Effective Time, all shares of Company Capital Stock that are owned by the Company as treasury stock (“Treasury Shares”) immediately prior to the Effective Time shall automatically be cancelled and extinguished without any conversion thereof, and no cash, stock or other consideration shall be delivered or deliverable in exchange therefor.

(h)Appraisal Rights.  Notwithstanding anything contained herein to the contrary, any Dissenting Shares shall not be converted into the right to receive the consideration provided for in Section 2.7(a), but shall instead be converted into the right to receive such consideration as may be determined to be due with respect to any such Dissenting Shares pursuant to the applicable provisions of Delaware Law.  Each holder of Dissenting Shares who, pursuant to the applicable provisions of Delaware Law, becomes entitled to payment thereunder for such shares of Company Capital Stock shall receive payment therefor in accordance with the applicable provisions of Delaware Law (but only after the value therefor shall have been agreed upon or finally determined pursuant to such provisions).  If, after the Effective Time, any Dissenting Shares shall lose their status as Dissenting Shares, then any such shares of Company Capital Stock shall immediately be converted into the right to receive the consideration payable pursuant to Section 2.7(a), as applicable, in respect of such shares as if such shares never had been Dissenting Shares, and Purchaser shall deliver to the holder thereof, at (or as promptly as reasonably practicable after) the applicable time or times specified in Section 2.8, following the satisfaction of the applicable conditions set forth in Section 2.8, Purchaser Shares to which such holder would be entitled in respect thereof under this Section 2.7 as if such shares of Company Capital Stock never had been Dissenting Shares.  The Company shall give Purchaser prompt notice of any demands for appraisal or purchase received by the Company, withdrawals of such demands, and any other instruments served pursuant to the applicable provisions of Delaware Law and received by the Company, and Purchaser shall have the right to direct all negotiations and proceedings with respect to demands for appraisal or purchase under the applicable provisions of Delaware Law; provided, however, Purchaser shall not settle any claim or demand in respect of any Dissenting Shares without the prior written consent of the Company (if prior to the Closing) or the Stockholder’s Representative (if after the Closing), as the case may be, which consent shall not be unreasonably withheld, conditioned or delayed and which shall be deemed to have been given unless the Company (if prior to the Closing) or the Stockholder’s Representative (if after the Closings), as the case may be, shall have objected within fifteen (15) days after a written request for such consent by Purchaser.  The Company shall not, except with the prior written consent of Purchaser (which consent shall not be unreasonably withheld, conditioned or delayed), or as otherwise required under the applicable provisions of Delaware Law, voluntarily make any payment or offer to make any payment with respect to, or settle or offer to settle, any claim or demand in respect of any Dissenting Shares.  The payout of consideration under this Agreement to the Company Stockholders (other than to holders of Dissenting Shares who shall be treated as provided in this Section 2.7(h) and under the applicable provisions of Delaware Law) or Company SAFE Holders shall not be affected by the exercise or potential exercise of appraisal rights or dissenters’ rights under the applicable provisions of Delaware Law by any other Company Stockholder.

(i)Rights Not Transferable.  The rights of the Company Stockholders and Company SAFE Holders as of the Effective Time are personal to each such Company Stockholder and holder of Company SAFE Holders and shall not be transferable for any reason other than by operation of law, will or the laws of descent and distribution.  Any attempted transfer of such right by any holder thereof (otherwise than as permitted by the immediately preceding sentence) shall be null and void.

2.8Payment of Merger Consideration.

(a)Exchange Procedures.  Purchaser shall use commercially reasonable efforts to mail, or cause to be mailed, within two (2) Business Days following the Closing Date, to each Company Stockholder (including Company Stockholders that holder any shares of Company Common Stock by virtue of the exercise of any Company Warrants or the conversion of any Company SAFEs in connection with this Agreement), as applicable, a letter of transmittal and instructions in substantially the form attached hereto as Exhibit C (each a “Letter of Transmittal”).  After receipt of such Letter of Transmittal and any other tax withholding related documents or information, and any stock power or stock transfer documents, that Purchaser may reasonably require in order to effect the exchange (collectively, the “Exchange Documents”), such Company Stockholder will be required to deliver to the Purchaser or its designee duly completed and validly executed Exchange Documents.  Upon delivery of such Exchange Documents, duly completed and validly executed in accordance with the instructions thereto, such Company Stockholder shall be entitled to receive, as promptly as practicable, in exchange therefor, the Purchaser Shares that such Company Stockholder is entitled to receive at the Closing pursuant to Section 2.7.  After the Effective Time, the book-entry shares evidencing shares of Company Capital Stock held by such Company Stockholder immediately prior to the Effective Time shall, for all corporate purposes, evidence only the ownership of the right to the Purchaser Shares.  Subject to Section 2.8(d), no portion of the Total Consideration will be paid to any Company Stockholder until such Company Stockholder delivers to the Purchaser or its designee duly completed and validly executed Exchange Documents pursuant hereto.

(b)No Further Ownership Rights in the Company Capital Stock.  All consideration paid following the due completion, valid execution, and delivery of the Exchange Documents for exchange of shares of Company Capital Stock in accordance with the terms hereof shall be so paid or payable in full satisfaction of all rights pertaining to such shares of Company Capital Stock, and there shall be no further registration of transfers on the records of the Company of shares of Company Capital Stock which were issued and outstanding immediately prior to the Effective Time.

(c)No Liability.  None of Purchaser, the Company or the Surviving Entity shall be liable to any Company Stockholder or Company SAFE Holders for any amount paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

(d)Transfers of Ownership.  If any Purchaser Shares are to be disbursed pursuant to Section 2.7 and this Section 2.8 to a Person other than the Person whose name is reflected on book-entry security entitlements evidencing shares of the applicable Company Capital Stock, it will be a condition of the issuance or delivery thereof that such shares of Company Capital Stock will be properly transferred and otherwise in proper form for transfer and that the Person requesting such exchange will have paid to Purchaser or any agent designated by it any transfer or other taxes required by reason of the payment of any portion of the Total Consideration in any name other than that of the registered holder of such Company Capital Stock, or established to the satisfaction of Purchaser or any agent designated by it that such tax has been paid or is not payable.

2.9Withholding Rights.  Purchaser will be entitled to deduct and withhold from any amounts otherwise payable pursuant to this Agreement (or, as the case may be, be promptly reimbursed therefor) such amounts as may be required to be deducted or withheld with respect to the making of such payment under the Code or any provision of state, local, provincial, or foreign Tax law.  To the extent that amounts are so withheld and paid over to the applicable Governmental Entity, such withheld amounts will be treated for all purposes of this Agreement as having been paid to the Person entitled to receipt of the payment in respect of which such deduction and withholding was made by such Party.

2.10Adjustments.  The consideration to be received per share of Company Capital Stock and each Company Option pursuant to Section 2.7 shall be adjusted and the Purchaser Share Price will be appropriately adjusted to reflect fully the effect of any stock split, reverse stock split, combination, stock dividend (including any dividend or distribution of securities convertible into Purchaser Shares or Company Capital Stock), or other distribution in respect of Purchaser Shares or Company Capital Stock, reorganization, reclassifications or other like change with respect to Purchaser Shares or Company Capital Stock occurring after the Agreement Date and prior to the Effective Time.  For the avoidance of doubt, if Purchaser completes a business combination transaction in which Purchaser is not the surviving entity prior to the payment of the Merger Consideration to any Company Stockholder (e.g., the Universal Merger), the Merger Consideration to be issued to such Company Stockholder shall be adjusted so that the surviving entity of such business combination transaction shall issue or pay consideration to such Company Stockholder as if the Merger Consideration had been paid prior to such business combination transaction.

ARTICLE III

Representations and Warranties Relating to the Company

Subject to the disclosures set forth in the disclosure schedule of the Company delivered to Purchaser concurrently with the parties’ execution of this Agreement (the “Company Disclosure Schedule”) (it being understood and hereby agreed that (i) the disclosures set forth in the Company Disclosure Schedule shall be organized under separate section and subsection references that correspond to the sections and subsections of this Article III to which such disclosure relates, (ii) the disclosure set forth in a particular section or subsection of the Company Disclosure Schedule shall qualify the representations and warranties set forth in the corresponding section or subsections of this Article III/ and (iii) the disclosures set forth in the Company Disclosure Schedule shall, except as otherwise set forth therein, be deemed to be representations and warranties made by the Company to Purchaser under this Article III), the Company represents and warrants to Purchaser and the Merger Subs as follows

3.1Organization and Good Standing.

(a)The Company was duly organized, is validly existing, and is in good standing (if the concept of good standing applies) under the laws of the State of California. Copies of the Company’s Organizational Documents as of the Closing have been delivered or made available to Purchaser prior to the date of this Agreement, and no changes have been made to such Organizational Documents since the date of delivery.  The Company has not approved or proposed any amendment to any of the Organizational Documents.  The Company is not in default under, or in violation of, any provision of the Organizational Documents.

(b)The Company has the requisite corporate power and authority to enter into and perform this Agreement and all other agreements required to be entered into and performed by the Company under this Agreement (the “Company Related Agreements”), to own and operate its properties and assets and to carry on its business as currently conducted. The Company is duly qualified, authorized, registered, or licensed and in good standing (if the concept of good standing applies) to do business as a foreign Entity in each jurisdiction where the conduct or nature of its business or the ownership, leasing, or holding of its assets and properties makes such qualification, authorization, registration, or licensure necessary, except where the failure to be so qualified would not reasonably be expected to have or result in a Material Adverse Effect. Each jurisdiction where the Company is qualified, authorized, registered, or licensed as a foreign Entity is listed in Section 3.1 of the Company Disclosure Schedule.

3.2Equity Securities; Capitalization.

(a)Capitalization. The Company Securities constitute 100% of the issued and outstanding Equity Securities of the Company. Section 3.2(a) of the Company Disclosure Schedule accurately and completely sets forth the capitalization of the Company immediately prior to the Closing, including (i) each class of Equity Securities; and (ii) a list of the full legal names of each record and beneficial owner of such Equity Securities, and opposite the name of each such owner, the number of shares, the percentage and class of Equity Securities owned by each such owner. Except as set forth in Section 3.2(a) of the Company Disclosure Schedule, there are no outstanding or authorized subscriptions, options, rights, warrants, puts, calls, convertible securities or other agreements or commitments of any type (i) obligating any Company Stockholder to sell or transfer any of the Company’s equity securities, any securities convertible into equity securities of Company, or any other rights to acquire equity securities of Company, (ii) obligating Company to grant, offer or enter into any of the foregoing or (iii) relating to the voting or control of any equity securities of Company.  As per the Organizational Documents, each Company Preferred Stock is convertible into Company Common Stock on a one to one (1 to 1) basis.

(b)Voting Debt. On the Closing Date there will be no authorized or outstanding bonds, debentures, notes, or other Company Debt having the right to vote on or approve (or containing any provision granting any holder thereof or other Person the right to vote on or approve), or that are convertible into, or exchangeable for, securities having the right to vote on or approve, any matter on which any holder of Equity Securities of the Company may vote on or approve (“Voting Debt”).

(c)Subsidiaries. Except as set forth on Section 3.2(c) of the Company Disclosure Schedule, the Company has no Subsidiaries or other investments and does not own, directly or indirectly, (i) any Equity Security in any other Person, or (ii) any interest in a partnership, unincorporated joint venture, or other arrangement with any other Person involving the sharing of profits or losses, or in the nature of a partnership, joint venture, or other business enterprise.

(d)Options. As of the date of this Agreement, the Company has provided to Purchaser, prior to the date of this Agreement, a true and complete list of each current or former employee, consultant or director of the Company or any of its Subsidiaries who, as of the date of this Agreement, holds a Company Option, number of shares of Company Common Stock subject thereto, vesting schedule, and the exercise price (if applicable) thereof. All Company Options are evidenced by award agreements in substantially the forms previously made available to Purchaser, and no Company Option is subject to terms that are materially different from those set forth in such forms.

(e)No Other Securities. Except for the Company Securities, there are no other Equity Securities or debt securities of the Company of any class or series that are issued, reserved for issuance, or outstanding.  No former equity owner of the Company, or any of its predecessors, and no former holder of any right to acquire any interest in the Company, or any of its predecessors (whether by warrant, option, convertible instrument, or otherwise), has any claim or rights against the Company.

(f)Validity. The Company Securities were duly authorized and validly issued, are fully paid and non-assessable, and have been offered, issued, sold, and delivered in compliance with all applicable Laws. None of the Company Securities were issued or are held in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right, or any similar right under the Organizational Documents or any Contract of the Company or the owners of such Equity Securities.

(g)Redemption; Voting Agreements. There are no agreements or outstanding obligations (contingent or otherwise) of the Company to repurchase, redeem, or otherwise acquire any Company Securities.  Except as set forth in Section 3.2(g) of the Company Disclosure Schedule, there are no voting trusts, shareholder agreements, commitments, undertakings, understandings, proxies, or other restrictions to which the Company is a party that, directly or indirectly, restrict or limit in any manner, or otherwise relate to, the voting, sale, or other disposition of the Company Securities.

3.3Authority; Execution and Delivery; Enforceability. The Company has all requisite corporate power and authority to enter into this Agreement and the Transaction Documents, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby (assuming receipt of the Required Stockholder Approval).  The execution and delivery by the Company of this Agreement and the Transaction Documents, the performance by the Company of its obligations hereunder and thereunder and the consummation of the transactions contemplated hereby and thereby, have been duly authorized by all necessary corporate action on the part of the Company, and no further action is required on the part of the Company to authorize the execution, delivery and performance by the Company of this Agreement and the Company Related Agreements and the consummation of the transactions contemplated hereby and thereby, subject only to receipt of the Required Stockholder Approval and the filing of the Certificate of Merger with the Secretary of State of the State of Delaware.  The Required Stockholder Approval is the only vote or consent of Company Stockholders required to adopt this Agreement and approve the First Merger and the other transactions contemplated hereby and by the Company Related Agreements under applicable Legal Requirements, the Organizational Documents and any other Contract to which the Company is a party.  The Company Board has (a) unanimously resolved that the First Merger is advisable and in the best interests of the Company and its stockholders, (b) unanimously approved the Agreement, the Company Related Agreements, the First Merger and the other transactions contemplated hereby and thereby, and (c) unanimously resolved to recommend that the Company’s stockholders adopt this Agreement and approve the First Merger and the other transactions contemplated by this Agreement.

3.4Consents and Authorizations; No Conflicts.  The execution, delivery, and performance by the Company of the Transaction Documents to which it is a party, and the consummation of the First Merger, do not and will not: (a) except as set forth in Section 3.4(a) of the Company Disclosure Schedule, conflict with or result in a violation or breach of any provision of the Company’s Organizational Documents; (b) result in a violation or breach of any provision of any Law or Order applicable to the Company; (c) except as set forth in Section 3.4(c)(1) of the Company Disclosure Schedule, require the consent, notice, or other action by any Person under, conflict with, result in a violation or breach of, constitute a default under (with notice or lapse of time, or both), or give rise to any right of, or result in, the acceleration, termination, amendment, or cancellation of any Company Benefit Plan or Contract to which the Company is a party or by which its assets are bound; or (d) result in the creation or imposition of any Encumbrance, other than Permitted Encumbrances, with respect to any of the Company’s properties or assets, except in the case of clauses (c) and (d), as would not reasonably be expected to exceed $100,000 in liabilities to the Company in the aggregate.  Except as set forth in Section 3.4(c)(2) of the Company Disclosure Schedule, no Consent, Permit, Order, declaration, or filing with, or notice to, any Governmental Entity is required by or with respect to the Company in connection with the execution and delivery of any Transaction Document to which it is a party or the consummation of the Contemplated Transactions.

3.5Financial Matters.

(a)Section 3.5(a) of the Company Disclosure Schedule sets forth correct and complete copies of (i) the Company’s audited financial statements consisting of the consolidated balance sheets of the Company as of December 31, 2020 and December 31, 2021, and the related statements of income, stockholders’ equity, and cash flows for the years then ended (collectively, the “Company Financial Statements”).  Except as set forth in Section 3.5(a) of the Company Disclosure Schedule, the Company Financial Statements (including the notes thereto, if any) fairly present in all material respects the financial position of the Company as of the respective dates they were prepared and the results of the operations and cash flows of the Company for the periods indicated, all in accordance with GAAP applied on a consistent basis throughout the periods involved.  The Company Financial Statements were derived from the books and records of the Company.  Neither the Company (including, to the knowledge of the Company, any employee thereof) nor any independent auditor of the Company has identified or been made aware of (i) any fraud, whether or not material, that involves the Company’s management or other employees who have a role in the preparation of financial statements or (ii) any claim or allegation regarding any of the foregoing.

(b)Section 3.5(b) of Company Disclosure Schedule sets forth in reasonable detail the Company’s updated calculation of its Accounts Payable and Accrued Liabilities as of the March 31, 2022. Neither the Company nor any Seller has taken any action, or omitted to take any action, substantially for the purpose of artificially manipulating the amount of the Company’s Accrued Liabilities as of the Closing

Date. The Company maintains a system of internal controls over financial reporting (of a type customary for similarly situated companies) that is reasonably sufficient to ensure that its books and records accurately reflect its assets and Liabilities in such a manner as to provide reasonable assurance that the Company’s transactions are recorded as necessary to permit preparation of the Company Financial Statements in accordance with GAAP, applicable Law and otherwise in a manner that fairly presents the financial condition and results of operations of the Company as of the respective dates and periods thereof.

3.6No Undisclosed Liabilities.  The Company has no Liabilities except for the following, none of which results from, arises out of, relates to, is in the nature of, or was caused by any breach of Contract, breach of warranty, tort, infringement, environmental liability, or violation of Law: (a) Liabilities included and reserved against on its Company Interim Balance Sheet; (b) accounts payable and Liabilities (of the types required to be reflected as current liabilities on a balance sheet prepared in accordance with GAAP) incurred by the Company since the Balance Sheet Date in the Ordinary Course of Business; or (c) the Liabilities set forth in Section 3.6(c) of Company Disclosure Schedule

3.7Absence of Changes or Events.  Since December 31, 2021, with the exception of any actions taken or Liabilities incurred as expressly provided for in the Transaction Documents, the Company has conducted its business only in the Ordinary Course of Business.  Except as set forth by reference to the specific clause below in Section 3.7 of Company Disclosure Schedule, since December 31, 2021, other than actions taken or Liabilities incurred as expressly provided for in the Transaction Documents or as otherwise approved by Purchaser, the Company has not: (a)sold, transferred, assigned, leased, subleased, licensed, or otherwise disposed of any of its assets, tangible or intangible, owned, leased, or licensed, with a value in excess of $100,000 individually or $200,000 in any series of transactions, other than in the Ordinary Course of Business;

(b)entered into any Contract (or series of related Contracts) (i) in the Ordinary Course of Business and involving more than $100,000 and/or with a term greater than 12 months, which term may not be terminated by the Company upon 30 days’ notice, or (ii) outside the Ordinary Course of Business and involving more than $50,000;

(c)created, incurred, or permitted to arise any Encumbrance on any of its assets, tangible or intangible, other than Permitted Encumbrances;

(d)made any capital expenditure (or series of related capital expenditures) or commitments therefor either (i) outside of the Ordinary Course of Business or (ii) involving more than $150,000 in the aggregate;

(e)made any capital investment in, any loan to, or any acquisition of the securities or assets of, any other Person (or series of related capital investments, loans, and acquisitions) outside the Ordinary Course of Business;

(f)to the extent involving more than $100,000 in the aggregate, (i) issued, created, incurred, assumed, or guaranteed any Company Debt incurred other than in the Ordinary Course of Business, or (ii) made any voluntary purchase, cancellation, prepayment, or complete or partial discharge in advance of a scheduled payment date with respect to any Company Debt;

(g)canceled, compromised, waived, or released any right or claim (or series of related rights and claims) outside the Ordinary Course of Business in an amount exceeding $100,000 individually or $250,000 in the aggregate;

(g)made or authorized any change in its Organizational Documents;

(h)issued, sold, or otherwise disposed of, or split, combined, or subdivided, any of its Equity Securities, or granted any options or other rights to issue, sell, purchase, redeem, or acquire (including upon conversion, exchange, or exercise) any of its Equity Securities;

(i)declared, set aside, or paid any dividends or other distributions, outside the Ordinary Course of Business distributions, with respect to any of its Equity Securities or redeemed or purchased, directly or indirectly, any of its Equity Securities;

(j)experienced any casualty, damage, destruction, theft, or loss (whether or not covered by insurance) to any of its assets and properties resulting in losses in excess of $100,000 individually or $250,000 in the aggregate;

(k)increased or promised to increase the base compensation, wages, or other compensation of, or otherwise made any change in the employment or retention terms (other than general merit-based increases in the Ordinary Course of Business not exceeding 10% of the prior year compensation) for any of its respective employees, or (ii) paid any discretionary bonus or other cash or in kind award (other than sales commissions or annual bonuses in the Ordinary Course of Business) to, any of its respective employees;

(k)adopted, entered into, become bound by, or amended, modified, or terminated, any collective-bargaining agreement, neutrality agreement or other Contract of any kind with a labor union or labor organization;

(l)other than in the Ordinary Course of Business or as required by applicable Laws, (i) adopted, entered into, become bound by, or amended, modified, or terminated, any bonus, profit-sharing, incentive, severance, or other Company Benefit Plan, or any employment-related Contract or compensation arrangement, or (ii) established or modified any (A) targets, goals, pools, or similar provisions under any Company Benefit Plan, employment-related Contract, or other employee compensation arrangement, or (B) salary ranges, compensation increase guidelines, or similar provision with respect to any Company Benefit Plan, employment-related Contract, or other employee compensation arrangement;

(m)made any change in the Tax reporting or accounting principles, practices, or policies, including with respect to (A) depreciation or amortization policies or rates, (B) reserve amounts, or (C) the payment of accounts payable or the collection of accounts receivable; (ii) settled, compromised, or agreed to any material adjustment of any Tax liability; (iii) made, changed, or rescinded any material Tax election; (iv) amended any material Tax Return; (v) surrendered any right in respect of a material refund of Taxes; (vi) entered into any closing or similar agreement with respect to Taxes; or (vii) consented to any extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes;

(n)instituted or settled any Proceeding involving an amount in excess of $250,000;

(o)made any write-off or write-down of or made any determination to write-off or write-down any of its properties and assets in excess of $250,000 in the aggregate;

(p)made any material change in the general pricing practices or policies or the credit or allowance practices or policies of the Company, including any discounting or increased credit terms;

(q)outside the Ordinary Course of Business, entered into any amendment, modification, termination (partial or complete), or granted any waiver under or given any Consent with respect to any Contract that is required to be disclosed on the Company Disclosure Schedule;

(r)excluding via commercially available shrink-wrap licenses, licensed in or purchased any Intellectual Property other than in the Ordinary Course of Business or licensed out or otherwise permitted any Person to use any Company Intellectual Property outside the Ordinary Course of Business;

(s)other than, in each case, as required by GAAP or applicable Law, (i) made any material changes to any of its methods of accounting or methods of reporting revenue and expenses or accounting practices, or (ii) writing up, writing down, or writing off the book value of any material assets, individually or in the aggregate, of the Company;

(t)entered into (i) any Company Material Contract, or (ii) any new customer relationship reasonably expected to realize more than $250,000 in the current calendar year;

(u)commenced or terminated any line of business;

(v)adopted any plan of merger, consolidation, reorganization, liquidation, or dissolution or filing of a petition in bankruptcy under any provisions of federal or state bankruptcy Law or consented to the filing of any bankruptcy petition against it under any similar Law;

(w)suffered or been threatened in writing with any material adverse change in the business operations or financial condition of the Company, that has had, or would reasonably be expected to have, a Material Adverse Effect;

(x)entered into any transaction between the Company, on the one part, and any of the Company Stockholders or Representatives or any Affiliate of any Representative or Related Party, on the other part; or

(y)agreed to enter into, offered to enter into, or amended or modified, verbally, orally, or by any other means, any Contract to do any of the foregoing.

3.8Company Debt.  Section 3.8 of the Company Disclosure Schedule sets forth, with respect to the Company, a correct and complete itemized list of all Company Debt, the Person to whom such amounts are owed, and the amounts outstanding with respect to such Company Debt as of the date of this Agreement.  Except as set forth in Section 3.8 of the Company Disclosure Schedule, the Company has the unrestricted right to pay or pre-pay all such Company Debt at its par value without penalty or premium, in part or in full, at any time or from time to time after the date of this Agreement.

3.9Title to Assets; Real Property.

(a)Title to Assets. The Company has good and valid title to, or a valid leasehold interest in or license to, all of the tangible personal property and other non-real estate assets reflected in its Balance Sheet or acquired after the Balance Sheet Date, other than properties and assets sold or otherwise disposed of in the Ordinary Course of Business since the Balance Sheet Date.  All such properties and assets are free and clear of Encumbrances except for Permitted Encumbrances. All such properties and assets are in good condition and repair (subject to normal wear and tear) and are sufficient for the operation of the Company’s business. Such properties and assets constitute all of the tangible personal property and assets necessary for the continued conduct of the Business as currently conducted and are owned or leased (under a valid leasehold arrangement) by the Company and none of such properties and assets are held by any Affiliate of the Company other than as set forth in Section 3.23 of the Company Disclosure Schedule.

(b)Owned Real Property. Other than as set forth on Section 3.9(b) of the Company Disclosure Schedule, the Company neither currently owns, nor has it ever owned, any real property.

(c)Leased Real Property. Section 3.9(c) of the Company Disclosure Schedule sets forth a correct and complete list of all real property leased, licensed, or otherwise used or occupied (but not owned) at Closing by the Company (collectively, the “Leased Real Property”) under any lease, sublease, license, concession, or other agreement allowing for occupancy of the Leased Real Property (each, a “Real Property Lease”).  The Company has a valid and subsisting leasehold interest in its Leased Real Property, in each case free and clear of all Encumbrances, other than the Real Estate Encumbrances.  All such Real Property Leases are in full force and effect, and there are no existing breaches or defaults by, or any events that with or without the passage of time or the giving of notice, or both, would constitute a breach, default, or an event of default by, the Company under any Real Property Lease to which it is a party by any other party to any such Real Property Lease.  To the knowledge of the Company, no event has occurred, and no circumstances or condition exists or has threatened to exist that would prevent the Business, and the Company in its operation of the Business after the Closing Date, from enforcing its rights with respect to Leased Real Property after the Closing to the same full extent the Company could if the Contemplated Transactions did not occur. The operations of the Company on the Leased Real Property do not violate any applicable Law. All material certificates of occupancy, permits, licenses, approvals and other authorizations required to be held by the Company in connection with the past and present operations of the Company and the Business on the Leased Real Property have been lawfully issued to the Company and are, as of the date of this Agreement in full force and effect.  The Leased Real Property is in satisfactory operating condition and repair (ordinary wear and tear excepted).  Correct and complete copies of the Real Property Leases, including all amendments and modifications thereto, have been delivered or made available to Purchaser prior to the date of this Agreement, and no changes have been made to any Real Property Leases since the date of delivery.  The Leased Real Property has not been subleased or licensed by the Company, and the Company is the only party in occupancy of the Leased Real Property.

(d)The Company has good and valid title to, or a valid leasehold or licensed interest in all Permits applicable to the Leased Real Property that are set forth on Section 3.9 of the Company Disclosure Schedule.

3.10Intellectual Property.

(a)Section 3.10(a) of the Company Disclosure Schedule contains a true, correct and complete list of each of the following items of Intellectual Property in which the Company has an ownership interest of any nature, or which is registered in the name of, on behalf of or by the Company: all patents, patent applications, provisional patent applications, trademark registrations, trademark applications, copyright registrations, copyright applications, and Internet domain name registrations.  Section 3.10(a) of the Company Disclosure Schedule accurately summarizes, where applicable, the following for each item of scheduled Intellectual Property: patent number, application number or registration number, filing date, date of issuance, applicant, mark or name, and country of origin.  The Company solely and exclusively owns all rights, title, and interests in and to the Intellectual Property owned or purported to be owned by the Company (the “Company Owned Intellectual Property”), free from any Encumbrances (except Permitted Encumbrances), and is licensed to use, pursuant to valid and legally enforceable written licenses, or otherwise has a valid right to use, all Intellectual Property that any Person other than the Company owns and that the Company uses in the operation of its Business (the “Company Licensed Intellectual Property”) as currently used by the Company or as necessary to conduct the business of the Company as currently conducted.  Except pursuant to a Company Incidental Outbound License or a Contract set forth in Section 3.11(a)(iii) of the Company Disclosure Schedule, the Company has not licensed or granted, and is not otherwise obligated to license or grant any right to, any Person any Company Intellectual Property, nor has the Company otherwise agreed not to assert any such Company Intellectual Property against any Person. All Company Intellectual Property is (i) valid, subsisting, and, to the knowledge of the Company, enforceable, and (ii) in full force and effect, and no Company Intellectual Property (or Company Licensed Intellectual Property that is the subject of an exclusive license) is the subject to any challenge, opposition, cancellation or nullity proceeding, Inter Partes Review or reexamination, or interference or threats to commence the same.

(b)Except as set forth in Section 3.10(b) of the Company Disclosure Schedule: (i) the Company Intellectual Property as currently licensed or used by the Company, the Company’s conduct of the Business as currently conducted, and the Company’s products and services, do not infringe, violate, or misappropriate the Intellectual Property of any Person, and there is no pending or threatened action or claim or allegation asserting such infringement, violation, or misappropriation of Intellectual Property by any Person; and (ii) no Person is infringing, violating, or misappropriating any Company Intellectual Property, and there is no pending or threatened action or claim or allegation asserting such infringement, violation, or misappropriation of Company Intellectual Property against any third Person.

(c)The Information Systems owned by the Company or leased or licensed for use in the conduct of the Business:  (i) are sufficient for the immediate and future needs of the Business as currently conducted and as currently proposed to be conducted, and for their intended function, operation and purposes; (ii) have operated during the past three (3) years and currently operate without material malfunction, unplanned downtime, or any other material disruption or interruption; (iii) are configured and maintained to minimize the effects of, and to the knowledge of Company, are free from any disabling code, time bomb, virus or other malicious or harmful code, and (iv) the Company has taken commercially reasonable actions designed to safeguard such Information Systems, including protecting its security, continuity and integrity.

(d)Except as set forth in Section 3.10(d) of the Company Disclosure Schedule, (i) all Persons who participated in or contributed to the authorship, creation, development, or conception of any Company Owned Intellectual Property or who have had access to the Company’s Trade Secrets, have executed and are in compliance with, an enforceable written agreement providing for protection of all such Trade Secrets and for the assignment (via a present grant of assignment) by such Person to the Company of all right, title, and interest in and to all Intellectual Property conceived or developed by such Person in the course of their employment by, engagement by, or contract with the Company.  The Company has taken commercially reasonable actions to maintain, protect and defend the material Company Owned Intellectual Property.

(e)Upon the Closing, the Company will own and have the valid right to exploit all Company Intellectual Property or be licensed to or otherwise have the valid right to exploit the Company Licensed Intellectual Property as of the Closing Date upon the same terms and subject to the same conditions as exploited by the Company prior to the Closing. There exists no condition, restriction or reservation affecting the title to, rights in, or utility of Company Intellectual Property that would prevent the Company from enforcing or exploiting any of its rights with respect to Company Intellectual Property after the Closing to the same full extent that the Company might do so if the sale and transfer contemplated hereby did not take place.

(f)Except as identified in Section 3.10(f) of the Company Disclosure Schedule, (i) the Company is in compliance with all applicable Laws, all of its respective rules, policies and procedures, and all contractual obligations owed to other Persons relating to privacy, data protection, and the collection, use, storage and disposal of personal information collected, used or held for use by the Company in the conduct of the business of the Company; (ii) the Company has not received any written (or to the knowledge of the Company, verbal or otherwise) notice of an alleged violation or default in relation thereto; (iii) no Proceeding is pending or threatened in writing (or orally to the knowledge of the Company) alleging a violation by the Company of any Person’s rights of publicity or privacy or personal information or data privacy rights; and (iv) to the knowledge of the Company, there is no currently occurring, and in the past three (3) years there has been no, (A) material loss, theft or data or security breach relating to any Company data or the Company’s Information Systems, or (B) material unintended, illegal or improper use or disclosure of, or access to, any personal information in the custody or control of the Company. No Person has claimed any compensation from the Company for the loss of or unauthorized disclosure or transfer of personal data, and no facts or circumstances exist that might reasonably be expected to give rise to such a claim insofar as the same relate to the Company. The Company is not prohibited by any Contract or privacy policy (whether its own or that of any other Person) or any applicable Law, in each case, relating to information security and privacy, from consummating the Contemplated Transactions.

(g)To the knowledge of the Company, all proprietary Software included in the Company Owned Intellectual Property that is or has been marked, distributed, licensed or sold by the Company in the past three (3) years (the “Company Software”) operates substantially as described in its related documentation or specifications. The Company has given Purchaser access to information, data, and databases in its possession documenting any material defects, bugs or problems in the Company Software.

(h)Except as set forth in Section 3.10(h) of the Company Disclosure Schedule, the Company has not used, combined, incorporated, distributed, or embedded any Open Source Materials with or into any of its products, including the Company Software, in a manner that would impose a requirement or condition that (i) any Company Owned Intellectual Property (including any portion of its products, platform, or Source Code) be subject to an Open Source License, (ii) prohibits or limits the Company’s freedom to seek full compensation in connection with marketing, licensing, and distributing any products offered by the Company, or (iii) requires the Company to publish or distribute the Source Code to its products or allows that any Person have the right to decompile, disassemble or otherwise reverse engineer any products offered by the Company.

(i)All Company use and distribution of Open Source Materials utilized in the Software owned or used by the Company is in material compliance with the Open Source Licenses applicable to such use and distribution.

(j)Neither the Company nor any other party acting on behalf of the Company has disclosed or delivered, or permitted the disclosure or delivery by any escrow agent, to any third party any Source Code owned by the Company to any escrow agent or other Person who is not subject to a binding written Contract imposing on such person confidentiality obligations to the Company with respect to such Source Code.  No event has occurred, and no breach or similar condition exists, that (with or without notice or lapse of time, or both) will, or would reasonably be expected to, require the disclosure or delivery of any Source Code owned by the Company to any other Person, including any such delivery by an escrow agent, other than Purchaser upon the consummation of the transactions contemplated by this Agreement. The Company has not deposited, nor is or may be required to deposit, with an escrow agent, any Source Code owned by the Company.

(k)The Company has taken commercially reasonable measures to prevent the inclusion in any of the Company Software of any viruses, worms, Trojan horses, bugs, faults, disabling code, time bomb, or other malicious or harmful devices, errors, contaminants or code that could materially disrupt or materially and adversely affect the functionality of, or enable or assist any Person to access without authorization, any Software, computer system, network or device, except for access disclosed in the documentation for the foregoing (collectively, “Computer Viruses”).  To the knowledge of the Company, no Company Software owned by the Company currently contains any Computer Viruses.

(l)None of the Company Intellectual Property was developed by or on behalf of, or using grants or any other subsidies of, any government authority, public authority, university, corporate sponsor or other third party, except as set forth in Section 3.10(m) of the Company Disclosure Schedule.

3.11Material Contracts.

(a)Section 3.11(a) of the Company Disclosure Schedule sets forth a correct and complete list of each of the following Contracts currently in force (other than any Permits set forth on Section 3.14(b) of the Company Disclosure Schedule, any Company Benefit Plans set forth on Section 3.16(a) of Company Disclosure Schedule and any Transaction Documents to which Purchaser is a party), to which the Company is a party, under which the Company has any Company Debt due or payable, or by which the Company or any of its assets and properties are bound (collectively and with all amendments, modifications, and supplements thereto, the “Company Material Contracts”):

(i)any Contract (or series of Contracts) with any (A) current customer of the Company, (B) Company Material Client, or (C) Governmental Entity (including any Contract that relates to any Company Debt or obligation of the Company to any Governmental Entity);

(ii)any Contract with a Company Material Vendor;

(iii)any Contract (or series of Contracts) for the future or ongoing provision of products or services, or the future or ongoing purchase or sale, maintenance, or acquisition of goods, materials, supplies, merchandise, or equipment (including computer hardware or software), in each case, (A) the performance or term of which extends or will extend over a period of more than 12 months, (B) that results or is reasonably anticipated to result in a material loss or reduction in profitability to Company, or (C) that constitutes a requirements, output, or similar Contract;

(iv)any Contract (or series of Contracts) under which the Company has any indemnification, defense, hold harmless, reimbursement, or contribution obligation or Liability outside the Ordinary Course of Business;

(v)any Contract involving a material distributor, sales representative, dealer broker, or marketing or advertising arrangement that by its express terms is not terminable by the Company at will or by giving notice of 30 days or less, without liability;

(vi)any Contract that includes any of the following or similar terms: (A) profit, commission or cost sharing, (B) consignment or forward warehousing, (C) production cost sharing, (D) marketing, advertising, or other allowances, (E) credit terms beyond 90 days, financing other than on an accounts payable basis or the grant of a security interest to secure payment or credit extended, (F) joint ventures, or (G) payment in any noncash form, including by way of example and not limitation equity, awards, incentives, or other property;

(vii)any Contract under which the Company gives or has committed to give, or has made any or committed to make any change in any arrangement for, any rebate or free or discounted services to any customer, or any other financial or in-kind incentive;

(viii)any Contract under which the Company receives, has received, or is entitled to receive, any rebate or free or discounted merchandise from any vendor, or other financial or in-kind incentive;

(ix)any Contract providing for any offset, countertrade, or barter arrangement;

(x)any Contract containing any (A) exclusivity provision, stand-still provision, non-solicitation or non-hire provision, or covenant prohibiting or limiting competition in any line of business or with any Person or in any geographic area, (B) “most favored nation” provision, special warranties, agreements to take back or exchange goods, consignment arrangements, or similar understandings with a customer or supplier, (C) right of first refusal, right of first offer, or other preferential right to purchase any assets and properties of the Company, (D) minimum purchase volumes or purchase volume discounts, (E) material “take-or-pay” provision (i.e., a contract in which the buyer will pay some amount or a penalty in excess of $10,000 regardless of whether the product or service to be provided thereunder is actually provided), or (F) confidentiality or non-disclosure terms other than Ordinary Course of Business purchase orders to the extent any such provisions bind the Company;

(xi)any Contract between or among the Company, on the one hand, and (A) any Company Stockholder, (B) any Affiliate of the Company (C) any directors, managers, or officers of the Company, or (D) any Related Party of any Person described in clauses (A) through (C) of this subsection (xii), on the other hand;

(xii)any Contract that (A) relates to Company Debt, or (B) grants or creates any Encumbrance upon any material assets and properties of the Company;

(xiii)any Contract that constitutes (A) a guaranty of any Company Debt of any other Person, or (B) a surety bond, performance bond, letter of credit, hedge arrangement, or similar instrument;

(xiv)any Contract for capital expenditures or the acquisition or construction of fixed assets outside the Ordinary Course of Business requiring the payment by the Company of an amount in excess of $100,000 per Contract;

(xv)any Contract providing for or relating to (including any review or non-disclosure Contract) (A) the assignment, sale, transfer, exchange, pledge, or other disposition of any assets and properties owned, leased, licensed, used, or held for use by the Company (other than inventory and vehicle fleet replacement sales in the Ordinary Course of Business), or (B) any merger, consolidation, or other business combination involving the Company or any Company Stockholder in such Company Stockholder’s capacity as a direct or indirect owner of the Company;

(xvi)any Contract relating to the purchase, exchange, contribution, transfer, or other disposition, directly or indirectly (including by merger), of the assets or business of any third party that involves (A) all or substantially all of the assets or business of such third party, or (B) consideration payable by the Company;

(xvii)any management, consulting, independent contractor, agency, brokerage, employment, commission, bonus, retention, severance, or similar Contract, including any agreement obligating the Company to pay a bonus (or similar payment) as a result of the Contemplated Transactions;

(xviii)any Contract relating to any joint venture, partnership, or similar arrangement, and all other similar contracts (however named) that involve a sharing of profits, losses, costs, or liabilities by the Company with any other Person;

(xix)any voting trust or similar agreement relating to any Company Securities or any Equity Securities of any Company Stockholder to which any Company Stockholder or the Company is a party;

(xx)any Contract relating to a matter disclosed or required to be disclosed in Section 3.7 of the Company Disclosure Schedule;

(xxi)any Contract granting a power of attorney to any Person;

(xxii)any Contract granting a power of attorney to any Person;

(xxiii)any Contract (or series of Contracts) or Order, not otherwise identified in the foregoing subsections of this Section 3.11(a), that (A) involves or is reasonably anticipated to involve consideration in the aggregate in excess of $50,000 in any 12-month period or $150,000 over the term of the Contract, or (B) may not be terminated by the Company on 90 days’ notice or less, or (C) is material to the Business or the use of its assets and properties; and

(xxiv)each material amendment, supplement, and modification in respect of any of the foregoing.

(b)Purchaser has been provided correct and complete copies of each written Company Material Contract and description (including all material terms) of each oral Company Material Contract, and no changes have been made to such Company Material Contracts since the date of delivery. Each Company Material Contract is a valid and binding agreement of the Company and each other party thereto, enforceable in accordance with its terms, and is in full force and effect with respect to the Company and each other party thereto, subject to the Remedies Exceptions.  The Company is in compliance in all material respects with and has not materially breached, violated or defaulted under any Company Material Contract, and, to the knowledge of the Company, each other party thereto is in material compliance in all material respects with and has not materially breached, violated, or defaulted under, any of the terms or conditions of any Company Material Contract.

(c)To the knowledge of the Company, no event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) will, or would reasonably be expected to, (A) result in a material violation or breach of any of the provisions of any Company Material Contract, (B) give any Person the right to declare a default or exercise any remedy in any material respect under any Company Material Contract, (C) give any Person the right to accelerate the maturity or performance of any obligation under a Company Material Contract, or (D) give any Person the right to cancel, terminate or modify any Company Material Contract.  As of the Agreement Date, the Company has not received any written notice or, to the knowledge of the Company, any other communication regarding any violation or breach of, or default under, any Company Material Contract.  As of the Agreement Date, no Person is renegotiating any amount paid or payable to the Company under any Company Material Contract or any other material term or provision of any Company Material Agreement.

3.12Insurance.  Section 3.12(a) of the Company Disclosure Schedule sets forth a correct and complete list of all insurance policies maintained by the Company or with respect to which the Company or any of its directors, managers, or officers is a named insured or otherwise the beneficiary of coverage (excluding any policies relating to Benefits Plans) (collectively, the “Insurance Policies”).  The Insurance Policies are in full force and effect and all premiums due on such Insurance Policies have been paid, except as set forth in Section 3.12(b) of the Company Disclosure Schedule. Correct and complete copies of the Insurance Policies have been delivered or made available to Purchaser prior to the date of this Agreement, and no changes have been made to any of the Insurance Policies since the date of delivery. No notice in writing of nonrenewal, cancellation, or termination or of material increases to the premiums thereunder has been provided to the Company with respect to the Insurance Policies. The Insurance Policies are sufficient to comply with the requirements of all applicable Laws and Contracts to which the Company or its assets or business are subject. During the last three years, the Company has not been refused any insurance with respect to its assets or business, nor has coverage been limited by any insurance carrier to which the Company applied for or has carried insurance. None of the policy limits of such Insurance Policies have been exhausted, nor has the Company failed to give any notice or to present any claim thereunder in due and timely fashion. No letters of credit have been posted or cash restricted for the benefit of any Insurance Policies.

3.13Legal Proceedings; Orders.

(a)Section 3.13(a) of Company Disclosure Schedule sets forth an accurate and complete list of all pending Proceedings involving the Company and includes for each such Proceeding the name of the claimant, the estimated amount of exposure, the amount the Company has reserved, or the amount of the Company’s claim and estimated expenses of the Company in connection with such matters.  Except as disclosed on Section 3.13(a) of the Company Disclosure Schedule, there are no legal, governmental or regulatory investigations, actions, suits or proceedings pending to which the Company or any of its subsidiaries is or may be a party or to which any property of the Company or any of its subsidiaries is or may be subject that, individually or in the aggregate, if determined adversely to the Company or any of its subsidiaries, could reasonably be expected to have a Material Adverse Effect; and, to the best knowledge of the Company, no such investigations, actions, suits or proceedings are threatened by any governmental or regulatory authority or threatened by others.

3.14Compliance with Laws; Permits.

(a)Except as set forth in Section 3.14(a) of the Company Disclosure Schedule, the Company is, and for the past three years has been, in compliance in all material respects with all Laws and Orders applicable to it or its business, properties, or assets.  Within the three years prior to Closing, the Company has not received any written notice from any Governmental Entity or any other Person regarding any actual or alleged violation of, or failure to comply with, or liability under any applicable Law or Order.

(b)Each of the Company and its Subsidiaries is in possession of all material franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents,certificates, approvals and orders of any Governmental Entity necessary for the Company and its Subsidiaries to own, lease and operate their respective properties or to carry on their respective businesses as they are now being conducted (the “Company Permits”).  Each Company Permit is in full force and effect in accordance with its terms and no suspension or cancellation of any of the Company Permits is pending or, to the knowledge of the Company, threatened.

3.15Taxes.  Except as set forth in Section 3.15 of the Company Disclosure Schedule:

(a)The Company has timely filed with all appropriate Governmental Entities any and all income and other material Tax Returns required to be filed by Law.  All such Tax Returns are true, complete and correct in all material respects.  All Taxes of the Company (whether or not shown as due on any Tax Return) have been timely and fully paid.  The Company is currently the beneficiary of any extension of time within which to file any Tax Return other than customary extensions granted in the ordinary course of business. There are no Encumbrances on any of the assets or properties of the Company that arose in connection with any failure (or alleged failure) to pay any Tax except for Permitted Encumbrances.  The Company has not received from any federal, state, local, or non-U.S. Tax Authority (including jurisdictions where the Company has not filed a Tax Return) any: (i) written notice indicating an intent to open an audit or other review; or (ii) written notice of deficiency or proposed adjustment for any amount of Tax proposed, asserted, or assessed by any Tax Authority against the Company.  No claim has ever been made in writing by any Governmental Entity in a jurisdiction where the Company does not file Tax Returns that it is or may be subject to Taxation by that jurisdiction that would be covered by such Tax Returns.

(b)The Company has collected and withheld all Taxes that it has been required to collect or withhold from its employees, agents, contractors, nonresidents, creditors, shareholders, optionees, customers and third parties, and has timely paid over all such collected and withheld Taxes to the appropriate authorities. The Company has complied and is in compliance in all material respects with all Laws relating to the payment, withholding and information reporting requirements relating to any Taxes required to be collected, withheld or paid over.

(c)With respect to the Company, (i)   no Tax audits or other administrative proceedings or court proceedings are presently pending or, to the Knowledge of Sellers, threatened with respect to any Taxes for which the Company has been or will be liable; and (ii) no Governmental Entity has provided notice in writing of any intention to propose or assert any deficiency or claim for additional Taxes against the Company.

(d)The Company has made available to Purchaser true, correct, and complete copies of all federal, state, local, and foreign Tax Returns and all written communications from the IRS or any other Governmental Entity in the Company’s custody, possession, or control and relating to any such Tax Returns, including work papers, records, examination reports and statements of deficiencies filed, proposed or assessed against or agreed to by the Company for the past five years.

(e)The Company has not requested from, executed, or entered into with, any Governmental Entity (i) any agreement, waiver, or other document extending or having the effect of extending or waiving the period for assessments or collection of any Taxes for which the Company would or could be liable, (ii) any closing agreement pursuant to Section 7121 of the Code, or any predecessor provision thereof or any similar provision of state, local, or foreign Tax Law that relates to the assets or operations of the Company, or (iii) any power of attorney with respect to any Tax matter that is currently in force.

(f)The Company has not participated in any “reportable transaction” or any “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4. No Tax Return of the Company contains any position that is, or would be, subject to penalties under Section 6662 of the Code (or any corresponding provisions of state, local or foreign Law). The Company is not a party to or bound by any Tax allocation, Tax indemnification, or Tax sharing agreement or arrangement other than a Commercial Agreement. The Company (i) is not now nor has it ever been a member of an affiliated group filing a consolidated federal income Tax Return, or (ii) has not ever had any liability for the Taxes of any Person as a transferee or successor, in each case, other than with respect to a group of which the Company is the common parent corporation.

(g)All deficiencies proposed or asserted or assessments proposed or made as a result of any examinations of the Company have been fully paid, or are fully reflected as a liability in the Company Financial Statements, or are being contested and an adequate reserve therefor has been established and is fully reflected in the Company Financial Statements.  Any matter that is being contested is set forth in Section 3.15(g) of the Company Disclosure Schedule.

(h)The due but unpaid Taxes of the Company (i) did not, as of the Interim Balance Sheet Date, exceed the reserve for Tax liability (excluding any reserve for deferred Taxes, established to reflect timing differences between book and Tax income) set forth on the face of the Company Financial Statements (rather than in any notes thereto) and (ii) will not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Company in filing its Tax Returns and as shown on the Closing Balance Sheet.  The accruals for deferred Taxes reflected in the Interim Balance Sheet are adequate to cover any deferred Tax liability of the Company determined in accordance with GAAP through the date thereof.

(i)There are no outstanding private letter rulings, private letter ruling requests, closing agreements, or similar agreements, whether oral or written (including state, local, or foreign analogues), relating to Taxes (or Tax status) with respect to the Company.

(j)The Company has not constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock intended to qualify for tax free treatment under Section 355 of the Code (i) in the two years prior to the date of this Agreement or (ii) in a distribution that could otherwise constitute a “disqualified distribution” (within the meaning of Section 355(d) of the Code) or a part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the Contemplated Transactions.

(k)The Company is not, nor has it ever been, a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(l)The Company has never had (i) a permanent establishment in any foreign country, as defined in any applicable Tax treaty or convention between the United States and such foreign country or (ii) a presence in any foreign country that could subject the Company to income Tax in such foreign country.

(m)The Company has properly (i) collected and remitted sales, use, value added, and similar Taxes with respect to sales made to its customers or services provided to its customers and (ii) for all sales or services that are exempt from sales, use, value added, and similar Taxes and that were made without charging or remitting such Taxes, received and retained any appropriate Tax exemption certificates and other documentation qualifying such sale or service as exempt.

(n)The Company and its Subsidiaries have not taken any action or knowingly failed to take any action, nor to the knowledge of the Company, are there any facts or circumstances, which action, inaction, facts, or circumstances could reasonably be expected to prevent the Mergers from qualifying for the Intended Tax Treatment.

(o)Notwithstanding any other provision of this Agreement, the Company is not making any representation or warranty as to (i) the amount, availability or any limitation on any net operating loss, capital loss, Tax credit, Tax basis or other Tax attribute of the Company or any of its Subsidiaries, and (ii) any position that Purchaser or any of its Affiliates (including the Company and its Subsidiaries) may take with respect to any Tax matters in a Post-Closing Tax Period.

3.16Employee Benefit Matters.

(a)Section 3.16(a) of Company Disclosure Schedule contains a correct and complete list of each Company Benefit Plan and separately identifies each Company Benefit Plan that covers any current or former service provider of the Company located outside of the United States. With respect to each Company Benefit Plan, copies of the documents, if any, described below have been delivered or made available to Purchaser: (i) the most recent Internal Revenue Service determination letter or opinion letter issued with respect to each Company Benefit Plan obtaining or relying upon such a letter and all other determination letters, rulings, opinion letters, information letters, or advisory opinions issued by the IRS, the United States Department of Labor or the Pension Benefit Guaranty Corporation during the current calendar year or any of the preceding three calendar years; (ii) Forms 5500 and summary annual reports, audited or unaudited financial statements, actuarial reports, and valuations prepared for three (3) preceding plan years; (iii) all current plan documents and amendments or, in the case of an unwritten Company Benefit Plan, a written description thereof (or, in the case of employment and similar agreements and stock option agreements, the Company’s standard form of such agreement and agreements that materially deviate from such form); (iv) summary plan descriptions and summaries of material modifications; (v) all current trust agreements, insurance contracts, and other documents relating to the funding or payment of benefits; and (vi) all material correspondence received by the Company from any Governmental Entity relating to such Company Benefit Plan received during the current calendar year or any of the preceding three calendar years; provided, however, that as to any Company Benefit Plan maintained by a professional employer organization (a “PEO Plan”), the Company has made available to Purchaser (in lieu of the foregoing documents) a summary of the benefits provided to Company employees under such plan.  The representations below in this Section 3.16 with respect to any PEO Plan are given only as to the Knowledge of the Company and limited to the Company’s participation in such PEO Plan.

(b)Each Company Benefit Plan has been maintained and administered in all material respects in compliance with all applicable Laws (including ERISA and the Code) and in compliance with its terms and any related documents or agreements.  Each Company Benefit Plan which is required to satisfy Code Sections 401(k)(3) and 401(m)(2) has been, or will be, tested for compliance with, and has in all material respects satisfied, or will satisfy, the requirements of, such Sections of the

Code for each plan year ending prior to the Closing Date in accordance with the requirements of the Code.  Each Company Benefit Plan intending to be a safe harbor 401(k) plan has met the requirements for such a plan, including the applicable notice content and delivery requirements. Each Company Benefit Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service, or with respect to a prototype plan, can rely on an opinion letter from the Internal Revenue Service to the prototype plan sponsor, to the effect that such Company Benefit Plan is so qualified and that the plan and the trust related thereto are exempt from federal Income Taxes under Sections 401(a) and 501(a), respectively, of the Code.  To the Knowledge of the Company, nothing has occurred that would reasonably be expected to cause the revocation of such determination letter from the Internal Revenue Service or the unavailability of reliance on such opinion letter from the Internal Revenue Service, as applicable.  All benefits, contributions, transfers and premiums or other payments required by and due under the terms of each Company Benefit Plan or applicable Law have in all material respects been timely paid and accrued in accordance with the terms of such Company Benefit Plan, the terms of all applicable Laws and GAAP.  To the Knowledge of the Company, there have been no prohibited transactions or breaches of any of the duties imposed on “fiduciaries” (within the meaning of Section 3(21) of ERISA) by ERISA with respect to the Company Benefit Plans that could reasonably be expected to result in any material liability or excise tax under ERISA or the Code being imposed on the Company.  The Company has reserved all rights necessary to amend or terminate each Company Benefit Plan that is sponsored or maintained without the consent of any other Person, and have reserved all rights necessary to cease participation in each other Company Benefit Plan without the consent of any other Person.

(c)The Company and each Company Benefit Plan are in compliance in all material respects with the ACA, including compliance in all material respects with respect to all filing and reporting requirements, all waiting periods and the offering of affordable health insurance coverage to all Persons who meet the definition of a full-time employee under the ACA.  No excise Tax or penalty under the ACA is outstanding or has accrued, or, to the Knowledge of the Company, will become due with respect to any period prior to the Closing.

(d)Neither the Company nor any member of the Company Controlled Group has ever in the past six years had an obligation to contribute to a (i) “defined benefit plan” as defined in Section 3(35) of ERISA, (ii) a pension plan subject to the funding standards of Section 302 of ERISA or Section 412 of the Code, (iii) a “multiemployer plan” as defined in Section 3(37) of ERISA or

Section 414(f) of the Code, (iv) a “multiple employer plan” within the meaning of Section 210(a) of ERISA or Section 413(c) of the Code, (v) “welfare benefit fund” as defined in Section 419(e) of the Code or (vi) a voluntary employees’ beneficiary association (within the meaning of Section 501(c)(9) of the Code).

(e)Other than as required under Section 4980B of the Code or other applicable Law, no Company Benefit Plan provides benefits or coverage in the nature of health, life, or disability insurance following retirement or other termination of employment (other than death benefits when termination occurs upon death or disability insurance under a Company Benefit Plan).  No Company Benefit Plan subject to ERISA provides benefits to any individual who is not a current or former employee of the Company, or a dependent or other beneficiary of any such current or former employee. With respect to each group health plan benefiting any current or former employee of the Company or any member of the Company Controlled Group that is subject to Section 4980B of the Code, the Company and each member of the Company Controlled Group has complied in all material respects with the coverage continuation requirements of Section 4980B of the Code and Part 6 of Subtitle B of Title I of ERISA.  No Tax under Code Section 5000 has been incurred by the Company or any member of the Company Controlled Group with respect to any Company Benefit Plan, or other plan or arrangement, and, to the Knowledge of the Company, no circumstance exists which could give rise to such Taxes.

(f)To the Knowledge of the Company, there has been no material oral or written representation or communication with respect to any aspect of the Company Benefit Plans made to employees or former employees of the Company which is not in accordance with the written or otherwise preexisting terms and provisions of such plans.  To the Knowledge of the Company, neither the Company nor any member of its Company Controlled Group, any administrator or fiduciary of any Company Benefit Plan (or any agent of any of the foregoing) has engaged in any transaction, or acted or failed to act in any manner, which could subject the Company or Purchaser to any material direct or indirect liability (by indemnity or otherwise) for breach of any fiduciary, co-fiduciary, or other duty under ERISA.  There is no pending or, to the Knowledge of the Company, threatened assessment or Proceeding relating to a Company Benefit Plan (other than routine claims for benefits), nor, to the Knowledge of the Company, is there any basis for one.  No Company Benefit Plan is currently the subject of an audit or other inquiry from the Internal Revenue Service, U.S. Department of Labor, Pension Benefit Guaranty Corporation, or other Governmental Entity.

(g)In all material respects, the governing plan documents and annual reports or returns, audited or unaudited financial statements, actuarial valuations, summary annual reports, and summary plan descriptions issued with respect to the Company Benefit Plans are correct and complete and have been, to the extent applicable, timely adopted, timely filed with the United States Department of Labor, and timely distributed to participants of the Company Benefit Plans, and there have been no material changes in the information set forth therein.

(h)Except as set forth in Section 3.16(h) of the Company Disclosure Schedule, the consummation of the Contemplated Transactions will not (either alone or in combination with any other event that would not by itself trigger a payment or benefit contemplated by clause (i) or (ii)) (i) accelerate the time of payment or vesting, result in any funding, result in the forgiveness of indebtedness or increase the amount of any payment, compensation or benefit due any such director, manager, employee, independent contractor, consultant or officer under any Company Benefit Plan, (ii) result in any new or increased contribution required to be made to any Company Benefit Plan or (iii) give rise to the payment of any amounts or benefits that, individually or in combination with any other amount or benefit owed under any Company Benefit Plan, would not be deductible in accordance with Section 280G of the Code.

(i)Each Company Benefit Plan that provides for the deferral of compensation subject to Section 409A of the Code is, and has been, in all material respects properly operated and documented in writing in accordance with Section 409A of the Code.  No current or former service provider to the Company is or has been subject to any material Tax or penalty under Section 409A of the Code due to a documentary or operational failure thereunder, and no such operational or documentary failures have occurred, whether or not such failures were corrected pursuant to applicable Internal Revenue Service guidance.  The Company has no obligation to gross-up, make whole or make any other payment to any Person who is a current or former service provider to the Company as a result of the imposition of any Tax or penalty under Section 409A or 4999 of the Code.

(j)Neither the Company nor any member of its Company Controlled Group has made or is obligated to make any nondeductible contributions to any Company Benefit Plan or to pay compensation to any employee that would be nondeductible under Code Section 162(m) if any of the entities were a publicly held corporation within the meaning of Code Section 162(m). In all material respects, the actuarial present values of all accrued deferred compensation entitlements (including entitlements under any executive compensation, supplemental retirement, or employment agreement) of employees and former employees of the Company and any members of its Company Controlled Group, whether or not subject to the provisions of Code Sections 412 and 430 or ERISA Section 302, have been fully reflected on the Company Financial Statements to the extent required by and in accordance with GAAP, and the assets of each Company Benefit Plan are reported at their fair market value on the books and records of such plan.

(k)All assets attributable to any Company Benefit Plan that is subject to ERISA have been held in trust, unless a statutory or administrative exemption to the trust requirements of Section 403(a) of ERISA applies.  Except as disclosed in Section 3.16(k) of the Company Disclosure Schedule, no Company Benefit Plan is a self-funded or self-insured arrangement, and, with respect to each Company Benefit Plan that is funded in whole or in part through an insurance policy, neither the Company nor any member of its Company Controlled Group has, or is reasonably expected to have, any liability in the nature of a retroactive rate adjustment, loss-sharing arrangement or other actual or contingent liability arising wholly or partially out of events occurring on or before the date of this Agreement or the Closing Date.  In all material respects, any Company Benefit Plan funded in whole or in part with pre-tax contributions from participants has been made in accordance with a written plan instrument that for all relevant periods has complied in form with the requirements under Code Section 125, other than changes required by statutes, regulations and rulings for which amendments are not yet required.

3.17Employment Matters.

(a)Section 3.17(a) of the Company Disclosure Schedule sets forth a true and complete list of each employee of the Company (including any employee who is on a leave of absence or on layoff status) and each individual engaged by the Company as an independent contractor, containing the following information: (i) to the extent permitted by Law, the name, title or classification of each employee or independent contractor; (ii) to the extent permitted by Law, the aggregate dollar amounts of the compensation (including wages, salary, commissions, director’s fees, fringe benefits, bonuses, profit sharing payments, and other payments or benefits of any type) received by each employee or independent contractor from the Company with respect to services performed in calendar year 2020 and year to date

2021; (iii) to the extent permitted by Law, each employee’s or independent contractor’s current annualized compensation, hourly wage rate or remuneration, as applicable; (iv) the number of hours of sick-time that each employee has accrued as of the date of this Agreement and the aggregate dollar amount thereof; (v) the number of hours of vacation time or paid time off that each employee has accrued and the aggregate dollar amount thereof; (vi) the length of employment; (vii) status of each employee as full-time or part-time and exempt or non-exempt, and (viii) whether the employee is receiving workers compensation or disability payments or is on leave or layoff status and, if so, the anticipated date of return.

(b)The Company has at all times complied, in all material respects, with all applicable Laws regarding labor and employment, including but not limited to the National Labor Relations Act, the Family and Medical Leave Act, employment discrimination laws, wage and hour laws, employment standards legislation and wage payment laws and occupational health and safety (including but not limited to any such obligations it may have under applicable Laws or any Contract to any employees providing services to the Company through a third party).  The Company has (i) timely paid in full to all Company employees all wages and other compensation (including overtime compensation and compensation for meal periods and rest breaks) as required by all applicable Laws, in all material respects, (ii) timely paid in full to all Company employees all reimbursement of expenses as required by all Applicable Laws, in all material respects, and (iii) properly reported to all Company employees (by pay stub, wage statement, or otherwise) their wages in accordance with all applicable Laws, in all material respects.

(c)All individuals who perform services for the Company have been classified correctly, including in accordance with the terms of each Company Benefit Plan and ERISA, the Code, the Fair Labor Standards Act, and all other applicable Laws, as exempt employees, non-exempt employees, independent contractors, or leased employees, and the Company has not received written notice to the contrary from any Person or Governmental Entity.

(d)The employment of each Company employee is terminable by the Company at will and no employee is entitled to severance pay or other benefits following termination or resignation, except as otherwise required by Law or any Company Benefit Plan set forth or required to be set forth on Section 3.16(a) of the Company Disclosure Schedule.  The Company has made available to Purchaser accurate and complete copies of all employee manuals and handbooks, disclosure materials, policy statements and other materials relating to the employment of the current and former employees of the Company.

(e)There has not been pending or existing during the three-year period preceding the date of this Agreement any strike, slowdown, work stoppage or lockout involving the Company.

(f)As of the date of this Agreement there is no unfair labor practice charge or complaint against the Company pending before (i) the National Labor Relations Board, or (ii) similar Governmental Entity outside of the United States no such charge or complaint has been made against the Company during the 3-year period preceding the date of this Agreement.

(g)To the knowledge of the Company, no executive officer of the Company, or salaried Employee of the Company of a seniority level that reports directly to any Key Employee or any such executive officer: (i) intends to terminate his or her relationship with the Company, or (ii) has received an offer to join a business that may be competitive with the business of the Company.

(h)The Company is not now, nor has it ever been, a party to any collective-bargaining agreement, neutrality agreement, or other Contract of any kind with a labor union or labor organization, or party to any representation proceeding before the National Labor Relations Board, or subject to any duty to bargain with any labor union or labor organization, and there has not been within the last three years, and is not now any labor union organizing activity pending or, to the knowledge of the Company, threatened with respect to the Company.

(i)To the knowledge of the Company, (i) there has been no complaint or charge of discrimination or harassment (including sexual harassment) made, filed or threatened against the Company or Employee (in such Employee’s capacity as an employee of the Company) with the Equal Employment Opportunity Commission or similar Governmental Entity during the last three years prior to the date of this Agreement; and (ii) no reasonable basis in fact or circumstances exists for the assertion of any such claim described in clause (i).

(j)The Company has not experienced a “plant closing,” “business closing,” or “mass layoff” or similar group employment loss as defined in the federal Worker Adjustment and Retraining Notification Act (“WARN Act”) or any other applicable Law affecting any site of employment of the Company or one or more facilities or operating units within any site of employment or facility of the Company.  During the 90-day period preceding the date of this Agreement, no employee has suffered an “employment loss” as defined in the WARN Act or any other applicable Laws with respect to the Company.

(k)The Company is in compliance in all material respects with the requirements of all applicable Laws regarding immigration, including but not limited to the requirements under the federal Immigration Reform and Control Act of 1986 regarding verification of employment eligibility, documentation fraud, document retention, non-discrimination, and the prohibition against knowing employment of workers who are not authorized to work in the United States.  The Company has on file a valid and current I-9 form for (i) all current employees hired since November 6, 1986, and (ii) all former employees whose employment commenced less than three years prior to the date of this Agreement or terminated less than one year prior to the date of this Agreement.

3.18Environmental Matters.

(a)Compliance with Environmental Laws.  The Company has at all times materially complied with, and is in material compliance with, all Environmental Laws and all Permits that are or were required under any Environmental Laws for the conduct of its businesses and the acquisition, ownership, lease, license, operation, use, sale, or other disposition of its assets and properties.

(b)Hazardous Material. The Company has not caused, contributed to, or permitted any material release, spill, emission, leaking, pumping, pouring, dumping, emptying, injection, deposit, disposal, discharge, dispersal, leaching, or migration of any Hazardous Material on or into the Environment (collectively, a “Release”) so as to give rise to any current or future Liabilities, including but not limited to any Liabilities for fines, penalties, personal injury, property damage, natural resources damages, attorneys’ fees, or costs of Proceedings, under any Environmental Law or any applicable Contract.  The Company not has generated, manufactured, refined, transported, stored, handled, disposed, produced, or processed any Hazardous Materials anywhere except in material compliance with Environmental Law.  Within the five years prior to Closing, the Company has received no written notice of any actual or potential Release or other environmental condition on the Real Property that could reasonably give rise to any current or future Liabilities to the Company under any Environmental Law, including but not limited to any Liabilities for fines, penalties, personal injury, property damage, natural resources damages, attorneys’ fees, or costs of Proceedings.

(c)To the knowledge of the Company, there are no above or underground storage tanks or related pipes, whether active or abandoned, at the Real Property.

(d)To the knowledge of the Company, there are no asbestos-containing materials, lead-based paint or polychlorinated biphenyls used in, applied to or in any way incorporated in any building, structure, or equipment at the Real Property.

(e)The Company has not assumed, undertaken, agreed to indemnify, or otherwise become subject to any liability of any other Person arising from violation of any Environmental Law.

(f)The Company has delivered, or caused to be delivered or made available in the Data Room for at least 15 Business Days prior to Closing, to Purchaser copies of all documents, records, and information in its possession or control concerning compliance with or potential liability under Environmental Laws, including previously conducted environmental site assessments, compliance audits, asbestos surveys, and documents regarding any Releases at, upon, under, or from the Leased Real Property or any property formerly or currently owned, leased, or operated by the Company.

3.19Client Relations.  Section 3.19 of the Company Disclosure Schedule is a correct and complete list of: (a) the Company’s 20 largest customers (in the aggregate, measured by fees generated) for each of the fiscal years ended December 31, 2021, and December 31, 2020 (collectively, the “Company Material Clients”), and (b) the corresponding net sales generated from the Company Material Clients.  Except as set forth in Section 3.19(b) of the Company Disclosure Schedule, (i) to the knowledge of the Company, all Company Material Clients continue to be customers of the Company, and no Company Material Client has terminated its relationship with the Company; (ii) no Company Material Client has advised the Company in writing that it (A) is terminating the handling of its business (including referral business) by the Company, as a whole or in respect of any material project or service, or (B) is planning to reduce its future spending or referral for spending, as applicable, with the Company in any material manner from the levels maintained during the calendar year 2021 and (iii) the Company is not involved in any claim, dispute, or controversy with any Company Material Client that, individually or in the aggregate, would reasonably be expected to have a Company Material Adverse Effect.  For purposes of this Section 3.19, the word “client” refers to an entity consolidated for financial reporting purposes.

3.20Vendors and Suppliers.  Section 3.20 of the Company Disclosure Schedule is a correct and complete list of:  the top 10 vendors and suppliers of the Company to which the Company, considered in the aggregate, paid or incurred the highest amount of expenses or other expenditures the current calendar year through March 31, 2022, and during each of the fiscal years ended December 31, 2021 and December 31, 2020 (collectively, the “Company Material Vendors”), and (b) the corresponding amount of expenses or other expenditures paid or payable to the Company Material Vendors.  Except as set forth in Section 3.20(b) of the Company Disclosure Schedules, no such supplier listed on Section 3.11(a) of the Company Disclosure Schedules has on or prior to the date of this Agreement (a) threatened in writing to terminate, cancel or, other than in the ordinary course of Business, materially limit or materially and adversely modify any of its existing or planned business with any member of the Company Group or (b) to the Knowledge of the Company, been involved in or threatened in writing a material dispute against any member of the Company Group or become insolvent or subject to bankruptcy proceedings.

3.21Brokers.  No broker, finder, or investment banker is entitled to any brokerage, finder’s, or other fee or commission in connection with the Contemplated Transactions based upon arrangements made by or on behalf of the Company or any of its Affiliates.

3.22[Reserved].

3.23Affiliate Transactions.

(a)Except as disclosed on Section 3.23(a) of the Company Disclosure Schedule, no Representative or Related Party of the Company owns or has any beneficial interest in: (i) any Contract, arrangement or understanding with, or relating to, the Company or the properties or assets of the Company; (ii) any loan, arrangement, understanding, agreement, or Contract for or relating to the Company or the properties or assets of the Company; (iii) any property (real, personal, or mixed), tangible or intangible, used or currently intended to be used by the Company; or (iv) any claim against the Company that could materially and adversely affect the Company’s assets, title to or its right to use its assets, or Purchaser’s right to conduct its business following the Closing.  No Related Party of the Company (other than Amish Shah, Dave Bialek and Parrish McIntyre) is (x) an employee or contractor of the Company or (y) has received any preferential treatment in hiring or otherwise.

(b)Section 3.23(b) of the Company Disclosure Schedule sets forth an accurate and complete list of all accounts receivable, notes receivable, and other receivables and accounts payable owed to or due from any Related Party or Affiliate of the Company to the Company.

3.24Certain Payments.  Neither the Company nor any Entity Representative or any other strategic partner, distributor, reseller, consultant, broker, agent, or other Person associated with or acting on behalf of the Company, has:  (a) used any funds, directly or indirectly, for any contribution, gift, entertainment expense, or other cost or expense relating to a political or business activity in any manner contrary to applicable Law; (b) made a payment of money or transferred any other property of value, directly or indirectly, to an official, employee, or other Person acting on behalf of any Governmental Entity or public international organization, or to any political party or campaign in any manner contrary to applicable Law; (c) made a payment of money or transferred any other property of value, directly or indirectly, to an official, employee or other Person acting on behalf of any Entity owned or controlled by any Governmental Entity or public international organization; (d) violated any provision of the U.S. Foreign Corrupt Practices Act of 1977 or similar Law; (e) established or maintained an unrecorded fund of corporate monies or other assets in any manner contrary to applicable Law; (f) made a false or fictitious entry on the books of account of the Company; or (g) made or received a bribe, rebate, payoff, influence payment, kickback, or other payment in any manner contrary to applicable Law.  Neither the Company nor any direct or indirect owner of the Equity Securities of the Company, currently is identified on the list of specially designated nationals and blocked persons subject to financial sanctions and Persons with whom a U.S. Person may not conduct business or transactions by prohibition of United States federal Law or Executive Order of the President of the United States that is maintained by the United States Treasury Department, Office of Foreign Assets Control (a “Prohibited Person”), and to the knowledge of the Company, the Company, or any direct or indirect owner of the Equity Securities of the Company, is in violation of any applicable Law relating to anti-money laundering or anti-terrorism, including any applicable Law relating to making payments to (including payments in response to ransomware demands)

or otherwise transacting business with Prohibited Persons, or any comparable non-U.S. Laws for any of the foregoing, including the UK Bribery Act 2010 or prior UK anti-corruption Laws, UK Terrorism Act 2000, Sections 44-45 of the UK Serious Crime Act 2007, UK Proceeds of Crime Act 2002, UK Money Laundering Regulations 2007, or any applicable Law implementing the OECD Convention on Combating Bribery of Foreign Public Officials in International Business.

3.25Bank Accounts.  Section 3.25 of the Company Disclosure Schedule sets forth a correct and complete list of (a) the name and address of each bank with which the Company has an account or safe deposit box, (b) the name of each Person authorized to draw thereon or have access thereto, and (c) the account number for each bank account of the Company.

3.26Books and Records.  All books, records, and accounts of the Company are accurate and are maintained in accordance with good business and accounting practices on the basis of GAAP and on a basis consistent with the Financial Statements attached as set forth on the Company Disclosure Schedule.

3.27No Reliance.  The Company has made its own independent decisions to enter into the Agreement and the Contemplated Transactions and as to whether such Contemplated Transaction are appropriate and proper for it based upon its own judgment and upon advice from such advisors (including without limitation, legal counsel and accountants) as it has deemed necessary. The Company is not relying upon any advice from Purchaser as to any aspect of the Contemplated Transactions, including without limitation, the legal, accounting or tax treatment of such Contemplated Transactions.

3.28No Warranties.  The Company acknowledges that, except as set forth in this Agreement, none of Purchaser, its nor any of its respective Affiliates, employees, agents, advisors or representatives makes or has made any representation or warranty, either express or implied, as to the accuracy or completeness of any of the information provided or made available to the Company or any of its Affiliates, employees, agents or representatives.

3.29Independent Investigations.  The Company has conducted its own independent investigation, review and analysis of Purchaser, and acknowledges that it has been provided adequate access to the personnel, properties, assets, premises, books and records, and other documents and data of Purchaser for such purpose. The Company acknowledges and agrees that: (a) in making its decision to enter into this Agreement and to consummate the transactions contemplated hereby, the Company has relied solely upon its own investigation and the express representations and warranties of Purchaser set forth in Article IV of this Agreement (including related portions of the Purchaser Disclosure Schedules); and (b) Purchaser has not made any representation or warranty as to the Company or this Agreement, except as expressly set forth in this Article IV of this Agreement (including the related portions of Purchaser Disclosure Schedules).

ARTICLE IV

Representations and Warranties of Purchaser

Subject to the disclosures set forth in the disclosure schedule of the Purchaser delivered to the Company concurrently with the parties’ execution of this Agreement (the “Purchaser Disclosure Schedule”) (it being understood and hereby agreed that (i) the disclosures set forth in the Purchaser Disclosure Schedule shall be organized under separate section and subsection references that correspond to the sections and subsections of this Article IV to which such disclosure relates, (ii) the disclosure set forth in a particular section or subsection of the Purchaser Disclosure Schedule shall qualify the representations and warranties set forth in the corresponding section or subsections of this Article IV and (iii) the disclosures set forth in the Purchaser Disclosure Schedule shall, except as otherwise set forth therein, be deemed to be representations and warranties made by the Company to Purchaser under this Article II), the Purchaser represents and warrants to the Company and the Merger Subs as follows:

4.1Organization and Good Standing.

(a)Purchaser was duly organized, is validly existing, and is in good standing (if the concept of good standing applies) under the laws of the State of Delaware. Copies of Purchaser’s Organizational Documents as of the Closing have been delivered or made available to the Company prior to the date of this Agreement, and no changes have been made to such Organizational Documents since the date of delivery.

(b)Purchaser has full corporate power and authority to own, lease, or otherwise hold its assets and properties and to carry on its business as presently conducted. Purchaser is duly qualified, authorized, registered, or licensed and in good standing (if the concept of good standing applies) to do business as a foreign Entity in each jurisdiction where the conduct or nature of its business or the ownership, leasing, or holding of its assets and properties makes such qualification, authorization, registration, or licensure necessary. Each jurisdiction where Purchaser is qualified, authorized, registered, or licensed as a foreign Entity is listed in Section 4.1 of Purchaser’s Disclosure Schedule.

4.2Equity Securities; Capitalization.

(a)Capitalization. Section 4.2(a) of Purchaser’s Disclosure Schedule accurately and completely sets forth the capitalization of the Purchaser immediately prior to the Closing.

(b)Voting Debt. Except as listed on Section 4.2(b) of Purchaser’s Disclosure Schedule, on the Closing Date there will be no authorized or outstanding bonds, debentures, notes, or other Purchaser Debt having the right to vote on or approve (or containing any provision granting any holder thereof or other Person the right to vote on or approve), or that are convertible into, or exchangeable for, securities having the right to vote on or approve, any matter on which any holder of Equity Securities of the Purchaser may vote on or approve (“Voting Debt”).

(c)Subsidiaries. Except as listed on Section 4.2(c) of Purchaser’s Disclosure Schedule, Purchaser has no Subsidiaries or other investments and does not own, directly or indirectly, (i) any Equity Security in any other Person, or (ii) any interest in a partnership, unincorporated joint venture, or other arrangement with any other Person involving the sharing of profits or losses, or in the nature of a partnership, joint venture, or other business enterprise.

(d)No Other Securities. Except  as listed on Sections 4.2(a) and 4.2(b) of Purchaser’s Disclosure Schedule, there are no other Equity Securities or debt securities of Purchaser of any class or series that are issued, reserved for issuance, or outstanding.  No former equity owner of Purchaser, or any of its predecessors, and no former holder of any right to acquire any interest in Purchaser, or any of its predecessors (whether by warrant, option, convertible instrument, or otherwise), has any claim or rights against Purchaser.

(e)Validity. The shares to be issued as part of the Purchaser Shares were duly authorized and validly issued, are fully paid and non-assessable, and have been offered, issued, sold, and delivered in compliance with all applicable Laws. None of the shares issued as part of the Purchaser Shares were issued or are held in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right, or any similar right under the Organizational Documents or any Contract of Purchaser or the owners of such Equity Securities.

(f)Redemption; Voting Agreements. There are no agreements or outstanding obligations (contingent or otherwise) of Purchaser to repurchase, redeem, or otherwise acquire any shares to be issued as part of the Purchaser Shares. Except as set forth in Section 4.2(f) of Purchaser’s Disclosure Schedule, there are no voting trusts, shareholder agreements, commitments, undertakings, understandings, proxies, or other restrictions to which Purchaser is a party that, directly or indirectly, restrict or limit in any manner, or otherwise relate to, the voting, sale, or other disposition of the shares to be issued as part of the Purchaser Shares.

4.3Authority; Execution and Delivery; Enforceability.

(a)Power and Authority. Purchaser has full corporate power and authority to execute and deliver the Transaction Documents to which it is a party, to perform its obligations under such Transaction Documents, and to consummate the Contemplated Transactions applicable to the Purchaser.

(b)Due Authorization. The execution and delivery by Purchaser of the Transaction Documents to which it is a party, Purchaser’s performance of its obligations under such Transaction Documents, and Purchaser’s consummation of the Contemplated Transactions applicable to it, have been duly authorized by all necessary corporate action of Purchaser, including any required approvals under applicable Law or the Purchaser’s Organizational Documents.

(c)Execution and Delivery; Enforceability. Each Transaction Document to which Purchaser is a party has been duly executed and delivered by Purchaser, and (assuming due authorization, execution, and delivery by the other parties thereto) constitutes the legal, valid, and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms, subject to the Remedies Exception.

4.4Consents and Authorizations; No Conflicts.  The execution, delivery, and performance by Purchaser of the Transaction Documents to which it is a party, and the consummation of the First Merger, do not and will not: (a) except as set forth in Section 4.4(a) of Purchaser’s Disclosure Schedule, conflict with or result in a violation or breach of any provision of the Purchaser’s Organizational Documents; (b) result in a violation or breach of any provision of any Law or Order applicable to the Purchaser; (c) except as set forth in Section 4.4(c)(1) of Purchaser’s Disclosure Schedule, require the consent, notice, or other action by any Person under, conflict with, result in a violation or breach of, constitute a default under (with notice or lapse of time, or both), or give rise to any right of, or result in, the acceleration, termination, amendment, or cancellation of any Purchaser Benefit Plan or Contract to which Purchaser is a party or by which its assets are bound; or (d) result in the creation or imposition of any Encumbrance, other than Permitted Encumbrances, with respect to any of the Purchaser’s properties or assets, except in the case of clauses (c) and (d), as would not reasonably be expected to exceed $100,000 in liabilities to Purchaser in the aggregate.  Except as set forth in Section 4.4(c)(2) of Purchaser’s Disclosure Schedule, no Consent, Permit, Order, declaration, or filing with, or notice to, any Governmental Entity is required by or with respect to Purchaser in connection with the execution and delivery of any Transaction Document to which it is a party or the consummation of the Contemplated Transactions.

4.5Financial Matters.

(a)Section 4.5(a) of Purchaser’s Disclosure Schedule sets forth correct and complete copies of (i) Purchaser’s audited financial statements consisting of the consolidated balance sheets of Purchaser as of December 31, 2020 and December 31, 2021, and the related statements of income, stockholders’ equity, and cash flows for the years then ended (collectively, the “Purchaser Annual Financial Statements”).  Except as set forth in Section 4.5(a)(2) of Purchaser’s Disclosure Schedule, the Purchaser Financial Statements (including the notes thereto, if any) fairly present in all material respects the financial position of Purchaser as of the respective dates they were prepared and the results of the operations and cash flows of Purchaser for the periods indicated, all in accordance with GAAP applied on a consistent basis throughout the periods involved.  The Purchaser Financial Statements were derived from the books and records of Purchaser. Neither the Purchaser (including, to the knowledge of the Purchaser, any employee thereof) nor any independent auditor of the Purchaser has identified or been made aware of (i) any fraud, whether or not material, that involves the Purchaser’s management or other employees who have a role in the preparation of financial statements or (ii) any claim or allegation regarding any of the foregoing.

(b)Purchaser maintains a system of internal controls over financial reporting (of a type customary for similarly situated companies) that is reasonably sufficient to ensure that its books and records accurately reflect its assets and Liabilities in such a manner as to provide reasonable assurance that Purchaser’s transactions are recorded as necessary to permit preparation of the Purchaser Financial Statements in accordance with GAAP, applicable Law and otherwise in a manner that fairly presents the financial condition and results of operations of Purchaser as of the respective dates and periods thereof.

4.6No Undisclosed Liabilities.  Purchaser has no Liabilities except for the following, none of which results from, arises out of, relates to, is in the nature of, or was caused by any breach of Contract, breach of warranty, tort, infringement, environmental liability, or violation of Law: (a) Liabilities included and reserved against on its Purchaser Interim Balance Sheet; (b) accounts payable and Liabilities (of the types required to be reflected as current liabilities on a balance sheet prepared in accordance with GAAP) incurred by Purchaser since the Purchaser Interim Balance Sheet Date in the Ordinary Course of Business; or (c) the Liabilities set forth in Section 4.6 of Purchaser’s Disclosure Schedule.

4.7Absence of Changes or Events.  Since December 31, 2021, with the exception of any actions taken or Liabilities incurred as expressly provided for in the Transaction Documents, Purchaser has conducted its business only in the Ordinary Course of Business.  Except as set forth by reference to the specific clause below in Section 4.7 of Purchaser’s Disclosure Schedule, since December 31, 2021, other than actions taken or Liabilities incurred as expressly provided for in the Transaction Documents or as otherwise approved by Purchaser, Purchaser has not:

(a)sold, transferred, assigned, leased, subleased, licensed, or otherwise disposed of any of its assets, tangible or intangible, owned, leased, or licensed, with a value in excess of $100,000 individually or $200,000 in any series of transactions, other than in the Ordinary Course of Business;

(b)entered into any Contract (or series of related Contracts) (i) in the Ordinary Course of Business and involving more than $100,000 and/or with a term greater than 12 months, which term may not be terminated by Purchaser upon 30 days’ notice, or (ii) outside the Ordinary Course of Business and involving more than $50,000;

(c)created, incurred, or permitted to arise any Encumbrance on any of its assets, tangible or intangible, other than Permitted Encumbrances;

(d)made any capital expenditure (or series of related capital expenditures) or commitments therefor either (i) outside the Ordinary Course of Business or (ii) involving more than $150,000 in the aggregate;

(e)made any capital investment in, any loan to, or any acquisition of the securities or assets of, any other Person (or series of related capital investments, loans, and acquisitions) outside the Ordinary Course of Business;

(f)to the extent involving more than $100,000 in the aggregate, (i) issued, created, incurred, assumed, or guaranteed any Purchaser Debt incurred other than in the Ordinary Course of Business, or (ii) made any voluntary purchase, cancellation, prepayment, or complete or partial discharge in advance of a scheduled payment date with respect to any Purchaser Debt;

(g)canceled, compromised, waived, or released any right or claim (or series of related rights and claims) outside the Ordinary Course of Business in an amount exceeding $100,000 individually or $250,000 in the aggregate;

(h)made or authorized any change in its Organizational Documents;

(i)issued, sold, or otherwise disposed of, or split, combined, or subdivided, any of its Equity Securities, or granted any options or other rights to issue, sell, purchase, redeem, or acquire (including upon conversion, exchange, or exercise) any of its Equity Securities;

(j)declared, set aside, or paid any dividends or other distributions, outside the Ordinary Course of Business distributions, with respect to any of its Equity Securities or redeemed or purchased, directly or indirectly, any of its Equity Securities;

(k)experienced any casualty, damage, destruction, theft, or loss (whether or not covered by insurance) to any of its assets and properties resulting in losses in excess of $100,000 individually or $250,000 in the aggregate;

(l)(i) increased or promised to increase the base compensation, wages, or other compensation of, or otherwise made any change in the employment or retention terms (other than general merit-based increases in the Ordinary Course of Business not exceeding 5% of the prior year compensation) for any of its respective employees, or (ii) paid any discretionary bonus or other cash or in kind award (other than sales commissions or annual bonuses in the Ordinary Course of Business) to, any of its respective employees;

(m)adopted, entered into, become bound by, or amended, modified, or terminated, any collective-bargaining agreement, neutrality agreement or other Contract of any kind with a labor union or labor organization;

(n)other than in the Ordinary Course of Business or as required by applicable Laws, (i) adopted, entered into, become bound by, or amended, modified, or terminated, any bonus, profit-sharing, incentive, severance, or other Purchaser Benefit Plan, or any employment-related Contract or compensation arrangement, or (ii) established or modified any (A) targets, goals, pools, or similar provisions under any Purchaser Benefit Plan, employment-related Contract, or other employee compensation arrangement, or (B) salary ranges, compensation increase guidelines, or similar provision with respect to any Purchaser Benefit Plan, employment-related Contract, or other employee compensation arrangement;

(o)made any change in the Tax reporting or accounting principles, practices, or policies, including with respect to (A) depreciation or amortization policies or rates, (B) reserve amounts, or (C) the payment of accounts payable or the collection of accounts receivable; (ii) settled, compromised, or agreed to any material adjustment of any Tax liability; (iii) made, changed, or rescinded any material Tax election; (iv) amended any material Tax Return; (v) surrendered any right in respect of a material refund of Taxes; (vi) entered into any closing or similar agreement with respect to Taxes; or (vii) consented to any extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes;

(p)instituted or settled any Proceeding involving an amount in excess of $250,000.

(q)made any write-off or write-down of or made any determination to write-off or write-down any of its properties and assets in excess of $250,000 in the aggregate;

(r)made any material change in the general pricing practices or policies or the credit or allowance practices or policies of Purchaser, including any discounting or increased credit terms;

(s)outside the Ordinary Course of Business, entered into any amendment, modification, termination (partial or complete), or granted any waiver under or given any Consent with respect to any Contract that is required to be disclosed on Purchaser’s Disclosure Schedule;

(t)excluding via commercially available shrink-wrap licenses, licensed in or purchased any Intellectual Property other than in the Ordinary Course of Business or licensed out or otherwise permitted any Person to use any Purchaser Intellectual Property outside the Ordinary Course of Business;

(u)accelerated the collection of any Accounts Receivable, deferred the payment of any Accounts Payable, or otherwise altered or amended its practices with respect to items affecting working capital;

(v)other than, in each case, as required by GAAP or applicable Law, (i) made any material changes to any of its methods of accounting or methods of reporting revenue and expenses or accounting practices, or (ii) writing up, writing down, or writing off the book value of any material assets, individually or in the aggregate, of Purchaser;

(w)entered into (i) any Purchaser Material Contract, or (ii) any new customer relationship reasonably expected to realize more than $250,000 in the current calendar year;

(x)commenced or terminated any line of business;

(y)adopted any plan of merger, consolidation, reorganization, liquidation, or dissolution or filing of a petition in bankruptcy under any provisions of federal or state bankruptcy Law or consented to the filing of any bankruptcy petition against it under any similar Law;

(z)suffered or been threatened in writing with any material adverse change in the business operations or financial condition of Purchaser, that has had, or would reasonably be expected to have, a Purchaser Material Adverse Effect;

(aa)enter into any transaction between Purchaser, on the one part, and any of its Related Parties or Representatives or any Affiliate of any Representative or Related Party, on the other part; or

(bb)agreed to enter into, offered to enter into, or amended or modified, verbally, orally, or by any other means, any Contract to do any of the foregoing.

4.8Purchaser Indebtedness.  Section 4.8 of Purchaser’s Disclosure Schedule sets forth, with respect to Purchaser, a correct and complete itemized list of all Purchaser Debt due and payable, the Person to whom such amounts are owed, and the amounts outstanding with respect to such Purchaser Debt as of the date of this Agreement.  Except as set forth in Section 4.8 of Purchaser’s Disclosure Schedule, Purchaser has the unrestricted right to pay or pre-pay all such Purchaser Debt at its par value without material penalty or premium, in part or in full, at any time or from time to time after the date of this Agreement.

4.9[Reserved]

4.10Title to Assets; Real Property.

(a)Title to Assets. Purchaser has good and valid title to, or a valid leasehold interest in or license to, all of the tangible personal property and other non-real estate assets reflected in its Balance Sheet or acquired after the Balance Sheet Date, other than properties and assets sold or otherwise disposed of in the Ordinary Course of Business since the Balance Sheet Date.  All such properties and assets are free and clear of Encumbrances except for Permitted Encumbrances.  All such properties and assets are in good condition and repair (subject to normal wear and tear) and are sufficient for the operation of Purchaser’s business.  Such properties and assets constitute all of the tangible personal property and assets necessary for the continued conduct of the Business as currently conducted and are owned or leased (under a valid leasehold arrangement) by Purchaser and none of such properties and assets are held by any Affiliate of Purchaser other than as set forth in Section 4.10 of Purchaser’s Disclosure Schedule.

(b)Owned Real Property. Purchaser does not currently own, nor has it ever owned, any real property.

4.11Intellectual Property.

(a)Section 4.11 of Purchaser’s Disclosure Schedule contains a true, correct and complete list of each of the following items of Intellectual Property in which Purchaser has an ownership interest of any nature, or which is registered in the name of, on behalf of or by Purchaser: all patents, patent applications, provisional patent applications, trademark registrations, trademark applications, unregistered trademarks, trade names, copyright registrations, copyright applications, and Internet domain name registrations.  Section 4.11(a) of Purchaser’s Disclosure Schedule accurately summarizes, where applicable, the following for each item of scheduled Intellectual Property: patent number, application number or registration number, filing date, date of issuance, applicant, mark or name and country of origin.  Purchaser exclusively owns all rights, title, and interests in and to the Intellectual Property owned or purported to be owned by Purchaser (the “Purchaser Licensed Owned Intellectual Property”), free from (i) any Encumbrances (except Permitted Encumbrances), and is licensed to use, pursuant to valid and legally enforceable written licenses, or otherwise has a valid right to use, all Intellectual Property that any Person other than the Purchaser owns and that Purchaser uses in the operation of its Business (the “Purchaser Licensed Intellectual Property”) as currently used by Purchaser or as necessary to conduct the business of Purchaser as currently conducted.  Except pursuant to a Purchaser Incidental Outbound License or a Contract set forth in Section 4.11(a)(ii) of Purchaser’s Disclosure Schedule, Purchaser has not licensed or granted, and is not otherwise obligated to license or grant any right to, any Person any Purchaser Intellectual Property, nor has Purchaser otherwise agreed not to assert any such Purchaser Intellectual Property against any Person. All Purchaser Intellectual Property is (i) valid, subsisting, and enforceable, and (ii) in full force and effect, and no Purchaser Intellectual Property (or Purchaser Intellectual Property that is the subject of an exclusive license) is the subject to any challenge, opposition, cancellation or nullity proceeding, Inter Partes Review or reexamination, or interference or threats to commence the same.

(b)Except as set forth in Section 4.11(b) of Purchaser’s Disclosure Schedule: (i) Purchaser Intellectual Property as currently licensed or used by Purchaser, Purchaser’s conduct of the Business as currently conducted, and Purchaser’s products and services, do not infringe, violate, or misappropriate the Intellectual Property of any Person, and there is no pending or threatened action or claim or allegation asserting such infringement, violation, or misappropriation of Intellectual Property by any Person; and (ii) to the Knowledge of Purchaser, no Person is infringing, violating, or misappropriating any Purchaser Intellectual Property, and there is no pending or threatened action or claim or allegation asserting such infringement, violation, or misappropriation of Purchaser Intellectual Property against any third Person.

4.12Material Contracts.

(a)Section 4.12(a) of Purchaser’s Disclosure Schedule sets forth a correct and complete list of each of the following Contracts currently in force (other than any Permits set forth on Section 4.15 (b) of Purchaser’s Disclosure Schedule, any Purchaser Benefit Plans set forth on Section 4.17(a) of Purchaser Disclosure Schedule and any Transaction Documents to which Purchaser is a party), to which Purchaser is a party, under which Purchaser has any Purchaser Debt, or by which Purchaser or any of its assets and properties are bound (collectively and with all amendments, modifications, and supplements thereto, the “Purchaser Material Contracts”):

(i)any Contract (or series of Contracts) with any (A) Purchaser Material Client, or (B) Governmental Entity (including any Contract that relates to any Purchaser Debt or obligation of Purchaser to any Governmental Entity);

(ii)any Contract with a Purchaser Material Vendor;

(iii)any Contract (or series of Contracts) for the future or ongoing provision of products or services, or the future or ongoing purchase or sale, maintenance, or acquisition of goods, materials, supplies, merchandise, or equipment (including computer hardware or software), in each case, (A) the performance or term of which extends or will extend over a period of more than 12 months, (B) that results or is reasonably anticipated to result in a material loss or reduction in profitability to Purchaser, or (C) that constitutes a requirements, output, or similar Contract;

(iv)any Contract (or series of Contracts) under which Purchaser has any indemnification, defense, hold harmless, reimbursement, or contribution obligation or Purchaser Debt outside the Ordinary Course of Business;

(v)any Contract involving a material distributor, sales representative, dealer broker, or marketing or advertising arrangement that by its express terms is not terminable by Purchaser at will or by giving notice of 30 days or less, without liability;

(vi)any Contract that includes any of the following or similar terms: (A) profit, commission or cost sharing, (B) consignment or forward warehousing, (C) production cost sharing, (D) marketing, advertising, or other allowances, (E) credit terms beyond 90 days, financing other than on an accounts payable basis or the grant of a security interest to secure payment or credit extended, (F) joint ventures, or (G) payment in any noncash form, including by way of example and not limitation equity, awards, incentives, or other property;

(vii)any Contract under which Purchaser gives or has committed to give, or has made any or committed to make any change in any arrangement for, any rebate or free or discounted services to any customer, or any other financial or in-kind incentive;

(viii)any Contract under which Purchaser receives, has received, or is entitled to receive, any rebate or free or discounted merchandise from any vendor, or other financial or in-kind incentive;

(ix)any Contract providing for any offset, countertrade, or barter arrangement;

(x)any Contract containing any (A) exclusivity provision, stand-still provision, non-solicitation or non-hire provision, or covenant prohibiting or limiting competition in any line of business or with any Person or in any geographic area, (B) “most favored nation” provision, special warranties, agreements to take back or exchange goods, consignment arrangements, or similar understandings with a customer or supplier, (C) right of first refusal, right of first offer, or other preferential right to purchase any assets and properties of Purchaser,

(D) minimum purchase volumes or purchase volume discounts, (E) material “take-or-pay” provision (i.e., a contract in which the buyer will pay some amount or a penalty in excess of $10,000 regardless of whether the product or service to be provided thereunder is actually provided), or (F) confidentiality or non-disclosure terms other than Ordinary Course of Business purchase orders;

(xi)any Contract between or among Purchaser, on the one hand, and (A) any Purchaser Stockholder, (B) any Affiliate of Purchaser, (C) any directors, managers, or officers of Purchaser, or (D) any Related Party of any Person described in clauses (A) through (C) of this subsection (xii), on the other hand;

(xii)any Contract that (A) relates to Purchaser Debt, or (B) grants or creates any Encumbrance upon any material assets and properties of Purchaser;

(xiii)any Contract that constitutes (A) a guaranty of any Purchaser Debt of any other Person, or (B) a surety bond, performance bond, letter of credit, hedge arrangement, or similar instrument;

(xiv)any Contract for capital expenditures or the acquisition or construction of fixed assets outside the Ordinary Course of Business requiring the payment by Purchaser of an amount in excess of $250,000 per Contract;

(xv)any Contract providing for or relating to (including any review or non-disclosure Contract) (A) the assignment, sale, transfer, exchange, pledge, or other disposition of any assets and properties owned, leased, licensed, used, or held for use by Purchaser (other than inventory and vehicle fleet replacement sales in the Ordinary Course of Business), or (B) any merger, consolidation, or other business combination involving Purchaser or any holder of Purchaser’s Common Stock in such holder’s capacity as a direct or indirect owner of Purchaser;

(xvi)any Contract relating to the purchase, exchange, contribution, transfer, or other disposition, directly or indirectly (including by merger), of the assets or business of any third party that involves (A) all or substantially all of the assets or business of such third party, or (B) consideration payable by Purchaser;

(xvii)any management, consulting, independent contractor, agency, brokerage, employment, commission, bonus, retention, severance, or similar Contract, including any agreement obligating Purchaser to pay a bonus (or similar payment) as a result of the Contemplated Transactions;

(xviii)any Contract relating to any joint venture, partnership, or similar arrangement, and all other similar contracts (however named) that involve a sharing of profits, losses, costs, or liabilities by Purchaser with any other Person;

(xix)any voting trust or similar agreement relating to any Purchaser Shares to which Purchaser is a party;

(xx)any Contract relating to a matter disclosed or required to be disclosed in Section 4.7 of Purchaser’s Disclosure Schedule;

(xxi)any Contract granting a power of attorney to any Person;

(xxii)any Contract (or series of Contracts) or Order, not otherwise identified in the foregoing subsections of this Section 4.12(a), that (A) involves or is reasonably anticipated to involve consideration in the aggregate in excess of $50,000 in any 12-month period or $150,000 over the term of the Contract, or (B) may not be terminated by Purchaser on 90 days’ notice or less, or (C) is material to the Business or the use of its assets and properties; and

(xxiii)each material amendment, supplement, and modification in respect of any of the foregoing.

(b)Purchaser has been provided correct and complete copies of each written Purchaser Material Contract and description (including all material terms) of each oral Purchaser Material Contract, and no changes have been made to such Purchaser Material Contracts since the date of delivery. Each Purchaser Material Contracts are valid and binding agreement of Purchaser  and each other party, enforceable in accordance with its terms, and is in full force and effect, and enforceable with respect to and each other party  thereto, subject to the Remedies Exception.   Purchaser is in compliance in all material respects with and has not materially breached, violated or defaulted under any Purchaser Material Contract.

(c)To the knowledge of Purchaser, no event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) will, or would reasonably be expected to, (A) result in a material violation or breach of any of the provisions of any Purchaser Material Contract, (B) give any Person the right to declare a default or exercise any remedy in any material respect under any Purchaser Material Contract, (C) give any Person the right to accelerate the maturity or performance of any obligation under a Purchaser Material Contract, or (D) give any Person the right to cancel, terminate or modify any Purchaser Material Contract.  As of the Agreement Date, Purchaser has not received any written notice or, to the knowledge of Purchaser, any other communication regarding any violation or breach of, or default under, any Purchaser Material Contract.  As of the Agreement Date, no Person is renegotiating any amount paid or payable to Purchaser under any Purchaser Material Contract or any other material term or provision of any Purchaser Material Agreement.

4.13Insurance.  Section 4.13 of Purchaser’s Disclosure Schedule sets forth a correct and complete list of all insurance policies maintained by Purchaser or with respect to which Purchaser or any of its directors, managers, or officers is a named insured or otherwise the beneficiary of coverage (excluding any policies relating to Benefits Plans) (collectively, the “Purchaser Insurance Policies”).  The Purchaser Insurance Policies are in full force and effect and all premiums due on such Purchaser Insurance Policies have been paid, except as set forth in Section 4.13 of Purchaser’s Disclosure Schedule. Correct and complete copies of the Purchaser Insurance Policies have been delivered or made available to the Company prior to the date of this Agreement, and no changes have been made to any of the Purchaser Insurance Policies since the date of delivery. No notice in writing (or to the Knowledge of Purchaser, verbal or otherwise) of nonrenewal, cancellation, or termination or of material increases to the premiums thereunder has been provided to Purchaser with respect to the Purchaser Insurance Policies. The Purchaser Insurance Policies are sufficient to comply with the requirements of all applicable Laws and Contracts to which Purchaser or its assets or business are subject. During the last three years, Purchaser has not been refused any insurance with respect to its assets or business, nor has coverage been limited by any insurance carrier to which Purchaser applied for or has carried insurance. None of the policy limits of such Purchaser

Insurance Policies have been exhausted, nor has Purchaser failed to give any notice or to present any claim thereunder in due and timely fashion. No letters of credit have been posted or cash restricted for the benefit of any Purchaser Insurance Policies.

4.14Legal Proceedings; Orders.  Except as disclosed on Section 4.14 of  Purchaser Disclosure Schedule, there are no legal, governmental or regulatory investigations, actions, suits or proceedings pending to which Purchaser or any of its subsidiaries is or may be a party or to which any property of Purchaser or any of its subsidiaries is or may be subject that, individually or in the aggregate, if determined adversely to Purchaser or any of its subsidiaries, could reasonably be expected to have a

Material Adverse Effect; and, to the best knowledge of Purchaser, no such investigations, actions, suits or proceedings are threatened by any governmental or regulatory authority or threatened by others.

4.15Compliance with Laws; Permits.

(a)Except as set forth in Section 4.15(a) of Purchaser’s Disclosure Schedule, Purchaser is, and for the past five years has been, in compliance in all material respects with all Laws and Orders applicable to it or its business, properties, or assets.  Within the five years prior to Closing, Purchaser has not received any written notice (or to the Knowledge of Purchaser, verbal or otherwise) from any Governmental Entity or any other Person regarding any actual or alleged violation of, or failure to comply with, or liability under any applicable Law or Order.

(b)Purchaser and its Subsidiaries is in possession of all material franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders of any Governmental Entity necessary for Purchaser and its Subsidiaries to own, lease and operate their respective properties or to carry on their respective businesses as they are now being conducted (the “Purchaser Permits”).  Each Purchaser Permit is in full force and effect in accordance with its terms and no suspension or cancellation of any of the Purchaser Permits is pending or, to the knowledge of Purchaser, threatened.

4.16Taxes.  Except as set forth in Section 4.16 of Purchaser’s Disclosure Schedule:

(a)Purchaser has timely filed with all appropriate Governmental Entities any and all income and other material Tax Returns required to be filed by Law.  All such Tax Returns are true, complete and correct in all material respects.  All Taxes of Purchaser (whether or not shown as due on any Tax Return) have been timely and fully paid.  Purchaser is currently the beneficiary of any extension of time within which to file any Tax Return other than customary extensions granted in the Ordinary Course of Business. There are no Encumbrances on any of the assets or properties of Purchaser that arose in connection with any failure (or alleged failure) to pay any Tax except Permitted Incumbrances. Purchaser has not received from any federal, state, local, or non-U.S. Tax Authority (including jurisdictions where Purchaser has not filed a Tax Return) any: (i) written notice indicating an intent to open an audit or other review; or (ii) written notice of deficiency or proposed adjustment for any amount of Tax proposed, asserted, or assessed by any Tax Authority against Purchaser.  No claim has ever been made in writing by any Governmental Entity in a jurisdiction where Purchaser does not file Tax Returns that it is or may be subject to Taxation by that jurisdiction that would be covered by such Tax Returns.

(b)Purchaser has collected and withheld all Taxes that it has been required to collect or withhold from its employees, agents, contractors, nonresidents, creditors, shareholders, optionees, customers and third parties, and has timely paid over all such collected and withheld Taxes to the appropriate authorities. Purchaser has complied and is in compliance in all material respects with all Laws relating to the payment, withholding and information reporting requirements relating to any Taxes required to be collected, withheld or paid over.

(c)With respect to Purchaser, (i)  no Tax audits or other administrative proceedings or court proceedings are presently pending or, to the Knowledge of Purchaser, threatened with respect to any Taxes for which Purchaser has been or will be liable; and (ii) no Governmental Entity has provided notice in writing of any intention to propose or assert any deficiency or claim for additional Taxes against Purchaser.

(d)Purchaser has made available to the Company complete copies of all federal, state, local, and foreign Tax Returns and all written communications from the IRS or any other Governmental Entity in Purchaser’s custody, possession, or control and relating to any such Tax Returns, including work papers, records, examination reports and statements of deficiencies filed, proposed or assessed against or agreed to by Purchaser for the past two years.

(e)Purchaser has not requested from, executed, or entered into with, any Governmental Entity (i) any agreement, waiver, or other document extending or having the effect of extending or waiving the period for assessments or collection of any Taxes for which Purchaser would or could be liable, (ii) any closing agreement pursuant to Section 7121 of the Code, or any predecessor provision thereof or any similar provision of state, local, or foreign Tax Law that relates to the assets or operations of Purchaser, or (iii) any power of attorney with respect to any Tax matter that is currently in force.

(f)Purchaser has not participated in any “reportable transaction” or any “listed transaction” within the meaning of Treasury Regulation Section 1.60114. No Tax Return of Purchaser contains any position that is, or would be, subject to penalties under Section 6662 of the Code (or any corresponding provisions of state, local or foreign Law). Purchaser is not a party to or bound by any Tax allocation, Tax indemnification, or Tax sharing agreement or arrangement other than a Commercial Agreement. Purchaser (i) is not now nor has it ever been a member of an affiliated group filing a consolidated federal income Tax Return, or (ii) has not ever had any liability for the Taxes of any Person as a transferee or successor, by in each case, other than with respect to a group of which Purchaser is the common parent corporation.

(g)All deficiencies proposed or asserted or assessments proposed or made as a result of any examinations of Purchaser have been fully paid, or are fully reflected as a liability in the Purchaser Financial Statements, or are being contested and an adequate reserve therefor has been established and is fully reflected in the Purchaser Financial Statements.  Any matter that is being contested is set forth in Section 4.16(g) of Purchaser’s Disclosure Schedule.

(h)There are no outstanding private letter rulings, private letter ruling requests, closing agreements, or similar agreements, whether oral or written (including state, local, or foreign analogues), relating to Taxes (or Tax status) with respect to Purchaser.

(j)Purchaser has not constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock intended to qualify for tax free treatment under Section

355 of the Code (i) in the two years prior to the date of this Agreement or (ii) in a distribution that could otherwise constitute a “disqualified distribution” (within the meaning of Section 355(d) of the Code) or a part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the Contemplated Transactions.

(k)Purchaser is not, nor has it ever been, a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(l)Purchaser has never had (i) a permanent establishment in any foreign country, as defined in any applicable Tax treaty or convention between the United States and such foreign country or (ii) a presence in any foreign country that could subject Purchaser to income Tax in such foreign country.

(m)Purchaser has properly (i) collected and remitted sales, use, value added, and similar Taxes with respect to sales made to its customers or services provided to its customers except as would not have a Material Adverse Effect and (ii) for all sales or services that are exempt from sales, use, value added, and similar Taxes and that were made without charging or remitting such Taxes, received and retained any appropriate Tax exemption certificates and other documentation qualifying such sale or service as exempt except as would not have a Material Adverse Effect.

(n)Purchaser and its Subsidiaries have not knowingly and intentionally taken any action or knowingly and intentionally failed to take any action, nor to the knowledge of the Purchaser are than any facts or circumstances, that could reasonably be expected to prevent the Mergers from qualifying for the Intended Tax Treatment.

(o)Purchaser directly owns all of the outstanding equity interests of each of the Merger Subs.  Sub II has at all times during its existence constituted a disregarded entity for U.S. federal income Tax purposes.

(p) Notwithstanding any other provision of this Agreement, Purchaser is not making any representation or warranty as to the amount, availability or any limitation on any net operating loss, capital loss, Tax credit, Tax basis or other Tax attribute of Purchaser or any of its Subsidiaries.

4.17Employee Benefit Matters.

(a)Section 4.17(a) of Purchaser’s Disclosure Schedule contains a correct and complete list of each Purchaser Benefit Plan and separately identifies each Purchaser Benefit Plan that covers any current or former service provider of Purchaser located outside of the United States. With respect to each Purchaser Benefit Plan, copies of the documents, if any, described below have been delivered or made available to the Company: (i) the most recent Internal Revenue Service determination letter or opinion letter issued with respect to each Purchaser Benefit Plan obtaining or relying upon such a letter and all other determination letters, rulings, opinion letters, information letters, or advisory opinions issued by the IRS, the United States Department of Labor or the Pension Benefit Guaranty Corporation during the current calendar year or any of the preceding three calendar years; (ii) Forms 5500 and summary annual reports, audited or unaudited financial statements, actuarial reports, and valuations prepared for the three (3) preceding plan years; (iii) all current plan documents and amendments or, in the case of an unwritten Purchaser Benefit Plan, a written description thereof (or, in the case of employment and similar agreements and stock option agreements, the Purchaser’s standard form of such agreement and agreements that materially deviate from such form); (iv) summary plan descriptions and summaries of material modifications; (v) all current trust agreements, insurance contracts, and other documents relating to the funding or payment of benefits; and (vi) all material correspondence received by Purchaser from any Governmental Entity relating to such Purchaser Benefit Plan received during the current calendar year or any of the preceding three calendar years.

(b)Each Purchaser Benefit Plan has been maintained and administered in all material respects in compliance with all applicable Laws (including ERISA and the Code) and in compliance with its terms and any related documents or agreements.  Each Purchaser Benefit Plan which is required to satisfy Code Sections 401(k)(3) and 401(m)(2) has been, or will be, tested for compliance with, and in all material respects has satisfied, or will satisfy, the requirements of, such Sections of the Code for each plan year ending prior to the Closing Date in accordance with the requirements of the Code.  Each Purchaser Benefit Plan intending to be a safe harbor 401(k) plan has met the requirements for such a plan, including the applicable notice content and delivery requirements. Each Purchaser Benefit Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service, or with respect to a prototype plan, can rely on an opinion letter from the Internal Revenue Service to the prototype plan sponsor, to the effect that such Purchaser Benefit Plan is so qualified and that the plan and the trust related thereto are exempt from federal Income Taxes under Sections 401(a) and 501(a), respectively, of the Code.  To the Knowledge of Purchaser, nothing has occurred that would reasonably be expected to cause the revocation of such determination letter from the Internal Revenue Service or the unavailability of reliance on such opinion letter from the Internal Revenue Service, as applicable.  All benefits, contributions, transfers and premiums or other payments required by and due under the terms of each Purchaser Benefit Plan or applicable Law have in all material respects been timely paid and accrued in accordance with the terms of such Purchaser Benefit Plan, the terms of all applicable Laws and GAAP.  To the Knowledge of Purchaser, there have been no prohibited transactions or breaches of any of the duties imposed on “fiduciaries” (within the meaning of Section 3(21) of ERISA) by ERISA with respect to the Purchaser Benefit Plans that could reasonably be expected to result in any material liability or excise tax under ERISA or the Code being imposed on Purchaser.  Purchaser has reserved all rights necessary to amend or terminate each Purchaser Benefit Plan that is sponsored or maintained without the consent of any other Person, and have reserved all rights necessary to cease participation in each other Purchaser Benefit Plan without the consent of any other Person.

(c)Purchaser and each Purchaser Benefit Plan are in compliance in all material respects with the ACA, including compliance in all material respects with respect to all filing and reporting requirements, all waiting periods and the offering of affordable health insurance coverage to all Persons who meet the definition of a full-time employee under the ACA.  No excise Tax or penalty under the ACA is outstanding or has accrued, or, to the Knowledge of Purchaser, will become due with respect to any period prior to the Closing.

(d)Neither Purchaser nor any member of the Purchaser Controlled Group has ever since formation in April 2019 had an obligation to contribute to a (i) “defined benefit plan” as defined in Section 3(35) of ERISA, (ii) a pension plan subject to the funding standards of Section 302 of ERISA or Section 412 of the Code, (iii) a “multiemployer plan” as defined in Section 3(37) of ERISA or Section 414(f) of the Code, (iv) a “multiple employer plan” within the meaning of Section 210(a) of ERISA or Section 413(c) of the Code, (v) “welfare benefit fund” as defined in Section 419(e) of the Code or (vi) a voluntary employees’ beneficiary association (within the meaning of Section 501(c)(9) of the Code).

(e)Other than as required under Section 4980B of the Code or other applicable Law, no Purchaser Benefit Plan provides benefits or coverage in the nature of health, life, or disability insurance following retirement or other termination of employment (other than death benefits when termination occurs upon death or disability insurance under a Purchaser Benefit Plan)).  No Purchaser Benefit Plan subject to ERISA provides benefits to any individual who is not a current or former employee of Purchaser, or a dependent or other beneficiary of any such current or former employee. With respect to each group health plan benefiting any current or former employee of Purchaser or any member of the Purchaser Controlled Group that is subject to Section 4980B of the Code, Purchaser and each member of the Purchaser Controlled Group has complied in all material respects with the coverage continuation requirements of Section 4980B of the Code and Part 6 of Subtitle B of Title I of ERISA.  No Tax under Code Section 5000 has been incurred by Purchaser or any member of the Purchaser Controlled Group with respect to any Purchaser Benefit Plan, or other plan or arrangement, and, to the Knowledge of Purchaser, no circumstance exists which could give rise to such Taxes.

(f)To the Knowledge of Purchaser, there has been no material oral or written representation or communication with respect to any aspect of the Purchaser Benefit Plans made to employees or former employees of Purchaser which is not in accordance with the written or otherwise preexisting terms and provisions of such plans. To the Knowledge of Purchaser, neither Purchaser nor any member of its Purchaser Controlled Group, any administrator or fiduciary of any Purchaser Benefit Plan (or any agent of any of the foregoing) has engaged in any transaction, or acted or failed to act in any manner, which could subject Purchaser to any material direct or indirect liability (by indemnity or otherwise) for breach of any fiduciary, co-fiduciary, or other duty under ERISA.  There is no pending or, to the Knowledge of Purchaser, threatened assessment or Proceeding relating to a Purchaser Benefit Plan (other than routine claims for benefits), nor, to the Knowledge of Purchaser, is there any basis for one.  No Purchaser Benefit Plan is currently the subject of an audit or other inquiry from the Internal Revenue Service, U.S. Department of Labor, Pension Benefit Guaranty Corporation, or other Governmental Entity.

(g)In all material respects, the governing plan documents and annual reports or returns, audited or unaudited financial statements, actuarial valuations, summary annual reports, and summary plan descriptions issued with respect to the Purchaser Benefit Plans are correct and complete and have been, to the extent applicable, timely adopted, timely filed with the United States Department of Labor, and timely distributed to participants of the Purchaser Benefit Plans, and there have been no material changes in the information set forth therein.

(h)Except as set forth in Section 4.17(h) of Purchaser Disclosure Schedule, the consummation of the Contemplated Transactions will not (either alone or in combination with any other event that would not by itself trigger a payment or benefit contemplated by clause (i) or (ii)) (i) accelerate the time of payment or vesting, result in any funding, result in the forgiveness of indebtedness or increase the amount of any payment, compensation or benefit due any such director, manager, employee, independent contractor, consultant or officer under any Purchaser Benefit Plan, (ii) result in any new or increased contribution required to be made to any Purchaser Benefit Plan or (iii) give rise to the payment of any amounts or benefits that, individually or in combination with any other amount or benefit owed under any Purchaser Benefit Plan, would not be deductible in accordance with Section 280G of the Code.

(i)Each Purchaser Benefit Plan that provides for the deferral of compensation subject to Section 409A of the Code is and has been in all material respects properly operated and documented in writing in accordance with Section 409A of the Code.  No current or former service provider to Purchaser is or has been subject to any material Tax or penalty under Section 409A of the Code due to a documentary or operational failure thereunder, and no such operational or documentary failures have occurred, whether or not such failures were corrected pursuant to applicable Internal Revenue Service guidance.  No current or former service provider to Purchaser is entitled to a gross-up, make whole or other payment as a result of the imposition of any Tax or penalty under Section 409A or 4999 of the Code.

(j)Neither Purchaser nor any member of its Purchaser Controlled Group has made or is obligated to make any nondeductible contributions to any Purchaser Benefit Plan or to pay compensation to any employee that would be nondeductible under Code Section 162(m) if any of the entities were a publicly held corporation within the meaning of Code Section 162(m).  In all material respects, the actuarial present values of all accrued deferred compensation entitlements (including entitlements under any executive compensation, supplemental retirement, or employment agreement) of employees and former employees of Purchaser and any members of its Purchaser Controlled Group, whether or not subject to the provisions of Code Sections 412 and 430 or ERISA Section 302, have been fully reflected on the Purchaser Financial Statements to the extent required by and in accordance with GAAP, and the assets of each Purchaser Benefit Plan are reported at their fair market value on the books and records of such plan.

(k)All assets attributable to any Purchaser Benefit Plan that is subject to ERISA have been held in trust, unless a statutory or administrative exemption to the trust requirements of Section 403(a) of ERISA applies.  Except as disclosed in Section 4.17(k) of the Purchaser’s Disclosure Schedule, no Purchaser Benefit Plan is a self-funded or self-insured arrangement, and, with respect to each Purchaser Benefit Plan that is funded in whole or in part through an insurance policy, neither Purchaser nor any member of its Purchaser Controlled Group has, or is reasonably expected to have, any liability in the nature of a retroactive rate adjustment, loss-sharing arrangement or other actual or contingent liability arising wholly or partially out of events occurring on or before the date of this Agreement or the Closing Date.  In all material respects, any Purchaser Benefit Plan funded in whole or in part with pre-tax contributions from participants has been made in accordance with a written plan instrument that for all relevant periods has complied in form with the requirements under Code Section 125, other than changes required by statutes, regulations and rulings for which amendments are not yet required.

4.18Employment Matters.

(a)Section 4.18(a) of Purchaser Disclosure Schedule sets forth a true and complete list of each employee of Purchaser (including any employee who is on a leave of absence or on layoff status) and each individual engaged by Purchaser as an independent contractor, containing the following information: (i) to the extent permitted by Law, the name, title or classification of each employee or independent contractor; (ii) to the extent permitted by Law, the aggregate dollar amounts of the compensation (including wages, salary, commissions, director’s fees, fringe benefits, bonuses, profit sharing payments, and other payments or benefits of any type) received by each employee or independent contractor from Purchaser with respect to services performed in calendar year 2020 and year to date 2021; (iii) to the extent permitted by Law, each employee’s or independent contractor’s current annualized compensation, hourly wage rate or remuneration, as applicable; (iv) the number of hours of sick-time that each employee has accrued as of the date of this Agreement and the aggregate dollar amount thereof; (v) the number of hours of vacation time or paid time off that each employee has accrued and the aggregate dollar amount thereof; (vi) the length of employment; (vii) status of each employee as full-time or part-time and exempt or non-exempt, and (viii) whether the employee is receiving workers compensation or disability payments or is on leave or layoff status and, if so, the anticipated date of return.

(b)Purchaser has at all times complied, in all material respects, with all applicable Laws regarding labor and employment, including but not limited to the National Labor Relations Act, the Family and Medical Leave Act, employment discrimination laws, wage and hour laws, employment standards legislation and wage payment laws and occupational health and safety (including but not limited to any such obligations it may have under applicable Laws or any Contract to any employees providing services to Purchaser through a third party).  Purchaser has (i) timely paid in full to all Purchaser employees all wages and other compensation (including overtime compensation and compensation for meal periods and rest breaks) as required by all applicable Laws, in all material respects, (ii) timely paid in full to all Purchaser employees all reimbursement of expenses as required by all applicable Laws, in all material respects, and (iii) properly reported to all Purchaser employees (by pay stub, wage statement, or otherwise) their wages in accordance with all applicable Laws, in all material respects.

(c)All individuals who perform services for Purchaser have been classified correctly, including in accordance with the terms of each Purchaser Benefit Plan and ERISA, the Code, the Fair Labor Standards Act, and all other applicable Laws, as exempt employees, non-exempt employees, independent contractors, or leased employees, and Purchaser has not received written (or to the Knowledge of Purchaser, verbal or otherwise) notice to the contrary from any Person or Governmental Entity.

(d)The employment of each Purchaser employee is terminable by Purchaser at will and no employee is entitled to severance pay or other benefits following termination or resignation, except as otherwise required by Law or any Purchaser Benefit Plan set forth or required to be set forth on Section 4.18(a) of Purchaser’s Disclosure Schedule.  Purchaser has made available to the Company accurate and complete copies of all employee manuals and handbooks, disclosure materials, policy statements and other materials relating to the employment of the current and former employees of Purchaser.

(e)There has not been pending or existing during the three-year period preceding the date of this Agreement any strike, slowdown, work stoppage or lockout involving Purchaser.

(f)As of the date of this Agreement, to the Knowledge of Purchaser, there is no unfair labor practice charge or complaint against Purchaser pending before (i) the National Labor Relations Board, or (ii) similar Governmental Entity outside of the United States, and to the Knowledge of Purchaser, no such charge or complaint has been made against Purchaser during the three-year period preceding the date of this Agreement.

(g)To the Knowledge of Purchaser, no executive officer of Purchaser, or salaried Employee of Purchaser of a seniority level that reports directly to any such executive officer: (i) intends to terminate his or her relationship with Purchaser, or (ii) has received an offer to join a business that may be competitive with the business of Purchaser.

(h)Purchaser is not now, nor has it ever been, a party to any collective-bargaining agreement, neutrality agreement, or other Contract of any kind with a labor union or labor organization, or party to any representation proceeding before the National Labor Relations Board, or subject to any duty to bargain with any labor union or labor organization, and there has not been within the last three years, and is not now any labor union organizing activity pending or, to the Knowledge of Purchaser, threatened with respect to Purchaser.

(i)To the Knowledge of Purchaser, (i) there has been no complaint or charge of discrimination or harassment (including sexual harassment) made, filed or threatened against Purchaser or Employee (in such Employee’s capacity as an employee of Purchaser) with the Equal Employment Opportunity Commission or similar Governmental Entity during the last three years prior to the date of this Agreement; and (ii) no reasonable basis in fact or circumstances exists for the assertion of any such claim described in clause (i).

(j)Purchaser has not experienced a “plant closing,” “business closing,” or “mass layoff” or similar group employment loss as defined in the WARN Act or any other applicable Law affecting any site of employment of Purchaser or one or more facilities or operating units within any site of employment or facility of Purchaser. During the 90-day period preceding the date of this Agreement, no employee has suffered an “employment loss” as defined in the WARN Act or any other applicable Laws with respect to Purchaser.

(k)Purchaser is in compliance in all material respects with the requirements of all applicable Laws regarding immigration, including but not limited to the requirements under the federal Immigration Reform and Control Act of 1986 regarding verification of employment eligibility, documentation fraud, document retention, non-discrimination, and the prohibition against knowing employment of workers who are not authorized to work in the United States.  Purchaser has on file a valid and current I-9 form for (i) all current employees hired since November 6, 1986, and (ii) all former employees whose employment commenced less than three years prior to the date of this Agreement or terminated less than one year prior to the date of this Agreement.

4.19Client Relations.  Section 4.19(a) of Purchaser’s Disclosure Schedule is a correct and complete list of: (a) Purchaser’s 20 largest customers (in the aggregate, measured by fees generated) for the current calendar year through March 31, 2022, and each of the fiscal years ended December 31, 2021 and December 31, 2020 (collectively, the “Purchaser Material Clients”), and (b) the corresponding net sales generated from the Purchaser Material Clients.  Except as set forth in Section 4.19(b) of Purchaser’s Disclosure Schedule, (i) to the Knowledge of Purchaser, all Purchaser Material Clients continue to be customers of Purchaser, and no Purchaser Material Client has terminated its relationship with Purchaser; (ii) no Purchaser Material Client has advised Purchaser in writing that it (A) is terminating the handling of its business (including referral business) by Purchaser, as a whole or in respect of any material project or service, (B)  is planning to reduce its future spending or referral for spending, as applicable, with Purchaser in any material manner from the levels maintained during the calendar year 2021; and (iii) Purchaser is not involved in any claim, dispute, or controversy with any Purchaser Material Client that, individually or in the aggregate, would reasonably be expected to have a Purchaser Material Adverse Effect.  For purposes of this Section 4.19, the word “client” refers to an entity consolidated for financial reporting purposes.

4.20Vendors and Suppliers.  Section 4.20(a) of Purchaser’s Disclosure Schedule is a correct and complete list of:  (a) the top 10 vendors and suppliers of Purchaser to which Purchaser, considered in the aggregate, paid or incurred the highest amount of expenses or other expenditures during the current calendar year through March 31, 2022, and each of the fiscal years ended December 31, 2021 and December 31, 2020 (collectively, the “Purchaser Material Vendors”), and (b) the corresponding amount of expenses or other expenditures paid or payable to the Purchaser Material Vendors.  Except as set forth in Section 4.20(b) of Purchaser’s Disclosure Schedule. Except as set forth in Section 4.20(b) of the Purchaser Disclosure Schedules, no such supplier listed on Section 4.12(a) of the Purchaser Disclosure Schedules has on or prior to the date of this Agreement (a) threatened in writing to terminate, cancel or, other than in the ordinary course of Business, materially limit or materially and adversely modify any of its existing or planned business with Purchaser or (b) to the Knowledge of Purchaser, been involved in or threatened in writing a material dispute against Purchaser or become insolvent or subject to bankruptcy proceedings.

4.21Brokers.  No broker, finder, or investment banker is entitled to any brokerage, finders, or other fee or commission in connection with the Contemplated Transactions based upon arrangements made by or on behalf of Purchaser or any of its Affiliates.

4.22[Reserved].

4.23Affiliate Transactions.

(a)Except as disclosed on Section 4.23 of Purchaser’s Disclosure Schedule, no Representative or Related Party of Purchaser owns or has any beneficial interest in: (i) any Contract, arrangement or understanding with, or relating to, Purchaser or the properties or assets of Purchaser; (ii) any loan, arrangement, understanding, agreement, or Contract for or relating to Purchaser or the properties or assets of Purchaser; (iii) any property (real, personal, or mixed), tangible or intangible, used or currently intended to be used by Purchaser; or (iv) any claim against Purchaser that could materially and adversely affect Purchaser’s assets, title to or its right to use its assets, or Purchaser’s right to conduct its business following the Closing.  No Related Party of Purchaser (other than John Acunto, Scot Weisberg, Sean Cross, David Kerzner) is (x) an employee or contractor of Purchaser or (y) has received any preferential treatment in hiring or otherwise.

(b)Section 4.23(b) of Purchaser’s Disclosure Schedule sets forth an accurate and complete list of all accounts receivable, notes receivable, and other receivables and accounts payable owed to or due from any Related Party or Affiliate of Purchaser to Purchaser.

4.24Certain Payments.  Neither Purchaser nor to the Knowledge of Purchaser, any Entity Representative or any other strategic partner, distributor, reseller, consultant, broker, agent, or other Person associated with or acting on behalf of Purchaser, has:  (a) used any funds, directly or indirectly, for any contribution, gift, entertainment expense, or other cost or expense relating to a political or business activity in any manner contrary to applicable Law; (b) made a payment of money or transferred any other property of value, directly or indirectly, to an official, employee, or other Person acting on behalf of any Governmental Entity or public international organization, or to any political party or campaign in any manner contrary to applicable Law; (c) made a payment of money or transferred any other property of value, directly or indirectly, to an official, employee or other Person acting on behalf of any Entity owned or controlled by any Governmental Entity or public international organization; (d) violated any provision of the U.S. Foreign Corrupt Practices Act of 1977 or similar Law; (e) established or maintained an unrecorded fund of corporate monies or other assets in any manner contrary to applicable Law; (f) made a false or fictitious entry on the books of account of Purchaser; or (g) made or received a bribe, rebate, payoff, influence payment, kickback, or other payment in any manner contrary to applicable Law.  Neither Purchaser, nor any direct or indirect owner of Purchaser Shares, currently a Prohibited Person, and to the Knowledge of Purchaser, neither Purchaser, or any direct or indirect owner of the Purchaser Shares, is in violation of any applicable Law relating to anti-money laundering or anti-terrorism, including any applicable Law relating to making payments to (including payments in response to ransomware demands) or otherwise transacting business with Prohibited Persons, or any comparable non-U.S. Laws for any of the foregoing, including the UK Bribery Act 2010 or prior UK anti-corruption Laws, UK Terrorism Act 2000, Sections 44-45 of the UK Serious Crime Act 2007, UK Proceeds of Crime Act 2002, UK Money

Laundering Regulations 2007, or any applicable Law implementing the OECD Convention on Combating Bribery of Foreign Public Officials in International Business.

4.25Books and Records.  All books, records, and accounts of the Purchaser are accurate and are maintained in accordance with good business and accounting practices on the basis of GAAP and on a basis consistent with the Financial Statements attached as set forth on the Purchaser Disclosure Schedule.

4.26No Reliance.  Purchaser has made its own independent decisions to enter into the Agreement and the Contemplated Transactions and as to whether such Contemplated Transaction are appropriate and proper for it based upon its own judgment and upon advice from such advisors (including without limitation, legal counsel and accountants) as it has deemed necessary. Purchaser is not relying upon any advice from Seller as to any aspect of the Contemplated Transactions, including without limitation, the legal, accounting or tax treatment of such Contemplated Transactions.

4.27Investment Purpose.  Purchaser is acquiring the Company Securities solely for its own account for investment purposes and not with a view to, or for offer or sale in connection with, any distribution thereof. Purchaser acknowledges that the Company Securities are not registered under the Securities Act, as amended, or any state securities laws, and that the Company Securities may not be transferred or sold except pursuant to the registration provisions of the Securities Act or pursuant to an applicable exemption therefrom and subject to state securities laws and regulations, as applicable. Purchaser is able to bear the economic risk of holding the Company Securities for an indefinite period (including total loss of its investment), and has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risk of its investment.

4.28No Warranties.  Purchaser acknowledges that, except as set forth in this Agreement, none of the Company, its nor any of its respective Affiliates, employees, agents, advisors or representatives makes or has made any representation or warranty, either express or implied, as to the accuracy or completeness of any of the information provided or made available to Purchaser or any of its Affiliates, employees, agents or representatives.

4.29Independent Investigations.  Purchaser has conducted its own independent investigation, review and analysis of the Company, and acknowledges that it has been provided adequate access to the personnel, properties, assets, premises, books and records, and other documents and data of the Company for such purpose. Purchaser acknowledges and agrees that: (a) in making its decision to enter into this Agreement and to consummate the transactions contemplated hereby, Purchaser has relied solely upon its own investigation and the express representations and warranties of the Company set forth in Article III of this Agreement (including related portions of the Company Disclosure Schedules); and (b) the Company has not made any representation or warranty as to Company or this Agreement, except as expressly set forth in Article III of this Agreement (including the related portions of the Company Disclosure Schedules).

ARTICLE V

Representations and Warranties of Sub I and Sub II

Sub I and Sub II represents and warrants to the Company and Purchaser as follows:

5.1Organization and Standing.  Each of Sub I and Sub II is a corporation or limited liability company, duly organized, validly existing and in good standing under the laws of its jurisdiction of organization.  Neither Sub I nor Sub II is in violation of any of the provisions of its Organizational Documents.  Purchaser directly owns, and through the Closing Date will directly own, all of the outstanding stock or other equity interests in each of Sub I and Sub II:

5.2Capital Structure. As of the Agreement Date, the authorized capital stock of Sub I consists solely of 1,000 shares of common stock.

5.3Authority; Non-contravention.

(a)Each of Sub I and Sub II have all requisite corporate power and authority to enter into this Agreement and to consummate the Contemplated Transactions.  The execution and delivery of this Agreement and the consummation of the Contemplated Transactions have been duly authorized by all necessary corporate action on the part of each of Sub I and Sub II.  This Agreement has been duly executed and delivered by each of Sub I and Sub II and, assuming the due execution and delivery of this Agreement by the other parties hereto, constitutes the valid and binding obligation of each of Sub I and Sub II enforceable against Purchaser and the Company and each of Sub I and Sub II, respectively, in accordance with its terms, subject only to the effect, if any, of (i) applicable bankruptcy and other similar applicable law affecting the rights of creditors generally and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

(b)The execution and delivery of this Agreement by Sub I and Sub II do not, and the consummation of the Contemplated Transactions will not, conflict with, or result in any violation of, or default under (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation or acceleration of any obligation or loss of a benefit under, or require any consent, approval or waiver from any Person pursuant to, (i) any provision of the Organizational Documents of either Sub I or Sub II, in each case as amended to date or (ii) applicable law, except where such conflict, violation, default, termination, cancellation or acceleration, individually or in the aggregate, would not be material to Sub I or Sub II’s  ability to consummate the Merger or to perform their respective obligations under this Agreement.

5.4Litigation.  There is no Proceeding to which Sub I or Sub II is a party pending before any Governmental Entity, or, to the knowledge of Sub I or Sub II, threatened against Sub I or Sub II or any of its assets or any of its directors, officers or employees (in their capacities as such or relating to their employment, services or relationship with Purchaser).  There is no Order against either Sub I or Sub II, or any of its assets, or, to the knowledge of Sub I or Sub II, any of its directors, officers or employees (in their capacities as such or relating to their employment, services or relationship with Purchaser

5.5No Prior Merger Sub Operations.  Each of Sub I and Sub II was formed solely for the purpose of effecting the Mergers as part of the Contemplated Transactions described in this Agreement and each of Sub I and Sub II has not engaged in any business activities or conducted any operations other than in connection with the Transactions.

5.6Governing Documents.  Each of Sub I and Sub II has made available to the Company and Purchaser true, correct and complete copies of the Organizational Documents, each as in effect as of the Agreement Date

5.7Reorganization.  Neither Sub I nor Sub II has knowingly and intentionally taken or agreed to take any action that would reasonably be expected to prevent or impede the Mergers from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

ARTICLE VI

Agreements Pertaining to Conduct of Business and the Purchaser Shares

6.1Conduct of Business in Ordinary Course. The Company and Purchaser shall both conduct their respective businesses diligently, in the Ordinary Course of Business and in substantially the same manner as such business has previously been conducted and will not make or institute any unusual or novel purchase, sale, lease, management, accounting policy or operation that will vary materially from those methods used by it during the 12-month period ending on the Agreement Date. Except as set forth in Section 6.1 of the Company Disclosure Schedule or the Purchaser Disclosure Schedule, as applicable, without limiting the foregoing, from the date hereof until the earlier of the Closing Date and the termination of this Agreement in accordance with Section 6.1, as it relates to the businesses and operations of both the Company and the Purchaser, neither the Company nor the Purchaser, shall, without the prior written consent of either the Company or Purchaser, as applicable, which consent shall not be unreasonably withheld or delayed:

(a)sell, transfer, assign, lease, sublease, license, or otherwise dispose of any of its assets, tangible or intangible, owned, leased, or licensed, with a value in excess of $200,000 individually or in any series of transactions, other than in the Ordinary Course of Business;

(b)enter into any Contract (or series of related Contracts) (i) in the Ordinary Course of Business and involving more than $250,000 and/or with a term greater than 12 months, which term may not be terminated by the Company or Purchaser upon 30 days’ notice, or (ii) outside the Ordinary Course of Business and involving more than $50,000;

(c)create, incur, or permit to arise any Encumbrance on any of its assets, tangible or intangible, other than Permitted Encumbrances;

(d)make any capital expenditure (or series of related capital expenditures) or commitments therefor either (i) outside the Ordinary Course of Business or (ii) involving more than $250,000 in the aggregate;

(e)make any capital investment in, any loan to, or any acquisition of the securities or assets of, any other Person (or series of related capital investments, loans, and acquisitions) outside the Ordinary Course of Business;

(f)to the extent involving more than $250,000 in the aggregate, (i) issue, create, incur, assume, or guarantee any Purchaser Debt or Company Debt, as applicable, incur other than in the Ordinary Course of Business, or (ii) make any voluntary purchase, cancellation, prepayment, or complete or partial discharge in advance of a scheduled payment date with respect to any Purchaser Debt or Company Debt, as applicable;

(g)cancel, compromise, waive, or release any right or claim (or series of related rights and claims) outside the Ordinary Course of Business;

(h)make or authorize any material change in its Organizational Documents;

(i)declare, set aside, or pay any dividends or other distributions, outside the Ordinary Course of Business distributions, with respect to any of its Equity Securities or redeem or purchase, directly or indirectly, any of its Equity Securities;

(j)increase or promise to increase the base compensation, wages, or other compensation of, or otherwise made any change in the employment or retention terms (other than general merit-based increases in the Ordinary Course of Business not exceeding 10% of the prior year compensation and compensation in connection with the renewal of John Aunto’s contract) for any of its respective employees, or (ii) paid any discretionary bonus or other cash or in kind award (other than sales commissions or annual bonuses in the Ordinary Course of Business) to, any of its respective employees;

(k)adopt, enter into, become bound by, or amend, modify, or terminate, any collective-bargaining agreement, neutrality agreement or other Contract of any kind with a labor union or labor organization;

(l)other than in the Ordinary Course of Business or as required by applicable Laws, (i) adopt, enter into, become bound by, or amend, modify, or terminate, any bonus, profit-sharing, incentive, severance, or other Company Benefit Plan or Purchaser Benefit Plan, as applicable, or any employment-related Contract or compensation arrangement, or (ii) establish or modify any (A) targets, goals, pools, or similar provisions under any Company Benefit Plan or Purchaser Benefit Plan, as applicable, employment-related Contract, or other employee compensation arrangement, or (B) salary ranges, compensation increase guidelines, or similar provision with respect to any Purchaser Benefit Plan, employment-related Contract, or other employee compensation arrangement;

(m)make any change in the Tax reporting or accounting principles, practices, or policies, including with respect to (A) depreciation or amortization policies or rates, (B) reserve policies or rates, or (C) the payment of accounts payable or the collection of accounts receivable; (ii) settle, compromise, or agree to any adjustment of any Tax liability in a manner which would be material to a Party’s business; (iii) make, change, or rescind any Tax election in a manner which would be material to a Party’s business; (iv) amend any Tax Return in a manner which would be material to a Party’s business; (v) surrender any material right in respect of a refund of Taxes; (vi) enter into any closing or similar agreement with respect to Taxes which would be material to a Party’s business; or (vii) consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes which would be material to a Party’s business;

(n)institute or settle any Proceeding in excess of $100,000;

(o)make any write-off or write-down of or make any determination to write-off or write-down any of its properties and assets in excess of $250,000 in the aggregate;

(p)make any material change in the general pricing practices or policies or the credit or allowance practices or policies of the Company or Purchaser, as applicable, including any discounting or increased credit terms;

(q)outside the Ordinary Course of Business, enter into any amendment, modification, termination (partial or complete), or grant any waiver under or give any Consent with respect to any Contract that is required to be disclosed on the Company Disclosure Schedule or Purchaser’s Disclosure Schedule, as applicable;

(r)exclude via commercially available shrink-wrap licenses, license in or purchase any Intellectual Property other than in the Ordinary Course of Business or license out or otherwise permitted any Person to use any Purchaser Intellectual Property outside the Ordinary Course of Business;

(s)other than, in each case, as required by GAAP or applicable Law, (i) make any material changes to any of its methods of accounting or methods of reporting revenue and expenses or accounting practices, or (ii) writing up, writing down, or writing off the book value of any material assets, individually or in the aggregate, of Purchaser;

(t)enter into any Company Material Contract or Purchaser Material Contract, as applicable outside the ordinary course of business;

(u)commence or terminate any material line of business other than in the case of Purchaser mergers, consolidations or acquisitions of additional companies or business lines; provided, that such mergers, consolidations and/or acquisitions do not, and are not reasonably expected to, impede, hinder, delay or interfere with the consummation of the transactions contemplated by this Agreement;

(v)adopt any plan of merger, consolidation, reorganization, liquidation, or dissolution or filing of a petition in bankruptcy under any provisions of federal or state bankruptcy Law or consent to the filing of any bankruptcy petition against it under any similar Law, other than in the case of Purchaser mergers, consolidations or acquisitions of additional companies or business lines; provided, that such mergers, consolidations and/or acquisitions do not, and are not reasonably expected to, impede, hinder, delay or interfere with the consummation of the transactions contemplated by this Agreement;

(w)enter into any transaction between Purchaser or the Company, on the one part, and any of either the Company or Purchaser’s Related Parties or Representatives or any Affiliate of any Representative or Related Party, on the other part, with a value of in excess of $100,000; or

(x)agree to enter into, offer to enter into, or amend or modify, verbally, orally, or by any other means, any Contract to do any of the foregoing.

6.2Legends.  Each book-entry security entitlement representing any Purchaser Shares (or any other securities issued in respect of such shares upon any stock split, stock dividend, recapitalization, merger, consolidation or similar event) issued to or held by any stockholder of the Company in accordance with the terms this Agreement shall bear the following legends (in addition to any other legends required by law):

THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AND HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO, OR IN CONNECTION WITH, THE SALE OR DISTRIBUTION THEREOF. NO SUCH SALE OR DISTRIBUTION MAY BE EFFECTED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT RELATED THERETO OR AN OPINION OF COUNSEL IN A FORM SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED UNDER THE SECURITIES ACT OF 1933.

The legend set forth in this Section 6.2 shall be removed by Purchaser from any book-entry security entitlement evidencing Purchaser Shares upon delivery by the holder thereof to Purchaser of a written request to that effect if at the time of such written request (a) a registration statement under the Securities Act is at that time in effect with respect to the legended security, or (b) the legended security can be freely transferred in a transaction in compliance with Rule 144 under the Securities Act without such a registration statement being in effect and that such transfer will not jeopardize the exemption or exemptions from registration pursuant to which Purchaser issued the Purchaser Shares, and, in the case of (b), upon the request and in the discretion of Purchaser’s transfer agent, the holder of such Purchaser Shares (i) executes and delivers a representation letter that includes customary representations regarding the holding requirements and whether such holder is an “affiliate” for purposes of Rule 144, and/or (ii) secures the delivery to Purchaser’s transfer agent of an opinion by counsel, in form and substance reasonably satisfactory to Purchaser, that such security can be freely transferred in a public sale without registration pursuant to an available exemption from the registration requirements of the Securities Act and that such transfer will not jeopardize the exemption or exemptions from registration pursuant to which Purchaser issued the Purchaser Shares.

6.3Issuance of Purchaser Shares.  The Purchaser Shares issuable to the Company Stockholders and the Company SAFE Holders pursuant to this Agreement are intended to be issued pursuant to one or more exemptions from registration under the Securities Act and the exemption from qualification under applicable state securities laws.  Purchaser and the Company shall, as promptly as practicable following the Effective Time, prepare and make such filings as are required under applicable blue sky laws relating to the transactions contemplated by this Agreement.  The Company shall, following the Effective Time, assist Purchaser as may be reasonably necessary to comply with the securities and blue sky laws relating to the transactions contemplated by this Agreement.

ARTICLE VII

Additional Agreements

7.1Required Stockholder Approval.

(a)The Company shall, in accordance with the Organizational Documents and Delaware Law, solicit Stockholder Written Consents from all Company Stockholders promptly following the execution of this Agreement, and shall use its reasonable best efforts to obtain Stockholder Written

Consents representing the Required Stockholder Approval promptly, and, subject to Section 7.1(b), simultaneously with the execution of this Agreement.  The Company shall promptly deliver to Purchaser a copy of each executed Stockholder Written Consent upon receipt thereof from any Company Stockholder pursuant to such solicitation.  Promptly upon obtaining the Required Stockholder Approval, the Company shall deliver evidence thereof to Purchaser, and shall thereafter, as soon as is reasonably practicable (and in any event prior to the Closing Date), prepare and send to all Company Stockholders on the record date for the Stockholder Written Consents who did not execute a Stockholder Written Consent the notices required pursuant to the applicable provisions of Delaware Law.  All materials submitted to the Company Stockholders in connection with such Stockholder Written Consents shall be subject to review and comment by Purchaser (the “Soliciting Materials”). Any Soliciting Materials to be submitted to the Company Stockholders in connection with the solicitation of their approval of the First Merger and this Agreement or providing notice thereof shall have been previously made available with reasonable time for review and reasonable approval by Purchaser and its Representatives.  The Company shall update, amend and supplement the Soliciting Materials from time to time as may be required by applicable Legal Requirements, including the Securities Act.  Notwithstanding anything to the contrary contained herein, none of the Soliciting Materials shall contain any information with respect to Purchaser or any of its Affiliates, the form and content of which information shall not have been approved by Purchaser prior to such inclusion.

(b)Promptly following the execution of this Agreement, but in no event later than one (1) Business Day after the date Purchaser has approved such materials pursuant to this Section 7.1(b) (provided, that such approval shall not be unreasonably withheld, conditioned or delayed), the Company shall (i) obtain from each Person who might receive any payments and/or benefits referred to in this Section 7.1(b) an executed waiver of such Person’s right to receive any such payments or benefits that could constitute “parachute payments” under Section 280G of the Code and regulations promulgated thereunder (each, a “280G Waiver”), and (ii) submit to the Company Stockholders for approval (in a manner reasonably satisfactory to Purchaser) by such number of Company Stockholders as is required by the terms of Section 280G(b)(5)(B) of the Code, any payments and/or benefits, if any, that may, separately or in the aggregate, constitute “parachute payments” within the meaning of Section 280G of the Code and the regulations promulgated thereunder (as reasonably determined by the Company and/or the Purchaser), such that such payments and benefits shall not be deemed to be “parachute payments” under Section 280G of the Code.  Prior to the Closing, the Company shall deliver to Purchaser evidence reasonably satisfactory to Purchaser (i) that a Company Stockholder vote was solicited in conformance with Section 280G and the regulations promulgated thereunder, and (ii) either (A) the requisite Company Stockholder approval was obtained with respect to any payments and/or benefits that were subject to the Company Stockholder vote (the “280G Approval”), or (B) the 280G Approval was not obtained and as a consequence, that such “parachute payments” shall not be made or provided, pursuant to the 280G Waiver described herein.  The Company will provide to Purchaser for its review and approval (which approval shall not be unreasonably withheld, conditioned or delayed), at least two (2) days prior to securing the 280G Waivers, all materials and waivers to be submitted to the Company Stockholders pursuant to this Section 6.1(b).

(c)The Company Board shall not alter, modify, change or revoke its approval of this Agreement, the First Merger and the transactions contemplated hereby, including each of the matters set forth in the form of Stockholder Written Consent and Section 7.1(a) and the matters, if any, required pursuant to Section 7.1(b), nor its recommendation that the Company Stockholders adopt this Agreement and approve the First Merger and the other matters set forth in the Stockholder Written Consent and not exercise their dissenters or appraisal rights under the applicable provisions of Delaware Law in connection with the First Merger.

No Shop. From the Agreement Date until the earlier of (i) the Closing Date, or (ii) the termination of this Agreement, the Company and the Purchaser shall not, and the Company and the Purchaser shall cause the Company or Purchaser’s shareholders, officers, directors, employees and other agents not to, directly or indirectly, take any action to solicit, initiate, encourage, or engage in any discussions related to, any offer or proposal or indication of interest in a merger, consolidation or other business combination involving any equity interest in, or a substantial portion of the assets of the Company and/or the Purchaser, other than in connection with the Contemplated Transactions by this Agreement. The Company and/or the Purchaser shall immediately advise the Company and/or Purchaser of the terms of any offer, proposal or indication of interest that it receives or otherwise becomes aware of.

7.2Access to Information.  The Company shall afford Purchaser and its Representatives reasonable access to (a) all of the properties, books, Contracts, commitments and records of the Company, including all Company Owned IP (including access to design processes and methodologies and all source code), (b) all other information concerning the business, properties and personnel (subject to restrictions imposed by applicable law) of the Company as Purchaser may reasonably request, and (c) all employees of each of the Company as identified by Purchaser; provided, however, that the Company shall not be required to provide access to any information (i) that is subject to attorney-client privilege to the extent doing so would reasonably be expected to cause such privilege to be waived, or (ii) that is prohibited by applicable Legal Requirements; provided, further, that, in the event that the restrictions of (i) or (ii) apply, the Company shall, to the extent permissible, provide Purchaser with a reasonably detailed description of the information not provided, and the Company shall use its commercially reasonable efforts to design and implement alternative disclosure arrangements to enable Purchaser to evaluate any such information without jeopardizing such privilege or violating such Legal Requirements.  Any such investigation and examination shall be conducted upon prior notice during regular business hours and under reasonable circumstances and in a manner that does not unreasonably interfere with the normal business operations of the Company and shall be at Purchaser’s sole expense.  The Company shall make available to Purchaser and its Representatives copies of internal financial statements (including Tax Returns and supporting documentation) promptly upon request.  No information discovered through the access afforded by this Section 7.2 shall (A) limit or otherwise affect any remedies available to the party receiving such notice, (B) constitute an acknowledgment or admission of a breach of this Agreement, or (C) be deemed to amend or supplement the Company Disclosure Schedule or prevent or cure any misrepresentations, breach of warranty or breach of covenant.  For the avoidance of doubt, all information furnished pursuant to this Section 7.2 will be subject to the Confidentiality Agreement.

7.3Notification of Certain Matters.  Each of Purchaser and the Company shall give prompt notice to the other of (a) the occurrence or non-occurrence of any event, the occurrence or non-occurrence of which is likely to cause any representation or warranty of such notifying party contained in this Agreement to be untrue or inaccurate at or prior to the Effective Time, and (b) any failure of such notifying party to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder, in each case, to the extent that the occurrence or non-occurrence of such event or the failure of the notifying party to comply with or satisfy any covenant, condition or agreement, as applicable, would cause the conditions set forth in Section 8.2 or Section 8.3, as applicable, to be incapable or reasonably unlikely of being satisfied by the Termination Date; provided, however, that the delivery of any notice pursuant to this Section 7.3 shall not (i) limit or otherwise affect any remedies available to the other party, or (ii) be deemed to amend or supplement the Company Disclosure Schedule or prevent or cure any misrepresentations, breach of warranty or breach of covenant of such notifying party.

7.4Further Actions.

(a)Upon to the terms and subject to the conditions of this Agreement, each of the parties hereto shall use commercially reasonable efforts to take, or cause to be taken, all appropriate action, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable Legal Requirements to consummate and make effective the First Merger and the other transactions contemplated hereby, including, without limitation, using commercially reasonable efforts to obtain all permits, consents, approvals, authorizations, qualifications and orders of Governmental Entities as are necessary for the consummation of the First Merger and to take such other actions to cause all of the conditions of the other party or parties hereto to consummate the First Merger set forth in Article VIII. to be satisfied promptly

(b)Each of the Company and Purchaser shall, and shall cause each of their respective Subsidiaries to, promptly execute and file, or join in the execution and filing of, any application, notification or other document that may be necessary in order to obtain the authorization, approval or consent of any Governmental Entity that may be reasonably required to consummate, or that Purchaser may reasonably request in connection with the consummation of, the First Merger and other transactions contemplated by this Agreement as promptly as possible after the execution of this Agreement.

(c)Each of the Company and Purchaser shall use commercially reasonable efforts to obtain all such authorizations, approvals and consents. To the extent permitted by applicable Legal Requirements, each of the Company and Purchaser shall promptly inform the other of any material communication between the Company or Purchaser, as applicable, and any Governmental Entity regarding the First Merger and the other transactions contemplated by this Agreement. If the Company or Purchaser shall receive any formal or informal request for supplemental information or documentary material from any Governmental Entity with respect to the First Merger or any other transaction contemplated by this Agreement, then the Company or Purchaser (as applicable) shall make, or cause to be made, as soon as reasonably practicable, a response in compliance with such request, after consultation with the other (to the extent permitted by applicable Legal Requirements).

(d)If the HSR Requirement is applicable, each party hereto agrees to as promptly as practicable make any required filing or application under the HSR Act and promptly after such determination that the HSR Requirement is applicable, the Company and Purchaser each shall file (or cause to be filed) with the Antitrust Division of the U.S. Department of Justice and the U.S. Federal Trade Commission a Notification and Report Form as required by the HSR Act. The parties hereto agree to supply as promptly as reasonably practicable any additional information and documentary material that may reasonably be requested pursuant to the HSR Act and to take all other actions necessary, proper or advisable to cause the expiration or termination of the applicable waiting periods or obtain required approvals, as applicable under HSR Act as soon as practicable, including by requesting early termination of the waiting period provided for under the HSR Act (if available).

7.5Tax Matters.

(a)Tax Returns for Periods Ending on or Before the Closing Date. Purchaser will, at the Company’s expense, timely prepare, or cause to be timely prepared, and timely file, or cause to be timely filed, all Tax Returns, prepared in a manner consistent with past custom and practice of the Company and its Subsidiaries (unless otherwise required by Law), for the Company and its Subsidiaries for all Tax periods ending on or prior to the Closing Date. Subject to the provisions of this Section 7.5(a), if such Tax Returns are filed after the Closing Date, Purchaser will permit the Stockholders’ Representative to review and comment on each of such Tax Returns for at least 30 days prior to the due date (with applicable extensions). The Stockholders’ Representative may provide any written comments to Purchaser not later than 15 days after receiving any such Tax Return, and Purchaser will accept the reasonable comments of the Stockholders’ Representative. If Stockholders’ Representative does not provide any written comments with 15 days, Stockholders’ Representative shall be deemed to have accepted such Tax Return.

(b)Straddle Period Tax Returns.  Purchaser will timely prepare and file, or cause to be timely prepared and filed, all Tax Returns for the Company and its Subsidiaries for all periods beginning on or before, and ending after, the Closing Date (a “Straddle Period”). Subject to the provisions of this Section 7.5, all such Tax Returns will be prepared in a manner consistent with past custom and practice of the Company and its Subsidiaries unless otherwise required by Law.  Purchaser will permit the Stockholders’ Representative the opportunity to review and comment on each of such Tax Returns for at least 30 days prior to the due date (with applicable extensions) and filing of such Tax Returns. The Stockholders’ Representative may provide any written comments to Purchaser not later than 15 days after receiving any such Tax Return, and Purchaser will accept the reasonable comments of the Stockholders’ Representative.

(c)Straddle Periods.  For purposes of this Agreement, the portion of Tax that is attributable to any Straddle Period will be apportioned between the period of the Straddle Period that extends before the Closing Date through and includes the Closing Date (the “Pre-Closing Straddle Period”) and the period of the Straddle Period that extends from the day after the Closing Date to the end of the Straddle Period (the “Post-Closing Straddle Period”) in accordance with this Section 7.5(c).  The portion of such Tax attributable to the Pre-Closing Straddle Period will (i) in the case of any Taxes other than sales or use taxes, value-added taxes, employment taxes, withholding taxes, and any Tax based on or measured by income, receipts, or profits earned during a Straddle Period, be deemed to be the amount of such Tax for the entire taxable period multiplied by a fraction, the numerator of which is the number of days in the Pre-Closing Straddle Period and denominator of which is the number of days in the Straddle Period; and (ii) in the case of any sales or use taxes, value-added taxes, employment taxes, withholding taxes, and any Tax based on or measured by income, receipts, or profits earned during a Straddle Period, be deemed equal to the amount that would be payable if the Straddle Period ended on and included the Closing Date.  The portion of Tax attributable to a Post-Closing Straddle Period will be calculated in a corresponding manner.

(d)Cooperation on Tax Matters.  Purchaser and its Affiliates and the Stockholders’ Representative will cooperate fully, as and to the extent reasonably requested by another Party, in connection with the preparation and filing of Tax Returns (including amendments thereto), audits, examinations, and administrative or judicial proceedings with respect to Taxes. Such cooperation includes the retention and (upon such other Party’s request) the provision of books and records and information reasonably relevant to any such Tax Returns and making employees available during normal business hours on a mutually convenient basis to provide additional information and explanation of any material provided under this Agreement. Following the Closing, Purchaser will cause the Company to (i) retain all books and records with respect to Tax matters pertinent to the Company and its Subsidiaries relating to any taxable period ending on or before the Closing Date until seven (7) years after the Closing Date, and to abide by all record retention agreements entered into with any Tax Authority; and (ii) give the other Parties reasonable prior, and in no event less than thirty Business Days, written notice to transferring, destroying, or discarding any such books and records and, if any such other Parties so request, Purchaser will allow such other Parties to take possession of such books and records.

(e)Reorganization Tax Treatment. The Parties intend, by executing this Agreement, to adopt a plan of reorganization within the meaning of Section 368 of the Code and Treasury Regulation Section 1.368-2(g), and to cause the Mergers to qualify as a “reorganization” within the meaning of Section 368(a) of the Code, and the Parties hereto agree that (a) no Party to this Agreement shall knowingly and intentionally take, nor shall knowingly permit any Subsidiary, Affiliate, representative or “related person” (within the meaning of such term as used in Treasury Regulations Section 1.368-1) to knowingly take, any action that would reasonably be expected cause the Mergers to fail to qualify as a reorganization within the meaning of Section 368(a) of the Code, in each case except to the extent required by a determination within the meaning of Section 1313(a) of the Code, and (b) the Parties required by applicable Law (as well as any applicable Subsidiary, Affiliate, representative or “related person” (within the meaning of such term as used in Treasury Regulations Section 1.368-1)) shall prepare all relevant books, records, and filings, including all required Tax Returns in a manner intended to be consistent with the Intended Tax Treatment, in each case except to the extent required by a determination within the meaning of Section 1313(a) of the Code.

(f)Certain Controversies. This Section 7.6(f) and not Section 10.4 will control any inquiry, assessment, Proceeding, or other similar event relating to any Taxes for a Pre-Closing Tax Period or Straddle Period of Company or any of its Subsidiaries (a “Tax Matter”).  Purchaser will notify the Stockholders’ Representative within ten (10) days after receipt of any notice of any Tax Matter relating to any Pre-Closing Tax Period other than a Straddle Period (a “Pre-Closing Tax Matter”). The Stockholders’ Representative will have the right, at the cost and expense of Sellers, to represent the interests of the Company and its Subsidiaries before the relevant Governmental Entity with respect to any Tax Matter that is a Pre-Closing Tax Matter and has the right to control the defense, compromise or other resolution of any such Pre-Closing Tax Matter, including responding to inquiries, preparing Tax Returns and contesting, defending against and resolving any assessment for additional Taxes or notice of Tax deficiency or other adjustment of Taxes of, or relating to, such Pre-Closing Tax Matter; provided, however, that (i) Purchaser has the right (but not the duty) to participate in the defense of such Pre-Closing Tax Matter and to employ counsel, at its own expense, separate from counsel employed by the Stockholders’ Representative, and (ii) the Stockholders’ Representative shall not enter into any settlement of or otherwise compromise any such Pre-Closing Tax Matter without the prior written consent of Purchaser, which consent shall not be unreasonably conditioned, withheld, or delayed.  With respect to any Tax Matter that is (A) with respect to Straddle Period, or (B) a Pre-Closing Tax Matter but the Stockholders’ Representative has not provided Purchaser with written notice of its intent to control such Pre-Closing Tax Matter within thirty (30) days of receipt of notice from Purchaser of such Pre-Closing Tax Matter, then Purchaser will have the right to represent the interests of the Company and its Subsidiaries before the relevant Governmental Entity with respect to such Tax Matter and has the right to control the defense, compromise, or other resolution of any such Tax Matter, including responding to inquiries, filing Tax Returns, and contesting, defending against, and resolving any assessment for additional Taxes or notice of Tax deficiency or other adjustment of Taxes of, or relating to, such Tax Matter.  If Sellers would be required to indemnify Purchaser, the Company, or any of their Affiliates pursuant to this Agreement with respect to any Tax Matter controlled by Purchaser then: (1) the Stockholders’ Representative will have the right (but not the duty) to participate in the defense of such Tax Matter and to employ counsel, at its own expense, separate from counsel employed by Purchaser, and

(2) Purchaser shall not enter into any settlement of or otherwise compromise any such Tax Matter to the extent that it adversely affects the Tax liability of Sellers without the prior written consent of the Stockholders’ Representative, which consent shall not be unreasonably conditioned, withheld, or delayed.

(g)Tax Refunds.  Any Tax refund (or credit in lieu thereof) that is received by Purchaser or any of its Affiliates with respect to the Company or any of its Subsidiaries for a Pre-Closing Tax Period shall be for the account of the Sellers, and the Purchaser shall pay over to the Sellers any such refund within ten days after receipt thereof or entitlement thereto.

(h)Post-Closing Actions.  On or after the Closing Date, none of Purchaser, the Company, or any of their respective Affiliates shall, without the prior written consent of the Stockholders’ Representative, which consent shall not be unreasonably withheld or delayed, (i) make, revoke, or change any Tax election with respect to the Company or any of its Subsidiaries applicable to a solely Pre-Closing Tax Period, (ii) file (except pursuant to Section 7.5(a) or Section 7.5(b)), re-file, amend, or otherwise modify any Tax Return of the Company or any of its Subsidiaries relating to any solely Pre-Closing Tax Period, or (iii) enter into any closing agreement with a Tax Authority (or similar agreement), initiate any voluntary disclosure process or similar process with any Tax Authority, settle any Tax Matter, file a Tax Return in a jurisdiction where such type of Tax Return has not previously been filed, extend or waive the limitation period applicable to any Tax Matter, or surrender any right to claim a refund of Taxes, in each case, with respect to the Company or any of its Subsidiaries for a solely Pre-Closing Tax Period.

(i)Transfer Taxes. Provided that the Closing takes place, all transfer, documentary, sales, use, stamp, and registration Taxes and fees (including any penalties and interest) incurred in connection with this Agreement will be paid by Purchaser when due. Purchaser will file all necessary Tax Returns and other documentation with respect to all such transfer, documentary, sales, use, stamp, and registration Taxes and fees. If required by applicable Law, Sellers will join in the execution of any such Tax Returns and other documentation.

(j)Section 83(b) Elections. The Company shall cause each Company Stockholder who receives Unvested Company Stockholder Consideration pursuant to this Agreement to make an election pursuant to Section 83(b) of the Code with respect to the receipt of such Unvested Company Stockholder Consideration.

7.6Spreadsheet.

(a)At least three (3) Business Days prior to the Closing Date, the Company shall deliver to Purchaser a spreadsheet (the “Spreadsheet”), which shall include the information set forth in Section 7.6(b) below.  The Company shall cooperate with Purchaser in supplying any information Purchaser may reasonably request in order to verify the amounts and other information reflected on the Spreadsheet, and shall consider in good faith any of Purchaser’s good faith comments thereto and any changes to the information set forth thereon between the time of delivery and the Closing.  Nothing in this Section 7.6(a), including the fact that Purchaser and the Company may agree to changes to the Spreadsheet, shall in any way limit the right of any Indemnified Person to be indemnified for any inaccuracies on the Spreadsheet pursuant to Article X.

(b)The Spreadsheet shall include, as of the Closing (unless otherwise indicated below):

(i)the calculation of (A) the Total Consideration; and (B) and the Merger Consideration Per Share applicable to each Company Stockholder; and

(ii)(A) the names of all Company Stockholders and their respective email addresses; (B) the number of shares of Company Capital Stock held by each such Person, the status of such shares as book-entry or the stock certificate numbers of such shares, the respective date of grant of such shares, whether the shares were issued from the Company Equity Incentive Plan or pursuant to a non-plan issuance agreement and the original issuance price and date of acquisition of such shares; (D) the number of Purchaser Shares and amount of cash such Person is entitled to receive pursuant to Section 2.7; and (E) whether any Tax withholding is required under applicable Law with respect to such Company Stockholder’s portion of the Total Consideration.

7.7Company Debt.  The Company shall repay, or cause to be repaid, on behalf of the Company and its Subsidiaries, all amounts necessary to discharge fully the then outstanding balance of the Company Debt on a consolidated basis as of the Closing Date owed to the any holder of Company Debt, in accordance with any such payoff letters provided by the Company to Purchaser pursuant to Section 8.2(f), by wire transfer of immediately available funds to the account(s) designated in such payoff letters by the holders of such Company Debt.

7.8Confidentiality.

(a)The parties hereto acknowledge that Purchaser and the Company have previously executed the Confidentiality Agreement which shall continue in full force and effect in accordance with its terms, and the parties hereto hereby agree that the information obtained in any investigation pursuant to Section 7.3 hereof or pursuant to any notice provided under Section 7.4 hereof, or pursuant to the negotiation and execution of this Agreement or the effectuation of the transactions contemplated hereby, shall be governed by the terms of the Confidentiality Agreement.  The Stockholders’ Representative hereby agrees to be bound by the terms and conditions of the Confidentiality Agreement to the same extent as though the Stockholders’ Representative were a party thereto.  With respect to the Stockholders’ Representative, as used in the Confidentiality Agreement the term “Information” shall include information relating to the First Merger or this Agreement received by the Stockholders’ Representative after the Closing or relating to the period after the Closing, including in respect of any claim for indemnification under Article XI hereof.  Notwithstanding the foregoing, nothing in this Section 7.8 or otherwise, (i) shall restrict the Stockholder Representative from disclosing or using Information in connection with the enforcement of its or any Converting Holders rights, or defending its or any Converting Holders interests, under this Agreement or any other agreement contemplated by this Agreement or (ii) restrict the Stockholder Representative from disclosing Information to Company Stockholders’ or his agents, counsel and other advisors that are bound by confidentiality restrictions that are at least as restrictive as those of the Confidentiality Agreement.

(b)To the extent that such information has not become publicly known or available or unless otherwise required by Legal Requirements, the Company shall not (nor will it permit, as applicable, any of its or any of its Service Providers, agents, representatives or Affiliates to), directly or indirectly, issue any statement or communication to any third party (other than its agents, counsel and other advisors that are bound by confidentiality restrictions) regarding the subject matter of this Agreement or the transactions contemplated hereby, including, if applicable, the termination of this

Agreement and the reasons therefor or any disputes or arbitration proceedings relating hereto, without the consent of Purchaser.

7.9Director and Officer Indemnification.

(a)Following the consummation of the Contemplated Transactions hereby, until the sixth anniversary of the Closing Date, Purchaser will cause the Surviving Entity to fulfill and honor in all respects the obligations of the Company to its present and former directors and officers determined as of immediately prior to the Effective Time (the “Company Indemnified Parties”) pursuant to indemnification agreements with the Company in effect on the Agreement Date and pursuant to the Certificate of Incorporation or the Bylaws, in each case, in effect on the Agreement Date (the “Company Indemnification Provisions”), with respect to claims arising out of acts or omissions occurring at or prior to the Effective Time that are asserted after the Effective Time; provided that Acquirer’s and the Surviving Entity’s obligations under this Section 7.9 shall not apply to (i) any claim or matter that relates to a willful or intentional breach of a representation, warranty, covenant, agreement or obligation made by or of the Company in connection with this Agreement or the Contemplated Transactions or (ii) any claim based on a claim for indemnification made by an Indemnified Person pursuant to Article X.  Notwithstanding anything to the contrary contained in the Company Indemnification Provisions, no Company Indemnified Party shall be entitled to coverage under any Purchaser director and officer insurance policy or errors and omission policy unless such Company Indemnified Party is separately eligible for coverage under such policy pursuant to Acquirer’s policies and procedures and the terms of such insurance policy.

(b)Prior to the Effective Time, the Company, at Purchaser’s sole determination, may either provide for the continuation of its current directors’ and officers’ liability insurance policy in effect on the Effective Date for the benefit of the current or former directors or officers of the Company and any Company Subsidiaries (the “Continued Insurance Coverage”) or purchase tail insurance coverage (the “Tail Insurance Coverage”) for the Company Indemnified Parties in a form and premiums reasonably satisfactory to the Company and Purchaser, which shall provide the Company Indemnified Parties with coverage for six years following the Closing Date in an amount not less than the existing coverage and that shall have other terms not materially less favorable to the insured persons than the directors’ and officers’ liability insurance coverage maintained by the Company as of the Agreement Date. Any Continued Insurance Coverage shall provide the Company Indemnified Parties with coverage for six years following the Closing Date in an amount not less than the existing coverage and that shall have other terms not materially less favorable to the insured persons than the directors’ and officers’ liability insurance coverage maintained by the Company as of the Agreement Date.  Purchaser shall cause the Surviving Entity to maintain the Tail Insurance Coverage or the Continued Insurance Coverage, as applicable in full force and effect and continue to honor the obligations thereunder until the sixth anniversary of the Closing Date. To the extent that the premiums for Tail Insurance Coverage exceeds $120,000, such excess shall be deducted from the Purchase Price.

(c)This Section 7.9 shall survive the consummation of the Mergers, (ii) is intended to benefit each Company Indemnified Party and their respective heirs, (iii) is in addition to, and not in substitution for, any other rights to indemnification or contribution that any such Person may have against Purchaser or the Surviving Entity first arising after the earlier of the Closing Date and the termination of this Agreement by contract or otherwise, (iv) shall be binding on all successors and assigns of Purchaser and the Surviving Entity, as applicable, and shall be enforceable by the Company Indemnified Parties, and (v) shall not be terminated or modified in such a manner as to adversely affect the rights of any Company Indemnified Party under this Section 7.9 without the written consent of such affected Company Indemnified Party; provided that recourse shall first be against the Tail Insurance Coverage until it is exhausted before recovery against Purchaser shall take place.

7.10Press Release.  Neither Party shall publish any press release, make any other public announcement or otherwise communicate with any news media concerning this Agreement or the Contemplated Transactions hereby without the prior written consent of the other party, which consent shall not be unreasonably withheld or delayed; provided, however, that nothing contained herein shall prevent either Party from promptly making all filings with Governmental Authorities as may, in its judgement be required or advisable in connection with the execution and delivery of this Agreement or the Contemplated Transactions or as otherwise required by Law.

7.11Employment Matters.

(a)During the period commencing at the Closing and ending on the date which is twelve (12) months after the Closing (or if earlier, the date of the employee’s termination of employment with the Company), Purchaser shall and shall cause the Company and their respective Affiliates to provide each employee of the Company who remains employed with Purchaser, the Company or any of their Affiliates immediately after the Closing (a “Company Continuing Employee”) with: (i) base salary or hourly wages which are no less than the base salary or hourly wages provided by the Company and its Affiliates to such employee immediately prior to the Closing; (ii) target bonus opportunities (excluding equity-based compensation), if any, which are no less than the target bonus opportunities (excluding equity-based compensation) provided by Purchaser and its Affiliates to similarly situated employees of Purchaser and its Affiliates; (iii) retirement, health and welfare benefits that are no less favorable in the aggregate than those provided by Purchaser and its Affiliates to similarly situated employees of Purchaser; and (iv) severance benefits that are no less favorable than the plan or policy in effect for similarly situated employees of Purchaser and its Affiliates.

(b)With respect to any Purchaser Benefit Plan in which any Company Continuing Employees will participate following the Closing, Purchaser shall, or shall cause the Company or relevant Affiliate to, recognize all service of the Company Continuing Employees with the Company and its Affiliates as if such service were with Purchaser, for vesting and eligibility purposes in any Purchaser Benefit Plan in which such Company Continuing Employees may be eligible to participate after the Closing.

(c)Purchaser will use commercially reasonable efforts to cause each Purchaser Benefit Plan that is a welfare benefit plan, within the meaning of Section 3(1) of ERISA, (i) to waive any and all eligibility waiting periods, actively-at-work requirements, evidence-of-insurability requirements, pre-existing condition limitations and other exclusions and limitations with respect to Company Continuing Employees and their spouses, domestic partners and dependents to the extent waived, satisfied or not imposed under the corresponding Company Benefit Plan, and (ii) to recognize for each Company Continuing Employee for purposes of applying annual deductible, co-payment and out-of-pocket maximums under such Purchaser Benefit Plan any deductible, co-payment and out-of-pocket expenses paid by such Company Continuing Employee and his or her spouse, domestic partner and dependents under the corresponding Company Benefit Plan during the plan year of such Company Benefit Plan in which occurs the Closing.

(d)Notwithstanding anything to the contrary provided for in this Section 7.11, the Parties acknowledge and agree that, except for those Company Continuing Employees indicated on

Section 3.16(a) of the Company Disclosure Schedules to have employment agreements (and the Key Employees in respect of the Employment Agreement contemplated hereby), the Company Continuing Employees are and will continue to be “employees at will,” this Agreement shall not confer any agreement, rights or remedies to any Company Continuing Employee in accordance with Section 7.12(e) below, and, subject to the terms of the applicable employment agreement, neither Purchaser nor the Company shall be required to maintain the employment of any Company Continuing Employee in the event of (i) willful, persistent, habitual or continued material failure to perform such Company Continuing Employee’s duties and responsibilities, (ii) Fraud, (iii) refusal to comply in any material respect to perform the legal and explicitly stated or reasonably assigned directives of such Company Continuing Employee’s manager, (iv) unauthorized use or disclosure by a Company Continuing Employee of any confidential information, proprietary information or trade secrets of Purchaser, the Company or any Affiliate, (v) violation of any law, regulation or Purchaser or Company policy relating to the performance of such Company Continuing Employee’s duties to the Company or (vi) any business, company, division or group reorganization in the Ordinary Course of Business.

(e)This Section 7.11 shall be binding upon and inure solely to the benefit of each of the Parties, and nothing in this Section 7.11, express or implied, shall confer upon any other Person any rights or remedies of any nature whatsoever under or by reason of this section. Nothing contained herein, express or implied, shall be construed to establish, amend or modify any benefit plan, program, agreement or arrangement. The Parties acknowledge and agree that the terms set forth in this section shall not create any right in any employee of the Company to any continued employment with the Company, Purchaser or any of their respective Affiliates or compensation or benefits of any nature or kind whatsoever.

7.12Post-Closing Covenants.  The Parties agree that, following the Closing the following covenants shall apply:

(a)Following the Closing Date but prior to the earlier of the consummation of the Universal Merger or the termination of the Universal Merger Agreement, Purchaser agrees (i) in the event Purchaser consummates a financing or series of financings through equity or other equity linked securities in excess of $10,000,000 or enters into a definitive written agreement after the date of this Agreement for such a financing or series of financings that is based on a fixed equity valuation and subsequently consummated at any time (any such financing or series of financings, the “Purchaser Financing”) at an equity valuation that constitutes a Discounted Issuance, then Purchaser shall issue to the Converting Holders such aggregate number of additional Purchaser Shares as additional Merger Consideration, such that the aggregate percentage of the Purchaser Shares owned by the Converting Holders and their  assignees immediately after such Discounted Issuance equals the percentage of Purchaser Shares that Converting Holders and their assignees would have owned had such Discounted Issuance been issued at a valuation equal to or greater than a Discounted Issuance. By way of example, and for the avoidance of doubt, if the Purchaser Financing in the amount of $15,000,000 is consummated at an implied valuation of $1,500,000,000, the Discounted Issuance amount is $2,000,000,000 on the date of the Discounted Issuance and Purchaser has 300,000,000 Common Shares outstanding on the date of the Discounted Issuance, the Converting Holders would be diluted by 1%. Had such issuance been at a $2,000,000,000 equity valuation, the Converting Holders would have been diluted by 0.75%. Accordingly, Purchaser will issue to Converting Holders the number of additional Purchaser Shares such that the Converting Holders then ownership percentage would have been diluted by only 0.75% of the number of Purchaser Shares then owned by Converting Holders. In addition, no adjustment shall be made pursuant to this Section 7.12(a) with respect to any option, warrant or convertible securities unless and until such security is exercised for or converted into Purchaser Shares, and then such adjustment shall be made as if such adjustment occurred on the date of the Discounted Issuance. Notwithstanding the foregoing, the Parties agree that this Section 7.12(a) shall not apply and there will be no adjustment of the Merger Consideration under the following circumstances: (A) The completion of the currently authorized convertible financing round for the issuance of convertible notes with a $250,000,000 valuation cap; (B) The issuance of debt or securities classified as debt in accordance with generally accepted accounting principles and any warrants issued as part of such debt issuance; (C) The Reverse Merger Transaction or any securities issued in connection with, on or after the date of the completion of the Reverse Merger Transaction; (D) Issuance of the convertible notes or debentures on the terms equal to or more favorable than as set forth in the Yorkville Commitment Letter; (E) The issuance of options, following the Closing, to employees and consultants in the ordinary course of business pursuant to the 2019 Infinite Reality, Inc. (formerly tsu Inc.) Stock Plan or any subsequent plan; (F) The sale of, or exercise or conversion into, equity securities may constitute a Discounted Issuance which has been taken into account in determination of the Merger Consideration; or (G) The issuance of equity securities, convertible debt securities, options, warrants, debt or any other securities from and after October 1, 2022. The provisions in this Section 7.12(a) shall be adjusted, as applicable, to reflect any stock splits, stock dividends, reverse stock splits, combinations, reorganizations, reclassifications or similar events affecting shares of Purchaser Shares.

(b)Following the Closing Date and for so long as Amish Shah (together with any of his controlled Affiliates) and Dave Bialek (together with any of his controlled Affiliates) collectively own and have voting control of more than five percent (5%) of the Purchaser Shares, Purchaser shall grant the right to the Company (acting through the Stockholder Representative) to nominate one member to the board of directors of Purchaser (or any successor or ultimate parent company thereto) reasonably acceptable to the board of directors of Purchaser.  Purchaser will recommend such agreed nominee to its shareholders for election to the board of directors of Purchaser (or any successor or ultimate parent company thereto).

(c)If Purchaser, Universal or any other constituent company to the Universal Merger shall be determined to be a “shell company” in accordance with the Rule 405 of the Securities Act which would result in Rule 144 not being available to the Key Employees, concurrent with the closing of the Universal Merger, Purchaser and the Key Employees and certain other mutually acceptable Company Stockholders (which shall at a minimum include all Affiliates of the Company as of the Closing Date) shall enter into a Registration Rights Agreements in customary and usual form and substance reasonably acceptable to the Parties requiring registration by Universal (or such other ultimate publicly listed parent company of Purchaser) of offers and sales of Equity Securities under the Securities Act by such Key Employees and such certain other Company Stockholders received as part of the Purchaser Shares pursuant to this Agreement.

7.13Option Grants. As part of the transaction contemplated by this Agreement, Purchaser has agreed to provide to the Key Employees and other employees and contractors of ReKT at the time of Closing a pool of options to purchase up to 6,000,000 Purchaser Shares (the “Transaction Options”) after the Closing Date with a per share exercise price equal to the value of a Purchaser Share determined by dividing $2,000,000,000 by the number of shares of the Company issued and outstanding on the day immediately prior to the Closing Date (or, if greater, the fair market value of a Purchaser Share on the grant date of the option).  The Transaction Options shall have a maximum term of five years and shall vest over a minimum of three years from the Closing Date with one-third vesting on each anniversary of the Closing Date.  The Transaction Options shall be subject to the Infinite Reality, Inc. (formerly tsu Inc.) 2019 Stock Plan and form of option agreement.  On or prior to the date which is 30 days after the

Closing Date, the Company (or after Closing Amish Shah) shall provide Purchaser with a list of each Transaction Option recipient containing their name, residence address, email address, number of options, term (not to exceed five years) and vesting period (not to be less than one-third per 12-month period). Purchaser agrees to issue the options set forth on such schedule promptly after the Closing Date or receipt of such list whichever is later.

ARTICLE VIII

Conditions to the FIRST Merger

8.1Conditions to the Obligations of Each Party to Effect the First Merger.  The respective obligations of the Company, Purchaser and Sub I to effect the First Merger shall be subject to the satisfaction, at or prior to the Closing, of the following conditions:

(a)No Order; Injunctions; Restraints; Illegality.  No Governmental Entity shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, injunction, order or other legal restraint (whether temporary, preliminary or permanent) which is in effect and which has the effect of making the Mergers illegal or otherwise prohibiting or preventing consummation of the Mergers.

(b)Required Stockholder Approval.  The Required Stockholder Approval shall have been obtained.

(c)Governmental Approvals.  All approvals and actions of or by, and all notices to, all Governmental Entities necessary for completion of the Contemplated Transactions shall have been obtained, taken place or any waiting periods in connection therewith shall have expired or been terminated

(d)HSR Act. If filings under the HSR Act are required in order to consummate the First Merger in accordance with the HSR Act (the “HSR Requirement”), all required filings under the HSR Act shall have been completed and any applicable waiting period (and any extension thereof) applicable to the consummation of the Transactions under the HSR Act shall have expired or been terminated;

8.2Conditions to the Obligations of Purchaser and Sub I.  The obligations of Purchaser and Sub I to effect the First Merger shall be subject to the satisfaction at or prior to the Closing of each of the following conditions, any of which may be waived, in writing, exclusively by Purchaser and Sub I:

(a)Representations and Warranties. The representations and warranties of the Company set forth in Article III of this Agreement (disregarding all qualifications and exceptions contained therein relating to materiality or Material Adverse Effect), other than the Company Fundamental Representations, shall be true and correct as of the date of this Agreement and as of the Closing Date as if made anew as of such date (except to the extent such representations and warranties are made as of a specific date, in which case such representations and warranties shall be true and correct only as of such date), in each case, except for failures of such representations and warranties to be so true and correct that would not, individually or in the aggregate, result in a Material Adverse Effect. Each of the Fundamental Company Representations shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as if made anew as of such date (except to the extent any such representation and warranty expressly relates to an earlier such representations and warranties are made as of a specific date, in which case such representations and warranties shall be true and correct only as of such date).

(b)Performance of Obligations. The Company shall have performed or caused to be performed in all material respects all obligations that are required to be performed by it at or prior to the Closing Date.

(c)Officer’s Certificate. Purchaser shall have received a certificate of an authorized officer of the Company certifying that the conditions set forth in Section 8.2(a) and Section 8.2(b) have been satisfied.

(d)No Material Adverse Effect. Since the date hereof, there shall not have occurred any change, effect, event, occurrence, state of facts or development that, individually or in the aggregate, has had or would reasonably be expected to result in a Material Adverse Effect on the Company.

(e)Seller Transaction Expenses. Purchaser shall have received evidence that all Seller Transaction Expenses have been paid in full.

(f)Payoff Documents. Purchaser shall have received evidence of payment in full and termination and release from each lender to the Company, with respect to the Company Debt as of the Closing Date (collectively, the “Payoff Documents”), as expressly set forth on Section 8.2(f) of the Company Disclosure Schedule, including authorization to file UCC termination statements in connection therewith.

(g)Termination of Certain Agreements.  The Company shall have terminated the Contracts listed on Section 8.2(g) of the Company Disclosure Schedule.

(h)Employees.

(i)Each Employment Agreement executed and delivered by Amish Shah or David Bialek concurrently with the execution and delivery of this Agreement shall be in full force effect and has been not terminated by Amish Shah or David Bialek.

(ii)Each Non-Competition Agreement executed and delivered by the Key Employees concurrently with the execution and delivery of this Agreement shall be in full force and effect.  All of the Key Employees shall remain employed by the Company as of immediately prior to the Closing.

(i)Third Party Contracts.

(i)The Company shall have delivered to Purchaser all necessary consents, waivers and approvals of parties to any Contract set forth on Schedule 8.2(i)(i) hereto without any transfer, renewal or other fees, or other additional costs, in form and substance reasonably satisfactory to Purchaser.

(ii)The Company shall have sent the notices set forth on Schedule 8.2(i)(ii) hereto in form and substance reasonably satisfactory to Purchaser.

(iii)Purchaser shall have received all necessary consents, waivers and approvals of parties to any Contract set forth on Schedule 8.2(i)(iii) hereto in form and substance reasonably satisfactory to Purchaser.

(j)Spreadsheet. Purchaser shall have received the Spreadsheet.

(k)Certificate of Secretary of the Company. Purchaser shall have received a certificate in form and substance reasonably satisfactory to Purchaser, validly executed by the Secretary of the Company, certifying (i) as to the terms and effectiveness of the Organizational Documents, (ii) as to the valid adoption of resolutions of the Company Board whereby the First Merger and the transactions contemplated hereunder were unanimously approved by the Company Board, (iii) that the Required Stockholder Approval has been obtained, and (iv) as to the occurrence and outcome of the vote on “parachute payments” under Section 280G of the Code as contemplated by Section 7.2(b).

(l)Certificate of Good Standing. Purchaser shall have received a certificate of good standing from the Secretary of State of the State of Delaware which is dated within a reasonable time period prior to Closing with respect to the Company.

(m)FIRPTA Documentation. Purchaser shall have received a statement from the Company meeting the requirements of Section 1445 of the Code and Treasury Regulation Section 1.1445-2(c)(3).

(n)Company Dissenting Shares. Dissenting Shares shall not constitute 4% or more of the outstanding shares of Company Capital Stock.

(o)Company Documents. The original minute books, stock ledger, and option or similar ledger (if any) of the Company (which can be satisfied by such materials remaining at the offices of the Company).

8.3Conditions to the Obligations of the Company. The obligations of the Company to effect the First Merger shall be subject to the satisfaction at or prior to the Closing of each of the following conditions, any of which may be waived, in writing, exclusively by the Company:

(a)Total Merger Consideration. Purchaser shall have delivered the Total Consideration in accordance with this Agreement.

(b)Representations and Warranties. The representations and warranties of the Purchaser set forth in Article IV of this Agreement (disregarding all qualifications and exceptions contained therein relating to materiality or Material Adverse Effect), other than the Fundamental Purchaser Representations, shall be true and correct as of the date of this Agreement and as of the Closing Date as if made anew as of such date (except to the extent such representations and warranties are made as of a specific date, in which case such representations and warranties shall be true and correct only as of such date), in each case, except for failures of such representations and warranties to be so true and correct that would not, individually or in the aggregate, result in a Material Adverse Effect. Each of the Purchaser Fundamental Representations shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as if made anew as of such date (except to the extent any such representation and warranty expressly relates to an earlier such representations and warranties are made as of a specific date, in which case such representations and warranties shall be true and correct only as of such date).

(c)Performance of Obligations. The Purchaser shall have performed or caused to be performed in all material respects all obligations that are required to be performed by it at or prior to the Closing Date.

(d)Officer’s Certificate. Seller shall have received a certificate of an authorized officer of the Purchaser certifying that the conditions set forth in Section 7.3(b) and Section 7.2(c) have been satisfied.

(e)No Material Adverse Effect. Since the date hereof, there shall not have occurred any change, effect, event, occurrence, state of facts or development that, individually or in the aggregate, has had or would reasonably be expected to result in a Material Adverse Effect.

(f)Certificate of Secretary of the Purchaser.  The Company shall have received a certificate in form and substance reasonably satisfactory to the Company, validly executed by the Secretary of Purchaser, certifying (i) as to the terms and effectiveness of the Purchaser Charter, (ii) as to the valid adoption of resolutions of each of Purchaser’s and Purchaser’s board of directors (or equivalent governing body) whereby the First Merger and the transactions contemplated hereunder were unanimously approved and (iii) that any requisite stockholder approval of Purchaser or Purchaser has been obtained.

(g)Employees.

(i)Each Employment Agreement executed and delivered by the Purchaser concurrently with the execution and delivery of this Agreement shall be in full force effect and has been not terminated by the Purchaser.

(ii)Each Non-Competition Agreement executed and delivered by the Purchaser concurrently with the execution and delivery of this Agreement shall be in full force and effect.

ARTICLE IX

Termination, Amendment and Waiver

9.1Termination. At any time prior to the Closing, this Agreement may be terminated and the First Merger abandoned by authorized action taken by the terminating party, whether before or after the Required Stockholder Approval:

(a)by mutual written consent of Purchaser and the Company;

(b)by either Purchaser or the Company, if the Closing shall not have occurred on or before June 30, 2022 or such other date that Purchaser and the Company may agree upon in writing (the “Termination Date”); provided, however, that the right to terminate this Agreement under this Section 9.1(b) shall not be available to any party whose failure to perform any covenant in this Agreement has been a principal cause of or resulted in the failure of the Closing to occur on or before the Termination Date;

(c)by either Purchaser or the Company, if any Governmental Entity shall have enacted, issued, promulgated, enforced or entered any Legal Requirement which has become final and non-appealable and which is in effect and which has the effect of making the First Merger or any other transaction contemplated by this Agreement illegal or otherwise prohibits the consummation of the First Merger or any other transaction contemplated by this Agreement;

(d)by Purchaser, if there has been a breach of any representation, warranty, covenant or agreement of the Company set forth in this Agreement such that the conditions set forth in Section 8.2(a) or Section 8.2(b) hereof would not be satisfied, and such breach has not been cured within fifteen (15) calendar days after written notice thereof to the Company; provided, however, that no cure period shall be required for a breach which by its nature cannot be cured; or

(e)by the Company, if there has been a breach of any representation, warranty, covenant or agreement of Purchaser, Purchaser, Sub I or Sub II set forth in this Agreement such that the conditions set forth in Section 8.3(b) or Section 8.3(c) hereof would not be satisfied, and such breach has not been cured within fifteen (15) calendar days after written notice thereof to Purchaser; provided, however, that no cure period shall be required for a breach which by its nature cannot be cured.

9.2Effect of Termination.  In the event of termination of this Agreement as provided in Section 9.1, this Agreement shall forthwith become void and there shall be no obligation on the part of Purchaser, Purchaser, Merger Subs, the Company or their respective officers, directors, stockholders or Affiliates; provided, however, that (a) the provisions of Section 11.4 (Expenses), Section 7.8 (Confidentiality), this Section 9.2 (Effect of Termination), Article XI (General Provisions) and the Confidentiality Agreement shall remain in full force and effect and survive any termination of this Agreement, and (b) the termination of this Agreement shall not relieve any party hereto in connection with any willful and material breach of such party’s representations, warranties or covenants contained herein that occurred prior to such termination.

9.3Amendment.  Subject to the provisions of applicable Legal Requirements, the parties hereto may amend this Agreement by authorized action at any time pursuant to an instrument in writing signed on behalf of each of the parties hereto.  To the extent permitted by applicable Legal Requirements, Purchaser and the Stockholders’ Representative may cause this Agreement to be amended at any time after the Closing by execution of an instrument in writing signed on behalf of Purchaser and the Stockholders’ Representative.

9.4Extension; Waiver.  At any time at or prior to the Closing, any party hereto may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto, and (c) waive compliance with any of the agreements or conditions for the benefit of such party contained herein.  At any time after the Closing, the Stockholders’ Representative and Purchaser may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other, (ii) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto, and (iii) waive compliance with any of the agreements or conditions for the benefit of such Person contained herein.  Without limiting the generality or effect of the preceding sentence, no delay in exercising any right under this Agreement shall constitute a waiver of such right, and no waiver of any breach or default shall be deemed a waiver of any other breach or default of the same or any other provision in this Agreement.

ARTICLE X

Survival; Indemnification

10.1Survival.

(a)Survival of Representations and Warranties. The representations and warranties contained in this Agreement shall survive the Closing until the expiration of its Applicable Limitation Date as set forth, and each Party shall be entitled to recover for any Loss related thereto pursuant to Article X of this Agreement, as applicable, if written notice of a claim thereof complying with the terms of this Agreement is delivered to the other Party prior to the Applicable Limitation Date.  For purposes of this Agreement, the term “Applicable Limitation Date” means (i) with respect to Fundamental Representations, indefinitely, (ii) with respect to the representations and warranties set forth in Section 3.15 (the “Company Tax Representations”) and Section 4.16 (the “Purchaser Tax Representations” and, collectively with the Company Tax Representations, the “Tax Representations”), 3 months after the date upon which the applicable statute of limitations expires, and (iii) with respect to representations or warranties other than Fundamental Representations and the Tax Representations, the date that is 18 months following the Closing Date.

(b)Survival of Covenants. All of the covenants or other agreements contained in this Agreement will survive the Closing Date until the first to occur of (i) the expiration by their terms of the obligations of the applicable Party under such covenant and (ii) such covenant being fully performed or fulfilled, unless non-compliance with such covenants or agreements is expressly waived in writing by the Party entitled to such performance.

(c)Except as otherwise expressly provided in this Agreement, whether or not the transactions contemplated by this Agreement are consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be borne by the party incurring such costs and expenses.

(d)Any Claims pending on the expiration of the survival period for which notice has been given in accordance with this Article X on or before such expiration may continue to be asserted and indemnified against until finally resolved. Any Claim that is not pending as of the expiration of the survival period will be forfeited by the holder of such Claim vis-à-vis the Indemnifying Person.

10.2Indemnification by the Company.

(a)Company Indemnification. From and after the Closing and subject to any applicable limitation set forth in this Article X, the Converting Holders will, severally but not jointly, based on such Converting Holder’s Pro Rata Share thereof, indemnify, defend, and hold harmless Purchaser and each of its Representatives, Affiliates (including the Company), and equity holders (each, a “Purchaser Indemnitee”), without duplication, from and against any and all Losses that are suffered or incurred by any of Purchaser Indemnitees and arising out of the following (each, a “Company Indemnifiable Matter”):

(i)any inaccuracy in or breach of any of the representations or warranties made by the Company contained in this Agreement;

(ii)any breach of any covenant of the Company in this Agreement;

(iii)any liability or obligation related to any Closing Company Debtor unpaid Company Transaction Expenses;

(iv)any Indemnified Taxes;

(v)any claims by the Company, or other Person asserting any legal interest in the Company or Company assets, against Purchaser or the Company in connection with the allocation or disbursement by and among the Company of the Merger Consideration as set forth in the Spreadsheet;

(vi)any claim by any Person who is or at any time prior to the Closing was an officer, director, or employee of the Company, in their capacity as such, seeking indemnification, reimbursement of expenses or other payment with respect to a period prior to the Closing;

(vii)any inaccuracy in or breach of any of the representations or warranties made by any individual Converting Holder in the Letter of Transmittal (each, an “Individual Breach”); provided that only the Converting Holder committing such Individual Breach shall be responsible for any Losses incurred with respect thereto; or

(viii)any Fraud.

(b)Limitations. All obligations of the Converting Holders under this Section 10.2 are subject to each applicable limitation below:

(i)In no event will:  (A) the aggregate amount of indemnification paid by the Company for all Company Indemnifiable Matters owed to Purchaser Indemnitees pursuant to Section 10.2(a) (other than with respect to breach of Fundamental Company Representations and Company Tax Representations) exceed $50,000,000; (B) the aggregate amount of indemnification paid by the Company for all other Company Indemnifiable Matters owed to Purchaser Indemnitees exceed the Purchase Price actually received by such Converting Holder and (B) any payment for Company Indemnifiable Matters (other than with respect to Fundamental Company Representations and Company Tax Representations) be made to any Purchaser Indemnitee unless and until the aggregate amount of all such payments owed by the Company with respect to all such Claims equals at least $1,000,000, in which case all such Claims shall be paid from the first dollar; provided, however, that in no event will any of the Limitations apply to any Losses arising out of or relating to any Fraud.

(ii)Subject to the Limitations, the Company will be jointly and severally liable to Purchaser Indemnitees for any and all Company Indemnifiable Matters. Subject to the Limitations, each Converting Holder shall only be liable for his, her or its Pro Rata Share of the indemnifiable Losses.

(iii)Subject to the Limitations, all indemnification payments required to be made to any Purchaser Indemnitee in respect of Company Indemnifiable Matters by the Company will be paid at  each Converting Holder’s discretion, in cash or Purchaser Shares. If paid in Purchaser Shares, the value of such Purchaser Shares shall be at the price per share attributed for the Closing.

(iv)Notwithstanding any other provision of this Agreement, the Converting Holders shall not have any liability or indemnification obligation with respect to (i) the amount or availability of or any limitation on any net operating loss, capital loss, Tax credit, Tax basis or other Tax attribute of the Company or any of its Subsidiaries, or (ii) any Taxes of the Purchaser or its Affiliates (including the Company and its Subsidiaries) with respect to any taxable period beginning after the Closing Date.

(v)For purposes of determining the amount of indemnifiable Losses hereunder, but not for purposes of determining whether the Company representation or warranty is inaccurate or has been breached, the terms “material,” “materiality,” “Material Adverse Effect” and words of similar import will be disregarded; provided, however, that the foregoing materiality limitation will not (A) affect any “knowledge” qualifiers, or (B) apply to limit any list within representations and warranties calling for scheduling of “material” items.

(vi)Purchaser shall use commercially reasonable efforts to mitigate all Losses that are indemnifiable pursuant to this Section 10.2.

10.3Indemnification by Purchaser.

(a)Purchaser Indemnification. From and after the Closing and subject to any applicable limitation set forth in this Article X, Purchaser will indemnify, defend, and hold harmless the Converting Holders and each of their respective Representatives, Affiliates (excluding the Company), and equity holders (each, a “Company Indemnitee”), without duplication, and based on their Pro Rata Share thereof, from and against any and all Losses that are suffered or incurred by any of Company Indemnitees, directly or indirectly, and arising out of any of the following (each, a “Purchaser Indemnifiable Matter”):

(i)any inaccuracy in or breach of any of the representations or warranties made by Purchaser contained in this Agreement;

(ii)any breach of any covenant of the Purchaser in this Agreement; or

(iii)any Fraud.

(b)Limitations.

(i)In no event will:  (A) the aggregate amount of indemnification paid by the Purchaser for all Purchaser Indemnifiable Matters owed to Purchaser Indemnitees pursuant to Section 10.3(a) (other than with respect to breach of Fundamental Purchaser Representations and Company Tax Representations) exceed $50,000,000, (B) the aggregate amount of indemnification paid by the Purchaser for all other Purchaser Indemnifiable Matters owed to Company Indemnitees exceed the Purchase Price actually received by such Converting Holder and (B) any payment for Purchaser Indemnifiable Matters (other than with respect to Fundamental Purchaser Representations and Company Tax Representations) be made to any Company Indemnitee unless and until the aggregate amount of all such payments owed by the Purchaser with respect to all such Claims equals at least $1,000,000, in which case all such Claims shall be paid from the first dollar; provided, however, that in no event will any of the Limitations apply to any Losses arising out of or relating to any Fraud.

(ii)Subject to the Limitations, all indemnification payments required to be made to any Company Indemnitee in respect of Purchaser Indemnifiable Matters by the Purchaser Company will be paid at Purchaser’s discretion, in cash or Purchaser Shares. If paid in Purchaser Shares, the value of such Purchaser Shares shall be at the price share attributed for the Closing.

(iii)purposes of determining the amount of indemnifiable Losses hereunder, but not for purposes of determining whether the Company representation or warranty is inaccurate or has been breached, the terms “material,” “materiality,” “Material Adverse Effect” and words of similar import will be disregarded; provided, however, that the foregoing materiality limitation will not (A) affect any “knowledge” qualifiers, or (B) apply to limit any list within representations and warranties calling for scheduling of “material” items.

(iv)The Stockholder Representative shall use commercially reasonable efforts to mitigate all Losses that are indemnifiable pursuant to this Section 10.3.

(c)Payment. All indemnification payments required to be made at Purchaser’s discretion, in cash or shares of Purchaser. If paid in shares of Purchaser at a price per share equal to the greater of (i) the then value of shares of Purchaser or (ii) the price per share attributed for the Closing.

10.4Claim Notice.

(a)Notice of Direct Claims. As soon as is reasonably practicable after any Purchaser Indemnitee or any Company Indemnitee (each, as applicable, an “Indemnified Person”) or any Party becomes aware of any event or condition that would reasonably be expected to result in a Loss with respect to which Purchaser or the Converting Holders (in each case as the case may be, an “Indemnifying Person”) may become obligated to indemnify, defend, hold harmless, compensate, or reimburse any Indemnified Person pursuant to this Article X (a “Claim”), such Person (or the Stockholder Representative on behalf of the Company Indemnitees) will give notice of such Claim (a “Direct Claim Notice”) (i) if such Person is Purchaser or a Purchaser Indemnitee, to the Stockholder Representative or (ii) if such Person is the Stockholder Representative or a Company Indemnitee, to Purchaser.  A Direct Claim Notice (A) must describe the Claim in reasonable detail; (B) on an informal and non-binding basis, reserving all future rights, identify whether such Claim pertains to a representation or warranty, Fraud or another Company Indemnifiable Matter (and specify each such Company Indemnifiable Matter); and (C) must in good faith indicate the amount (estimated, if necessary and to the extent feasible) of the Loss that has been or may reasonably be expected to be suffered by the Indemnified Person (the “Claimed Amount”).

(b)Notice of Third-Party Claims. In the event of the assertion of any Claim by any third-party Person with respect to which an Indemnifying Person may become obligated to indemnify, defend, compensate, or reimburse any Indemnified Person pursuant to this Article X, or the commencement by any third-party Person of any Proceeding (whether against a Party or any other Indemnified Person) with respect to which any Indemnifying Person may become obligated to indemnify, defend, compensate, or reimburse any Indemnified Person pursuant to this Article X (each, a “Third-Party Claim”), the Indemnified Person or Indemnifying Person (or the Stockholder Representative on behalf of the Company Indemnitees), as the case may be, if having notice of such Third-Party Claim, will provide the other party (or the Stockholder Representative, if applicable) with prompt written notice (providing the same information as a Direct Claim Notice) of such Third-Party Claim (together with a Direct Claim Notice, a “Claim Notice”) together with copies of all documents (including court pleadings) received by the notifying Person relating to the Third-Party Claim together with such supporting documents reasonably available to such Person.

(c)Failure to Deliver Notice. The delay or failure to provide such Claim Notice to the Indemnifying Person (or the Stockholder Representative on behalf of the Converting Holders) will not affect the rights or remedies of any Indemnified Person to receive indemnification for Losses or alter or relieve the Indemnifying Person of its obligations to indemnify for Losses, unless (i) such Claim Notice is delivered after the expiration of the applicable survival period (in which case the Indemnifying Person has no obligation to indemnify), or (ii) as a result of a material delay, the Indemnifying Person is materially prejudiced.

(d)Response to Claim Notice. During the 30-day period commencing upon the delivery to the Indemnifying Person (or the Stockholder Representative on behalf of the Converting Holders) of a Direct Claim Notice (the “Dispute Period”), the Indemnifying Person (or the Stockholder Representative on behalf of the Converting Holders) will deliver to the Indemnified Person a written response (the “Response Notice”) in which the Indemnifying Person (or the Stockholder Representative on behalf of the Converting Holders): (i) agrees that the full Claimed Amount is owed to the Indemnified Person; (ii) agrees, with reasonable specificity as to the reasons (to the extent known as of such time) and amount, that part (but not all) of the Claimed Amount (the “Agreed Amount”) is owed to the Indemnified Person; or (iii) asserts that no part of the Claimed Amount is owed to the Indemnified Person.  Any part (or all) of the Claimed Amount that is not agreed by the Indemnifying Person (or the Stockholder Representative on behalf of the Converting Holders) to be owing to the Indemnified Person pursuant to the Response Notice will be referred to as the “Contested Amount.”  If a Response Notice is not timely delivered by the Indemnifying Person (or the Stockholder Representative on behalf of the Converting Holders) to the Indemnified Person prior to 5:00 p.m. Eastern Time on the 30th day of the Dispute Period, then the Indemnifying Person will be conclusively deemed to have agreed that the full Claimed Amount is owed to the Indemnified Person.

(e)Payment of Full Claimed Amount. If (i) the Indemnifying Person (or the Stockholder Representative on behalf of the Converting Holders) delivers a timely Response Notice agreeing that the full Claimed Amount is owed to the Indemnified Person, or (ii) the Indemnifying Person (or the Stockholder Representative on behalf of the Converting Holders) does not deliver a timely Response Notice by the expiration of the Dispute Period, then, subject to the limitations and provisions of this Article X, (A) if a Purchaser Indemnitee is the Indemnified Person, the Converting Holders will pay such Indemnified Person the Claimed Amount in cash or Purchaser Shares as provided for in Section 10.2; or (B) if  Company Indemnitees are the Indemnified Persons, Purchaser will pay to each such Indemnified Person cash or Purchaser Shares in an amount equal to the Claimed Amount as provided for in Section 10.3.

(f)Payment of Less Than Full Claimed Amount. If the Indemnifying Person (or the Stockholder Representative on behalf of the Converting Holders) delivers a timely Response Notice agreeing that less than the full Claimed Amount is owed to the Indemnified Person, then, subject to the limitations and provisions of this Article X, (i) if a Purchaser Indemnitee is the Indemnified Person, the Converting Holders will pay such Indemnified Person any amount of the Agreed Amount that remains unpaid as provided for in Section 10.2; or (ii) if the Company Indemnitees are the Indemnified Persons, Purchaser will pay to each such Indemnified Person cash or Purchaser Shares an amount equal to the Agreed Amount as provided for in Section 10.3.

(g)Settlement of Contested Amount. If the Indemnifying Person (or the Stockholder Representative on behalf of the Converting Holders) delivers a timely Response Notice indicating that there is a Contested Amount, the Indemnifying Person (or the Stockholder Representative on behalf of the Converting Holders) and the Indemnified Person (or the Stockholder Representative on behalf of the Company Indemnitees) will attempt in good faith to resolve the dispute related to the Contested Amount. If the Indemnifying Person (or the Stockholder Representative on behalf of the Converting Holders) and the Indemnified Person (or the Stockholder Representative on behalf of the Company Indemnitees) resolve such dispute as to all or a portion of the Contested Amount (which mutually resolved amount will then become an “Agreed Amount”), then the Indemnifying Person (or the Stockholder Representative on behalf of the Converting Holders) and the Indemnified Person (or the Stockholder Representative on behalf of the Company Indemnitees) will execute a written settlement agreement, and then, subject to the limitations and provisions of this Article X, (i) if a Purchaser Indemnitee is the Indemnified Person, the Converting Holders will pay such Indemnified Person any amount of the Agreed Amount (in cash or Purchaser Shares) that remains unpaid as provided for in Section 10.2(b)(iii), or (ii) if the Company Indemnitees are the Indemnified Persons, Purchaser will pay each such Indemnified Person any amount of the Agreed Amount (in cash or Purchaser Shares) that remains unpaid as provided for in Section 10.3(b)(ii).

(h)Failure to Settle Contested Amount. If the Indemnifying Person (or the Stockholder Representative on behalf of the Converting Holders) and the Indemnified Person (or the Stockholder Representative on behalf of the Company Indemnitees) are unable to resolve any part of the dispute relating to any Contested Amount during the 30-day period commencing upon the delivery of the Response Notice, then with respect to the remaining Contested Amount, either the Indemnified Person (or the Stockholder Representative on behalf of the Company Indemnitees) or the Indemnifying Person ( or the Stockholder Representative on behalf of the Converting Holders) may submit the dispute to a court of competent jurisdiction in accordance with Section 10.9 within one year following the delivery of the Response Notice, and the remaining Contested Amount will only be payable upon the earlier of the written agreement mutually executed by the Purchaser and the Stockholder Representative (on behalf of the Company Indemnitees or the Converting Holders, as applicable) or entry of a final, non-appealable Order concerning the matter issued by a court of competent jurisdiction (a “Final Award”), and, subject to the limitations and provisions of this Article X, (i) if a Purchaser Indemnitee is the Indemnified Person, the Converting Holders will pay to such Indemnified Person any amount of the Final Award that remains unpaid as provided for in Section 10.2(b); or (ii) if the Company Indemnitees are the Indemnified Persons, Purchaser will pay to each such Indemnified Person in an amount equal to the amount of the Final Award as provided for in Section 10.3(c).  If neither the Indemnified Person (nor the Stockholder Representative on behalf of the Company Indemnitees) nor the Indemnifying Person (nor the Stockholder Representative on behalf of the Converting Holders) submit the dispute to a court of competent jurisdiction in accordance with Section 10.9 within such one-year period following delivery of the Response Notice, such dispute will be deemed resolved in favor of the Person delivering the Response Notice.

(i)Defense of Third-Party Claims.  The Indemnifying Person (or the Stockholder Representative on behalf of the Converting Holders) will be entitled to conduct the defense of any Third-Party Claim on the terms set forth in this Section 10.4(i), provided that (A) the Indemnifying Person (or the Stockholder Representative on behalf of the Converting Holders) promptly notifies the Indemnified Person in writing (but, in any event, within 20 Business Days following the delivery of the Third-Party Claim Notice) of the Indemnifying Person’s (or the Stockholder Representative’s) intent to conduct such defense, and (B) if any of Purchaser or its Affiliates are the Indemnified Person under this Agreement with respect to such Third-Party Claim, such Third-Party Claim has not been brought by then-

current material customers or material vendors of Purchaser or its Affiliates.  Subject to the foregoing, the Indemnified Person (or the Stockholder Representative on behalf of the Company Indemnitees) will be entitled to conduct the defense of any Third-Party Claim on the terms set forth in Section 9.4(i)(iii), provided that the Indemnifying Person (or the Stockholder Representative on behalf of the Converting Holders) has not elected to conduct the defense pursuant to the preceding sentence.

(i)If the Indemnifying Person (or the Stockholder Representative on behalf of the Converting Holders) does deliver such written notice of its intent to conduct the defense of such Third-Party Claim in accordance with this Section 9.4(i), the Indemnifying Person (or the Stockholder Representative on behalf of the Converting Holders) will assume the defense of such Third-Party Claim; except that:   (A) the Third-Party Claim must seek (and continue to seek) solely monetary damages (other than incidental or immaterial actions for specific performance or injunctive relief) and may not involve any criminal proceeding, action, investigation or allegations; (B) the Indemnifying Person (or the Stockholder Representative on behalf of the Converting Holders) must expressly agree in writing that as between the Indemnifying Person and the Indemnified Person, the Indemnifying Person may only satisfy and discharge the Third-Party Claim in accordance with the limits set forth in this Agreement; (D) counsel selected by the Indemnifying Person (or the Stockholder Representative, if applicable) must be reasonably acceptable to the Indemnified Person; (E) the Indemnifying Person (or the Stockholder Representative on behalf of the Converting Holders) expressly agrees in writing that it will be liable for any Loss incurred by the Indemnified Person, subject to the limitations and provisions set forth in this Article IX; and (F) the Indemnified Person has not been advised in writing by outside counsel that (I) a reasonable likelihood exists of a material conflict of interest between the Indemnifying Person and the Indemnified Person with respect to the defense of such Third-Party Claim, or (II) the Indemnified Person has one or more defenses not available to, and not otherwise being covered by counsel to, the Indemnifying Person (the conditions set forth in clauses (A) through (F) of this paragraph are, collectively, the “Litigation Conditions”).

(ii)Subject to continued fulfillment of the Litigation Conditions:

(A)the Indemnifying Person (or the Stockholder Representative, if applicable) will proceed to, in a commercially reasonable manner, defend such Third-Party Claim diligently with counsel reasonably satisfactory to the Indemnified Person at the sole expense of the Indemnifying Person, subject to any applicable limitations and provisions in this Article X;

(B)the Indemnifying Person (or the Stockholder Representative, if applicable) will keep the Indemnified Person reasonably informed of all material developments and events relating to such Third-Party Claim;

(C)the Indemnified Person will cooperate in connection with the defense, compromise or settlement of any Third-Party Claim and will furnish such non-privileged records, information and testimony and attend such conferences, discovery, hearings, trials and appeals as may be reasonably requested by, and at the cost of, the Indemnifying Person (or the Stockholder Representative, if applicable) in connection therewith;

(D)the Indemnified Person (or the Stockholder Representative on behalf of the Company Indemnitees) will have the right to participate (but not control), at its sole cost and expense, in the defense of such Third-Party Claim; except that, if (A) any of the Litigation Conditions cease to be met, or (B) the Indemnifying Person (or the Stockholder Representative, if applicable) fails to take reasonable steps necessary to, in a commercially reasonable manner, defend diligently such Third-Party Claim, and, in either case, the Indemnified Person provides notice and the Indemnifying Person fails to cure within 20 Business Days, then the Indemnified Person may assume and control the defense of the Third-Party Claim; and

(E)the Indemnifying Person (or the Stockholder Representative, if applicable) may not settle, adjust, or compromise such Third-Party Claim without the prior written consent of the Indemnified Person (such consent not to be unreasonably withheld, conditioned or delayed), unless such settlement or compromise includes only the payment of funds satisfied entirely by the Indemnifying Person.

(iii)If the Indemnified Person (or the Stockholder Representative on behalf of the Company Indemnitees) proceeds with the defense of any Third-Party Claim pursuant to and in accordance with this Section 10.4:

(A)all reasonable expenses relating to the defense of such Third-Party Claim incurred by the Indemnified Person to the extent they are indemnifiable Losses pursuant to this Article X will be borne and paid exclusively by the Indemnifying Person, subject to any applicable limitations in this Article X;

(B)the Indemnified Person will proceed to defend such Third-Party Claim in a commercially reasonable, diligent manner;

(C)the Indemnifying Person will make available to the Indemnified Person any documents and materials (other than privileged documents or materials) in the possession or control of the Indemnifying Person that may be necessary to the defense, compromise or settlement of such Third-Party Claim and will furnish such information and testimony and attend such conferences, discovery, hearings, trials and appeals as may be reasonably requested by the Indemnified Person in connection therewith;

(D)the Indemnified Person (or the Stockholder Representative, as applicable) will keep the Indemnifying Person (or the Stockholder Representative, as applicable) reasonably informed of all material developments and events relating to such Third-Party Claim; and

(E)the Indemnified Person (or the Stockholder Representative, as applicable) may not settle, adjust or compromise such Third-Party Claim without the prior written consent of the Indemnifying Person (or the Stockholder Representative on behalf of the Converting Holders), which consent may not be unreasonably withheld, delayed or denied.

10.5Exclusive Remedy; No Double Recovery. The exclusive remedy of any Party or other Person entitled to indemnification under this Article X for Losses arising out of or relating to any

Purchaser Indemnifiable Matter or Company Indemnifiable Matter, or for any breach or violation of this Agreement or otherwise relating to the transactions contemplated hereby, will be indemnification under this Article X.  No Indemnified Person will be entitled to recover any Losses relating to any matter arising under one provision of this Agreement to the extent that any Indemnified Person had already recovered the same Losses with respect to such matter pursuant to other provisions of this Agreement.

10.6Remedies Cumulative; Specific Performance. The rights and remedies of the Parties are cumulative (and not alternative).  Each Party hereby acknowledges that the rights of each Party with respect to such matter are special, unique and of extraordinary character and that, in the event that any Party violates or fails or refuses to perform any covenant or agreement made by it in this Agreement, the non-breaching Party may be without an adequate remedy at law.  In the event that any Party violates or fails or refuses to perform any covenant or agreement made by such Party in this Agreement, the non-breaching Party or Parties will be entitled to: (a) subject to the terms of this Agreement and in addition to any remedy at law for damages or other relief, (i) a decree or order of specific performance or mandamus to enforce the observance and performance of such covenant, obligation or other provision, and (ii) an injunction restraining such breach or threatened breach; and (b) seek any other equitable relief.

10.7Indemnification in Case of Strict Liability or Indemnitee Negligence. The indemnification provisions in this Article X will be enforceable regardless of whether (a) the liability is based upon past, present, or future acts, claims, or Laws (including any past, present, or future bulk sales Law, Environmental Law, fraudulent transfer act, products liability, securities, or other Law) and (b) any Person (including any Person from whom indemnification is sought) alleges or proves the sole, concurrent, contributory, or comparative negligence of the Person seeking indemnification or the sole or concurrent strict liability imposed upon the Person seeking indemnification.

10.8Determination of Losses.  Losses payable to or received by an Indemnified Person under this Article X will be reduced by the amount of any (a) insurance proceeds with respect to such Losses, net of any increase in premiums or other out-of-pocket costs of the Indemnified Person as a result of such insurance claims; and (b) indemnification payments, contribution payments, collections, or reimbursements with respect to such Losses (collectively, “Third-Party Recovery Proceeds”), in each case, actually received by any Indemnified Person, it being understood that in no event will any indemnification payment under this Article X be delayed in anticipation of the receipt of any Third-Party Recovery Proceeds nor will any Indemnified Person be obligated to make any insurance or other claim, or to initiate any Proceeding, against any third party.  The representations, warranties, covenants, and obligations of the Company, and the rights and remedies that may be exercised by the Purchaser Indemnitees, will survive Purchaser’s investigation and not be limited or otherwise affected by or as a result of any information furnished to, or any investigation made by or any knowledge of, any of the Purchaser Indemnitees or any of their respective agents or representatives.

10.9Treatment of Indemnity Payments for Tax Purposes. All amounts under this Article X will, for Tax purposes, be treated as an adjustment to the Purchase Price unless otherwise required by applicable Law.

10.10Payment or Reimbursement of Losses. Subject to the limitations of this Article X, payment or reimbursement for Losses incurred by an Indemnified Person will be made by or on behalf of the Indemnifying Person within 15 Business Days of the final resolution of any related claim for indemnification under the terms of this Agreement.

10.11Stockholder Representative.

(a)By virtue of the approval of the First Merger and this Agreement by the Company Indemnifying Persons and without any further action of any of the Company Indemnifying Persons or the Company, Parrish McIntyre is hereby appointed as the Stockholder Representative, to act as the exclusive agent and attorney-in-fact of the Converting Holders to:  (i) give and receive notices and communications to or from Acquiror (on behalf of itself or any other Purchaser Indemnified Person) relating to this Agreement or any of the transactions and other matters contemplated hereby or thereby (except to the extent that this Agreement expressly contemplates that any such notice or communication shall be given or received by a Converting Holder individually); (ii) recover directly from Converting Holder in satisfaction of claims asserted by any Purchaser Indemnitee (on behalf of itself or any other Converting Holder), including by not objecting to such claims; (iii) object to any claims for indemnification under this Section 10.11, (iv) consent or agree to, negotiate, enter into settlements and compromises of, demand arbitration of and represent the interests of the Converting Holders in the proceeding or legal action of any dispute relating to, and comply with orders of courts or arbitrators with respect to, any claims for indemnification under this Section 10.11; (v) institute, control and settle (or decline to institute, control or settle) indemnification claims or other claims on behalf of the Converting Holders against the Purchaser Indemnitees; (vi) subject to the terms and conditions hereof, consent or agree to any amendment to, or waiver of any provision of, this Agreement; and (vii) take all actions necessary or appropriate in the judgment of the Stockholder Representative for the accomplishment of the foregoing under this Agreement without having to seek or obtain the consent of any Person under any circumstance. Notwithstanding the foregoing, the Stockholder Representative shall have no obligation to act on behalf of the Converting Holders, except as expressly provided herein, and for purposes of clarity, there are no obligations of the Stockholder Representative in any ancillary agreement, schedule, exhibit or the Company Disclosure Schedule.  By virtue of the receipt of the Required Stockholder Approval and without any further action of any of the Converting Holders or the Company, each Converting Holder (i) agrees that all actions taken by the Stockholder Representative under this Agreement shall be binding upon such Converting Holder and such Converting Holder’s successors as if expressly confirmed and ratified in writing by such Converting Holder, and (ii) waives any and all defenses which may be available to contest, negate or disaffirm the action of the Stockholder Representative taken in good faith under this Agreement.  The Person serving as the Stockholder Representative may resign at any time and may be replaced from time to time by a vote of the Persons holding a majority in interest of Company Capital Stock as of immediately prior to the date of the First Closing.  The immunities and rights to indemnification shall survive the resignation or removal of the Stockholders’ Representative and the Closing and/or any termination of this Agreement.  No bond shall be required of the Stockholders’ Representative.

(b)The Stockholders’ Representative (collectively, with its members, managers, directors, officers, contractors, agents and employees, the “Stockholders’ Representative Group”), shall not be liable to any former holder of Company Capital Stock or any other Company Indemnifying Person for any act done or omitted hereunder as the Stockholders’ Representative while acting in good faith (and any act done or omitted pursuant to the advice of counsel shall be conclusive evidence of such good faith) and without gross negligence or willful misconduct.  The Company Indemnifying Persons shall severally, but not jointly, indemnify and defend the Stockholders’ Representative Group and hold the Stockholders’ Representative Group harmless against any loss, liability, fees, claims, damages, fines, judgments, amounts paid in settlement, costs or expense incurred without gross negligence, willful misconduct or bad faith on the part of the Stockholders’ Representative and arising out of or in connection with the acceptance or administration of the Stockholders’ Representative duties hereunder, including any reasonable and documented out-of-pocket costs and expenses and legal fees and other legal and skilled professionals’ costs, including costs incurred in connection with seeking recovery from insurers reasonably incurred by the Stockholders’ Representative (collectively, the “Stockholders’ Representative Expenses”).  The Company Indemnifying Persons acknowledge that the Stockholders’ Representative shall not be required to expend or risk its own funds or otherwise incur any financial liability in the exercise or performance of any of its powers, rights, duties or privileges or administration of its duties pursuant to this Agreement or the transactions contemplated hereby. Furthermore, the Stockholder Representative shall not be required to take any action unless the Stockholder Representative has been provided with funds, security or indemnities that, in its determination, are sufficient to protect the Stockholder Representative against the costs, expenses and liabilities that may be incurred by the Stockholder Representative in performing such actions.

(c)Any notice or communication given or received by, and any decision, action, failure to act (whether or not within a designated period of time), agreement, consent, settlement, resolution or instruction of, the Stockholder Representative that is within the scope of the Stockholder Representative authority under Section 10.11 shall constitute a notice or communication to or by, or a decision, action, failure to act (whether or not within a designated period of time), agreement, consent, settlement, resolution or instruction of all the Converting Holders and shall be final, binding and conclusive upon each such Converting Holder; and each Purchaser Indemnitee shall be entitled to rely upon any such notice, communication, decision, action, failure to act (whether or not within a designated period of time), agreement, consent, settlement, resolution or instruction as being a notice or communication to or by, or a decision, action, failure to act within a designated period of time, agreement, consent, settlement, resolution or instruction of each and every such Converting Holder.  The Stockholder Representative shall be entitled to: (i) rely upon the Spreadsheet, (ii) rely upon any signature reasonably believed by it to be genuine, and (iii) reasonably assume that a signatory has proper authorization to sign on behalf of the applicable Converting Holder or other party.

(d)The powers, immunities and rights to indemnification granted to the Stockholder Representative hereunder are coupled with an interest and shall be irrevocable and survive the death, incompetence, bankruptcy or liquidation of the respective Converting Holder and shall be binding on any successor thereto.

ARTICLE XI

General Provisions

11.1Assignment.  This Agreement is binding upon, and inures to the benefit of, each Party to this Agreement and such Party’s successors and assigns (if any). No Party may assign any of its rights or delegate any of its obligations under this Agreement without the other Parties’ prior written consent (with Company Representative’s consent binding on the Company).

11.2No Third-Party Beneficiaries. This Agreement is for the sole benefit of the Parties and their permitted assigns and nothing in this Agreement expressed or implied will give or be construed to give to any Person, other than the Parties and such permitted assigns, any legal or equitable rights under this Agreement.  Without limiting the generality of the foregoing, (a) no employee or former employee (including any beneficiary or dependent thereof) of the Company or other representatives of such employees or former employees, or trustees, administrators, participants, or beneficiaries of any Company Benefit Plan or Purchaser Benefit Plan, will have any rights under this Agreement or under any of the Transaction Documents to which he, she, or it is not personally a party, and (b) other than as an express party to this Agreement or the Transaction Documents, if applicable, no creditor of any of the Parties will have any rights under this Agreement or any of the Transaction Documents.  Nothing in this Agreement may be deemed or construed to affect any change or amendment to any Company Benefit Plan or Purchaser Benefit Plan, and nothing in this Agreement modifies or will be deemed to modify the ability of any Company Benefit Plan or Purchaser Benefit Plan to be amended or terminated in accordance with its terms.

11.3Notices.  All notices and other communications pursuant to this Agreement must be in writing and will be deemed given if delivered personally, sent by electronic mail, sent by nationally recognized overnight courier, or mailed by registered or certified mail (return-receipt requested), postage prepaid, to the Parties at the addresses set forth in Appendix B or to such other address as the Party to whom notice is to be given may have furnished to the other Parties in writing in accordance with this Section 11.3, which will not constitute an amendment for the purpose of Section 11.7.  Any such notice or communication will be deemed to have been delivered and received (a) in the case of personal delivery, on the date of such delivery; (b) in the case of electronic mail, on the date sent if confirmation of receipt is received; (c) in the case of a nationally recognized overnight courier in circumstances under which such courier guarantees next Business Day delivery, on the next Business Day after the date sent; and (d) in the case of mailing, on the third Business Day after that on which the piece of mail containing such communication is posted.

11.4Expenses.  Except as otherwise expressly provided in this Agreement, whether or not the transactions contemplated by this Agreement are consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be borne by the party incurring such costs and expenses.

11.5Counterparts.  This Agreement may be executed and delivered in one or more counterparts, each of which when executed and delivered will be an original, and all of which when executed will constitute one and the same instrument. The exchange of copies of this Agreement and of signature pages by electronic image scan transmission in .pdf will constitute effective execution and delivery of this Agreement as to the Parties and may be used in lieu of the original Agreement for all purposes. Signatures of the Parties transmitted by electronic image scan transmission in .pdf will be deemed to be their original signatures for all purposes. Any Party that delivers an executed counterpart signature page by electronic image scan transmission in .pdf will, upon the request of a Party, promptly thereafter deliver a manually executed counterpart signature page to such Party; provided, however, that the failure to do so will not affect the validity, enforceability, or binding effect of this Agreement.

11.6Entire Agreement; Exclusivity of Agreement.  This Agreement and the other Transaction Documents, along with the Exhibits, Schedules, and the Disclosure Schedules to this Agreement and thereto, contain the entire agreement and understanding among the Parties with respect to the subject matter of this Agreement and thereof and supersede all prior agreements and understandings relating to such subject matter.  The representations, warranties, and covenants in this Agreement are intended to be part of the bargain among the Parties. Except in the case of fraud arising from any breach of any representations, warranties, or covenants made in this Agreement or the Transaction Documents, respectively, none of the Parties will be liable or bound to any other Party in any manner by any representations, warranties, or covenants relating to such subject matter except as specifically set forth in this Agreement and the Transaction Documents. The Parties have voluntarily agreed to define their rights, liabilities, and obligations respecting the subject matter of this Agreement exclusively in contract pursuant to the express terms and provisions of this Agreement, and the Parties expressly disclaim that they are owed any duties or are entitled to any remedies not expressly set forth in this Agreement. Furthermore, the Parties each hereby acknowledge that this Agreement embodies the justifiable expectations of sophisticated parties derived from arm’s length negotiations; all Parties specifically acknowledge that no Party has any special relationship with another party that would justify any expectation beyond that of any ordinary buyer and an ordinary seller in an arm’s length transaction.

11.7Amendments.  This Agreement may not be amended except pursuant to the written agreement of Purchaser and the Company or the Company Representative and any attempted amendment to the contrary will be void ab initio.

11.8Severability.  If any provision of this Agreement is invalid or unenforceable in any jurisdiction, such provision will be fully severable from this Agreement and the other provisions of this Agreement will remain in full force and effect in such jurisdiction and the remaining provisions of this Agreement will be liberally construed to carry out the provisions and intent of this Agreement; provided, if any one or more of the provisions contained in this Agreement will be determined or held to be invalid or unenforceable because such provision is overly broad as to duration, geographic scope, activity, subject or otherwise, such provision will be deemed amended by limiting and reducing it to the minimum extent necessary to make such provision valid and enforceable.  The invalidity or unenforceability of any provision of this Agreement in any jurisdiction will not affect the validity or enforceability of such provision in any other jurisdiction, nor will the invalidity or unenforceability of any provision of this Agreement with respect to any Person affect the validity or enforceability of such provision with respect to any other Person.  To the extent not prohibited by Law, each Party hereby waives any provision of Law that renders any such provision prohibited or unenforceable in any respect.

11.9Governing Law; Venue; Waiver of Jury Trial.

(a)Governing Law. This Agreement, and all claims or causes of action (whether in contract or tort) that may be based upon, arise out of, or relate to this Agreement or the negotiation, execution, or performance of this Agreement (including any claim or cause of action based upon, arising out of, or related to any representation or warranty made in or in connection with this Agreement or as an inducement to enter into this Agreement) will be governed solely by the internal laws of the State of Delaware, without regard to the conflict-of-law principles thereof.

(b)Venue and Jurisdiction. Any Proceeding or other legal action relating to this Agreement or the enforcement of any provision of this Agreement must be brought or otherwise commenced in the Chancery Court of the State of Delaware located in Wilmington, Delaware (or if such court does not have jurisdiction, in federal court located in Wilmington, Delaware). Each Party:

(i)expressly and irrevocably consents and submits to the exclusive jurisdiction of each state and federal court located in Wilmington, Delaware, (and each appellate court located in the State of Delaware, or if such court does not have jurisdiction, in federal court located in Wilmington, Delaware)) in connection with any such Proceeding;

(ii)agrees that each state and federal court located in the State of Delaware (or if such court does not have jurisdiction, in federal court located in Wilmington, Delaware), will be deemed to be a convenient forum; and

(iii)agrees not to assert (by way of motion, as a defense or otherwise), in any such Proceeding commenced in any state or federal court located in the State of Delaware (or if such court does not have jurisdiction, in federal court located in Wilmington, Delaware) , any claim that such Party is not subject personally to the jurisdiction of such court, that such Proceeding has been brought in an inconvenient forum, that the venue of such Proceeding is improper or that this Agreement or the subject matter of this Agreement may not be enforced in or by such court.

(c)WAIVER OF JURY TRIAL.  EACH OF THE PARTIES HEREBY IRREVOCABLY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ALL RIGHT TO TRIAL BY JURY AND ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT, OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF ANY PARTY IN NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT TO THIS AGREEMENT. EACH PARTY (i) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER; (ii) UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER; (iii) MAKES THIS WAIVER VOLUNTARILY; AND (iv) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 11.9(c).

11.10Waiver in Writing.  No failure on the part of any Person to exercise any power, right, privilege, or remedy under this Agreement, and no delay on the part of any Person in exercising any power, right, privilege, or remedy under this Agreement, will operate as a waiver of such power, right, privilege, or remedy; and no single or partial exercise of any such power, right, privilege, or remedy will preclude any other or further exercise thereof or of any other power, right, privilege, or remedy.  No Person will be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege, or remedy under this Agreement, unless the waiver of such claim, power, right, privilege, or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such Person; and any such waiver will not be applicable or have any effect except in the specific instance in which it is given.

11.11Construction.

(a)Each Party acknowledges that it has participated in the drafting of this Agreement, and, as a result, the Parties agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting Party may not be applied in the construction or interpretation of this Agreement.

(b)The Parties intend that each representation, warranty, and covenant contained in this Agreement have independent significance.

[Remainder of Page Intentionally Left Blank]

The Parties have duly executed this Agreement as of the date first written above.

PURCHASER:

INFINITE REALITY, INC.

By:	/s/ John Acunto
Name:	John Acunto
Title:	CEO

COMPANY:

REKTGLOBAL, INC.

By:	/s/ Amish Shaw
Name:	Amish Shaw
Title:	Executive Chairman

STOCKHOLDER REPRESENTATIVE:

By:	/s/ Parrish McIntyre
Name:	Parrish McIntyre

Appendix A

Definitions

Capitalized terms and other terms used in this Agreement have the following respective meanings:

“ACA” means the Patient Protection and Affordable Care Act of 2010, as amended.

“Accounts Payable” means the bona fide trade accounts payable of the Company as determined in accordance with GAAP.

“Accounts Receivable” means all bona fide trade accounts receivable of the Company representing amounts receivable in respect of goods shipped/provided or services rendered in connection with the Business as determined in accordance with GAAP.

“Accrued Liabilities” means all expenses or losses incurred by the Company that have not yet been paid or recorded elsewhere in the Company’s financial statements, including all expenses and losses in respect of returned or rejected goods.

“Company Securities” is defined in the Preliminary Statements to this Agreement.

“Affiliate” means (a) with respect to a Person, any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with such Person, and (b) with respect to a natural person, also any Related Party of such natural person. As used in this definition, the word “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract, or otherwise; provided, that any beneficial owner (as defined in Rule 13d-3 of the Exchange Act) of 10% or more of the Equity Securities or voting securities will be deemed to control such other Person.

“Agreed Amount” is defined in Section 10.4(d).

“Agreement” is defined in the opening paragraph of this Agreement.

“Applicable Limitation Date” is defined in Section 10.1(a).

“Business” means the business of designing, developing, manufacturing, marketing and/or selling radio frequency, microwave and fiber optic components and systems.

“Business Day” means any day other than a Saturday, Sunday, or a day on which banks in New York are authorized or obligated to close.

“Claim” is defined in Section 10.4(a).

“Claim Notice” is defined in Section 10.4(b).

“Claimed Amount” is defined in Section 10.4(a).

“Closing” is defined in Section Section 2.2.

“Closing Company Debt” means the aggregate amount of all Company Debt that has not been repaid or otherwise satisfied by the Company prior to the Closing.

“Closing Date” is defined in Section 2.2.

“Closing Date Indebtedness” means the aggregate amount of Indebtedness of the Company at Closing.

“Code” means the U.S. Internal Revenue Code of 1986, as amended, and the Treasury Regulations promulgated thereunder.

“Commercial Agreement” means any Contract or similar arrangement the primary purpose of which is not the sharing of Taxes.

“Commercially Reasonable Efforts” means the commercially reasonable efforts that a prudent Person that desires to achieve a result would use in similar circumstances to ensure that the result is achieved as expeditiously as possible; provided, however, that a Person required to use its Commercially Reasonable Efforts may not be required to take actions that would result in a material adverse change in the benefits to such Person under the Transaction Documents and the Contemplated Transactions, commence any litigation, or offer or grant any material accommodation (financial or otherwise) to any third-party.

“Company” is defined in the opening paragraph of this Agreement.

“Company Benefit Plan” means each “employee benefit plan” within the meaning of Section 3(3) of ERISA and each other benefit, retirement, pension, compensation, incentive, stock option, restricted stock, stock appreciation right, phantom equity, deferred compensation, golden parachute, profit sharing, bonus, change in control, severance, salary continuation, vacation, disability, medical, hospitalization, cafeteria, dental, life, sick leave, health-care reimbursement, dependent-care assistance, paid time off, and ,material fringe-benefit agreement, plan, policy, fund, arrangement, and program, whether or not reduced to writing, and any trust, escrow or similar agreement related thereto, whether or not funded, in respect of one or more current or former employees, directors, shareholders, consultants, or independent contractors of the Company or the beneficiaries or dependents of any such Persons, and is maintained, sponsored, contributed to, or required to be contributed to by the Company or any member of the Company Controlled Group, or under which the Company, or any member of the Company Controlled Group has or reasonably could have any liability.

“Company Capital Stock” means the Company Common Stock (including, any shares of Common Stock issuable upon exercise of the Company Warrants), the Company Preferred Stock, and Company SAFE Conversion Shares.

“Company Controlled Group” means any trade or business (whether or not incorporated) (a) under common control within the meaning Section 4001(b)(1) of ERISA with the Company, or (b) that together with the Company is treated as a single employer under Section 414(t) of the Code.

“Company Common Stock” means the Common Stock of the Company, par value of $0.0001 per share.

“Company Debt” means, as of any specified date, the amount equal to the sum (without any double-counting) of the following payment obligations (whether or not then due and payable), to the extent they are of the Company or guaranteed by the Company, including through the grant of a security interest upon any assets of the Company: (i) all outstanding indebtedness for borrowed money owed to third parties; (ii) accrued interest payable with respect to indebtedness referred to in clause (i); (iii) all payment obligations for the deferred purchase price of property or services (including any potential future earn-out, purchase price adjustment, releases of “holdbacks” or similar payments, but excluding any such obligations to the extent there is cash being held in escrow exclusively for purposes of satisfying such obligations); (iv) all payment obligations evidenced by notes, bonds, debentures or other similar instruments (whether or not convertible) or arising under indentures; (v) all payment obligations arising out of any financial hedging, swap or similar arrangements; (vi) all payment obligations as lessee that would be required to be capitalized in accordance with GAAP; (vii) all payment obligations in connection with any letter of credit, banker’s acceptance, guarantee, surety, performance or appeal bond; and (viii) the aggregate amount of all prepayment premiums, penalties, breakage costs, “make whole amounts,” and other payment obligations of such Person that would arise (whether or not then due and payable) if all such items under clauses (i) through (vii) were prepaid, extinguished, unwound and settled in full as of such specified date.  For the avoidance of doubt, neither Taxes nor any Transaction Expense shall constitute “Company Debt.” Notwithstanding the foregoing, the definition of “Company Debt” shall not include any deferred entry fees or payments under (A) the Call of Duty Team Participation Agreement dated as of September 8, 2019, by and between ReKTGlobal, Inc., the direct and indirect owners of ReKTGlobal, Inc., and The Call of Duty League LLC or (B) League of Legends European Championship Participation Agreement, dated as of November 19, 2018, by and between League of Legends European Championship Limited and ReKTGlobal, Inc.

“Company Disclosure Schedule” means the schedule attached to this Agreement and referred to in this Agreement as “the Company Disclosure Schedule” that are referenced in the Company’s representations and warranties set forth in this Agreement.

“Company Financial Statements” is defined in Section 3.5(a).

“Company Group” means the Company together with each of its direct and indirect Affiliates and Subsidiaries.

“Company Incidental Outbound License” means any: (i) Contract with a customer that provides for the non-exclusive use of any Company Intellectual Property; (ii) Contract that authorizes another Person on a non-exclusive basis to identify the Company as a customer, vendor, supplier or partner of such Person; (iii) Contract that provides another Person a non-exclusive license to promote any of the products or services of the Company; (iv) Contract with a vendor, employee, contractor or another Person granting such Person the non-exclusive right to use any Company Intellectual Property to provide products or services to the Company; and (v) non-disclosure/confidentiality agreement or other Contracts that include confidentiality provisions whereby the Company provides another Person no more than a non-exclusive right to access or use Trade Secrets; in each case, where such Contract has been entered in the Ordinary Course of Business.

“Company Indemnifiable Matter” is defined in Section 10.2(a).

“Company Indemnitee” is defined in Section 10.3(a).

“Company Intellectual Property” means, collectively, the Company Owned Intellectual Property and the Company Licensed Intellectual Property.

“Company Licensed Intellectual Property” is defined in Section 3.10(a).

“Company Material Clients” is defined in Section 3.19.

“Company Material Contracts” is defined in Section 3.11(a).

“Company Material Vendors” is defined in Section 3.20.

“Company Option” means an option to purchase any Company Common Stock pursuant to the Company Equity Incentive Plan.

“Company Optionholder” means a holder of one or more Company Options

“Company Preferred Stock” means, collectively, the Series A Preferred Stock of the Company, par value of $0.0001 per share, the Series B-1 Preferred Stock of the Company, par value of $0.0001 per share, and the Series B-2 Preferred Stock of the Company, par value of $0.0001 per share.

“Company SAFEs” means those certain Simple Agreement for Future Equity instruments entered into by and between the Company and each holder thereof with an aggregate purchase amount of $13,175,000.

“Company SAFE Conversion Shares” means, with respect to each Company SAFE, a number of shares of Company Common Stock (rounded to the nearest whole share) equal to (i) the Purchase Amount multiplied by (ii) the quotient of the Valuation Cap divided by the Liquidity Capitalization.  For the purposes of this definition, the terms “Purchase Amount”, “Valuation Cap” and “Liquidity Capitalization” are defined the applicable Company SAFE.

“Company SAFE Holder” means any holder of an outstanding Company Safe.

“Company Securities” means the Company Capital Stock and the Company Options.

“Company Stockholders” means the Company Stockholders, the Company Optionholders or other holders of Company Securities.

“Company Transaction Expenses” means all Transaction Expenses incurred or otherwise payable by the Company, whether incurred in connection with the Transaction Documents, the Contemplated Transactions or otherwise.

“Consent” means, with respect to a Person, any (a) consent, novation, approval, qualification, license, Permit, order, or authorization of any other Person; (b) obligation of such Person under any Law, Order, or Contract to provide notice; (c) waiver that such Person is required to obtain under any Law, Order, Contract, or Permit, including the waiver of a breach, default, or event of default of such Person or the right of any other Person to terminate any rights or accelerate any obligations of such Person, and, for the avoidance of doubt, waiver of any event of default or right of termination triggered by the Contemplated Transactions; or (d) release that such Person is required to obtain of any Encumbrance, in each case of the foregoing, without regard to any cure periods, the requirement of any other Person to provide notice, the requirement that time elapse, or any combination of the foregoing.

“Contemplated Transactions” means the Mergers and the other transactions and obligations contemplated by or provided for by this Agreement and the other Transaction Documents.

“Contested Amount” is defined in Section 10.4(d).

“Contract” means, with respect to any Person, any written, oral, implied, or other agreement, contract, instrument, note, mortgage, bond, loan, indenture, guaranty, option, indemnity, representation, warranty, deed, assignment, power of attorney, sale or purchase order, work order, insurance policy, lease, license, commitment, covenant, or legally binding arrangement to which such Person is a party, by which it or its assets are bound or subject or under which it has or may have any current or future liability (notwithstanding the Statute of Frauds requirement that any such oral agreement be in writing if in excess of a certain amount in order to be binding).

“Converting Holders” means the Company Stockholders (other than those Company Stockholders all of whose shares of Company Capital Stock constitute Dissenting Shares), and the holders of Company SAFEs, in each case as of immediately prior to the Effective Time.

“Data Room” means the virtual data room Drop Box established by the Company in connection with the Contemplated Transactions and accessible to Purchaser and its Representatives.

“Delaware Law” means the General Corporation Law of the State of Delaware and the Limited Liability Company Act of the State of Delaware, as applicable.

“Direct Claim Notice” is defined in Section 10.4(a).

“Discounted Issuance” means (i) for the period from the date of this Agreement until the earlier of the consummation or termination of the Universal Merger or July 31, 2022, an equity valuation of less than $2,000,000,000; (ii) for the period from August 1, 2022 to August 31, 2022, an equity valuation of less than $1,500,000,000; and (iii) from September 1, 2022 to September 31, 2022, an equity valuation of less than $1,000,000,000.

“Dispute Period” is defined in Section 10.4(d).

“Dissenting Shares” means any shares of Company Capital Stock that are issued and outstanding immediately prior to the Effective Time and in respect of which appraisal or dissenters’ rights shall have been perfected in accordance with the applicable provisions of Delaware Law in connection with the First Merger, which dissenters’ rights shall remain perfected at all times thereafter under Delaware Law.

“Effective Time” is defined in Section 2.3.

“Employee” means any individual who, as of the Closing Date, (a) is actively employed by the Company, or (b) but for the fact that such individual is on Leave, would otherwise be actively employed by the Company.

“Encumbrances” means any mortgage, assessment, deed of trust, security interest, charge, easement, servitude, right of way, pledge, negative pledge, proxy, voting trust or agreement, claim, lien (for Taxes or any other Company Debt or Purchaser Debt, as applicable), adverse interest, levy, preference, option, warrant to purchase, right of possession or use, lease, sublease, tenancy, license, community or other marital property interest, condition, equitable interest, encroachment, right of first option, right of first refusal or offer, preemptive right or similar restriction, defect, exception, reservation, limitation, impairment, imperfection of title, or encumbrance of any kind, including any conditional sales Contract, title retention Contract, or other Contract to give any of the foregoing, restriction on voting (in the case of any security or equity interest), transfer, receipt of income, or exercise of any other attribute of ownership or financing statement under the Law of any jurisdiction.

“Entity” means any firm, corporation, partnership, limited liability company, trust, joint venture, Governmental Entity, organization, or other entity.

“Entity Representative” means, with respect to a Person, such Person’s directors, managers, partners, members, trustees, officers, employees, equity holders, and agents.

“Environment” means soil, land surface, or subsurface strata, surface waters (including navigable waters and ocean waters), groundwater, drinking-water supply, stream sediments, ambient air (including indoor air), and any other environmental medium or natural resource.

“Environmental Law” means any requirement under any Law that relates to (a) the protection of the Environment or human health and safety, (b) pollution, protection of the environment, or (c) generation, storage, handling, labeling, transport, disposal or Release of any Hazardous Material, including the Globally Harmonized System of Classification and Labeling of Chemicals (as implemented under applicable Law), the Comprehensive Environmental Response, Compensation and Liability Act; the Superfund Amendments and Reauthorization Act; the Solid Waste Disposal Act; the Federal Water Pollution Control Act; the Clean Air Act; the Clean Water Act; the Asbestos Hazard Emergency Response Act; the Safe Drinking Water and Enforcement Act of 1986; the Toxic Substances Control Act; the Hazardous Materials Transportation Act; the Occupational Safety and Health Act of 1970; the Oil Pollution Act; the Emergency Planning and Community Right-to-Know Act of 1986; the Resource Conservation and Recovery Act of 1976; each as amended and including regulations promulgated thereunder and their state counterparts.

“Equity Security” means (a) any common, preferred, or other capital stock, limited liability company interest, or membership interest, partnership interest, or similar security; (b) any warrants, options, or other rights to, directly or indirectly, acquire any security described in clause (a) above; (c) any other security containing equity features or profit participation features; (d) any security or instrument convertible or exchangeable, directly or indirectly, with or without consideration, into or for any security described in clauses (a) through (c) above or another similar security (including convertible notes); and (e) any security carrying any warrant or right to subscribe for or purchase any security described in clauses (a) through (d) above or any similar security.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations thereunder.

“Exchange Act” means the Securities Exchange Act of 1934.

“Final Award” is defined in Section 10.4(h).

“Fraud” means, with respect to a Party, an intentional or willful fraud with respect to the making of the representations and warranties pursuant to Article III or Article IV (as applicable); provided , that such actual and intentional fraud shall only be deemed to exist if the applicable representations and warranties were, to the Knowledge of the Company, in the case of Article III, or to the Knowledge of Purchaser, in the case of Article IV, actually breached when made.

“Fully-Diluted Company Share Amount” means the sum of the aggregate number of shares of Company Capital Stock (after giving effect to the exercise of the Company Warrants), the Company SAFE Conversion Shares and the aggregate number of shares of Company Common Stock issuable upon exercise of the Company Options.

“Fully-Diluted Purchaser Share Amount” means, without duplication, the sum of (i) all issued and outstanding shares of common stock of the Purchaser, (ii) all issued and outstanding shares of preferred stock of the Purchaser (on an as-converted to common stock basis), (iii) the number of shares of common stock of the Purchaser issuable upon exercise of any warrants, options or similar instruments and (iv) the number of shares of common stock of the Purchaser issuable upon the conversion of any convertible notes, bonds or other convertible instruments.

“Fundamental Company Representations” means the representations and warranties contained in Section 3.1 (Organization and Good Standing), Section 3.2 (Equity Securities; Capitalization), Section 3.3 (Authority; Execution and Delivery; Enforceability), and Section 3.21 (Brokers).

“Fundamental Purchaser Representations” means the representations and warranties contained in Section 4.1 (Organization and Good Standing), Section 4.2 (Equity Securities; Capitalization), Section 4.3 (Authority; Execution and Delivery; Enforceability) and Section 4.21 (Brokers).

“Fundamental Representations” means the Fundamental Company Representations and the Purchaser Fundamental Representations.

“GAAP” means United States generally accepted accounting principles in effect as of the Closing Date, applied in a manner consistent with the Company or Purchaser Financial Statements, respectively, and past practice of the applicable entity.

“Governmental Entity” means any court, tribunal, arbitrator or any government or political subdivision thereof, whether federal, state, county, municipal, local or foreign, or any agency, authority (including transit authority), contractor, official or instrumentality of such governmental or political subdivision, or any entity exercising executive, legislative, judicial, regulatory or administrative functions of government (including any department, agency, bureau, branch, office, commission, council, board, instrumentality, officer, official, representative, organization, unit, body, or entity).

“Hazardous Material” means: (a) any petroleum, waste oil, crude oil, asbestos, urea formaldehyde, or polychlorinated biphenyl; or (b) any “hazardous substance,” “pollutant,” “contaminant,” “hazardous waste,” “regulated substance,” “hazardous chemical,” “toxic substance,” “toxic chemical” or any other substance or material of similar import or regulatory effect under any Environmental Law.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

“Income Tax” means any federal, state, local, foreign, or any other Tax based on or measured by reference to net income, including any interest, penalty, or addition thereto, whether or not disputed.

“Indemnified Person” is defined in Section 10.4(a).

“Indemnified Taxes” means (without duplication) any of the following Taxes:  all Taxes of the Company for any Tax period ending on or before the Closing Date, or portion of any Straddle Period ending on the Closing Date; or (ii) any Taxes for a Pre-Closing Tax Period of any Person (other than the Company) imposed on the Company as a transferee or successor, by contract (other than a Commercial Agreement) or pursuant to any Law, which Taxes relate to an event or transaction occurring on or before the Closing Date;

“Indemnifying Person” is defined in Section 10.4(a).

“Information Systems” means all computer hardware, databases and data storage systems, computers, data, databases, and communications networks (other than the Internet), architecture, interfaces and firewalls (whether for data, voice, video or other media access, transmission, or reception), and other apparatus used to create, store, transmit, exchange, or receive information in any form.

“Insolvency” or “Insolvent” means, with respect to a Person, any transaction, event, or occurrence or series of transactions, events, or occurrences resulting in (a) the inability of such Person to meet its debt obligations as they fall due and avoid default; (b) such Person having negative net assets such that liabilities exceed assets; (c) such Person voluntarily commencing any case, proceeding, or other action seeking to adjudicate such Person as a bankrupt or insolvent, or seek liquidation or dissolution under any law relating to bankruptcy, insolvency, reorganization, or relief of debtors or seek appointment of a receiver, trustee, custodian, or other similar fiduciary, with respect to material parts of such Person’s businesses; or (d) commencement against such Person any case, proceeding or other action of a nature referred to in clause (c) above that (i) results in the entry of an order for relief or any such adjudication or appointment, or (ii) remains undismissed, undischarged or unbonded for a period of 90 days.

“Insurance Policies” is defined in Section 3.12.

“Intellectual Property” means all intellectual property and other proprietary rights worldwide including: (a) all patents and patent and industrial design applications, together with all re-issuances, continuations, continuations-in-part, divisionals, revisions, re-examinations, and extensions thereof, and all industrial designs (including utility model rights, design rights and industrial property rights); (b) all registered and unregistered trademarks, trademark applications, services marks, trade dress, trade names, brand names, logos and corporate names, slogans and all other indicia of origin, together with all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith; (c) all copyrights and works of authorship, whether registered or unregistered, mask works, moral rights and database rights, and all applications and registrations in connection therewith including the right to make derivative works and all other associated statutory rights; (d) all Trade Secrets; and (e) all Internet domain names.

“Intended Tax Treatment” is defined in the Preliminary Statements to this Agreement.

“Interim Balance Sheet Date” is defined in Section 3.6.

“Interim Balance Sheets” is defined in Section 3.6.

“IRS” means the U.S. Internal Revenue Service.

“Key Employees” means Amish Shah (Executive Chairman), David Bialek (CEO), and Parrish McIntyre (COO).

“Knowledge of Purchaser” or “Purchaser’s Knowledge” and other phrases of like substance means, with respect to a fact or other matter, the actual knowledge that John Acunto (CEO), O.D. Welch III (COO) and Scot Weisberg (CFO)  have or should have after reasonable inquiry into the fact or matter represented or warranted.

“Knowledge of Company” and other phrases of like substance means, with respect to a fact or other matter, the actual knowledge that the Key Employees have or should have after reasonable inquiry into the fact or matter represented or warranted.

“Law” means any federal, state, provincial, local, municipal, foreign, tribal, or other law, statute, legislation, constitution, common law or principle thereof, resolution, ordinance, code, proclamation, treaty, convention, rule, regulation, proposed regulation, listing standard, directive, requirement, specification, executive decree, or Order or interpretation that is issued, enacted, promulgated, or otherwise put into effect, by or under the authority of any Governmental Entity.

“Legal Requirements” means any federal, state, foreign, local, municipal or other law, statute, constitution, principle of common law, ordinance, code, edict, order, decree rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Entity of competent jurisdiction, as amended unless expressly specified otherwise.

“Leased Real Property” is defined in Section 3.9(c).

“Leave” means the absence from active employment as of the Closing Date on account of vacation, ordinary sick leave reasonably expected to result in an absence of short duration, short-term disability leave, medical leave, long-term disability leave, administrative leave, military leave, or any other type of leave that entitles the individual to reinstatement upon the completion of the applicable leave based on the policies of the employing Company.

“Liability” means, with respect to any Person, any liability, debt, or obligation of such Person of any kind, character, description, or nature, whether known or unknown, direct or indirect, fixed, absolute or contingent, matured or unmatured, accrued or unaccrued, asserted or unasserted, ascertained or ascertainable, disputed or undisputed, liquidated or unliquidated, secured or unsecured, joint or several, vested or unvested, executory, determined, determinable or indeterminable in contract, tort, strict liability, or otherwise, or otherwise due or to become due and whether or not the same is required to be reflected on the financial statements of such Person, including all costs and expenses relating thereto and any liability for Taxes.

“Limitations” means the limitations set forth in clauses (A), (B) and (C) of Section 10.2(b)(i).

“Litigation Conditions” is defined in Section 10.4(i).

“Loss” means, with respect to any Person at the time of determination, any all losses, liabilities, damages, interest, awards, judgments, Taxes, fees, costs and expenses, including reasonable and documented costs of investigation and defense and reasonable and documented fees and expenses of lawyers, experts and other professionals.  Notwithstanding anything in this Agreement to the contrary, “Losses” shall not include any punitive or exemplary damages except to the extent that punitive or exemplary damages, as applicable, have been awarded and paid to a third party in any Third-Party Claim.

“Material Adverse Effect” means any change or effect that, when taken individually or together with all other adverse changes or effects (whether or not constituting a breach of a representation, warranty, or covenant set forth in the definitive agreement), is or would reasonably be expected to have a material adverse effect on the business, results of operations, financial condition, or assets of the Company or the Purchaser, as the case may be; provided, however, that “Material Adverse Effect” will not include any event, change or occurrence, directly or indirectly, arising from (i) any change generally affecting the economy, financial markets or political, economic or regulatory conditions in the United States or any other geographic region in which the Company’s business is conducted; (ii) acts of war (whether or not declared), the commencement, continuation or escalation of a war, acts of armed hostility, sabotage or terrorism or other international or national calamity or any worsening of such conditions; (iii) changes in applicable GAAP, or the interpretations thereof, occurring after the Agreement Date; (iv) pandemic or epidemic (including the COVID 19 pandemic, and including the continuation or worsening of the COVID 19 pandemic) in the United States or any other geographic region in which such entity’s business is conducted; (v) the announcement of this Agreement or the pendency or consummation of the transactions contemplated hereby, including, but not limited to, any negative development (or potential negative development) in an entity’s relationships with any of its customers, suppliers, distributors, resellers, licensors or other business partners; and (vi) any failure by an entity to meet any internal budgets, plans or forecasts of its revenues, earnings or other financial performance or results of operations (but not, in each case, the underlying cause of such changes or failures, unless such changes or failures would otherwise be excepted from this definition).

“Merger Consideration” means the Purchaser Shares issuable to the Company Stockholders (including Company Stockholders that acquired shares of Company Common Stock in connection with the exercise of Company Warrants) and holders of Company SAFEs pursuant to Section 2.7.

“Merger Consideration Per Share” means the quotient obtained by dividing (i) the Total Consideration, by (ii) the Fully-Diluted Company Share Amount.

“Object Code” means computer software that is substantially or entirely in binary form and that is intended to be directly executable by a computer after suitable processing and linking but without any intervening steps of compilation or assembly.

“Open Source License” means, without limitation, any version of the GNU General Public License (GPL), Lesser/Library General Public License (LGPL), Mozilla Public License (MPL), Common Public License (CPL), or any other license for Software where the license includes terms that require as a condition of use, modification, and/or distribution of such Software that such Software or other Software incorporated into it, derived from, or distributed with such Software (a) be disclosed or distributed in Source Code form, (b) be licensed to authorize modifications to, or derivative works of, the Source Code for the Software, (c) be redistributable at no or minimal charge, or (d) be licensed to authorize the distribution of modifications or derivative works of the Software only if subsequent licensees are authorized to further modify or make derivative works of licensee’s works.

“Open Source Materials” means all Software that is licensed or distributed under an Open Source License.

“Order” means any: (a) order, judgment, injunction, edict, decree, ruling, assessment, stipulation, pronouncement, determination, decision, opinion, verdict, sentence, subpoena, writ, or award issued, made, entered, rendered, or otherwise put into effect by or under the authority of any court, administrative agency, or other Governmental Entity or any arbitrator or arbitration panel (in each case, whether preliminary or final); or (b) Contract with any Governmental Entity entered into in connection with any Proceeding.

“Ordinary Course of Business” means any action taken by a Person if: (i) such action is consistent with such Person’s past practice, (ii) is taken in the ordinary course of such Person’s normal operations and (iii) such action is not required under Applicable Law or the organizational documents of such Person to be authorized by such Person’s stockholders.

“Organizational Documents” means, with respect at a Person, the following documents that are presently in effect, including any amendments, modifications, or supplements thereto: (a) the articles or certificate of incorporation, formation, organization, or association; (b) general or limited partnership agreement; (c) limited liability company or operating agreement; (d) trust agreement; (e) bylaws; and (f) other agreements, documents, or instruments relating to the organization, management, or operation of such Person that is an Entity or relating to the rights, duties, and obligations of the equityholders of any such Person, including any equityholders’ agreements, voting agreements, voting trusts, joint venture agreements, registration rights agreements, or similar agreements.

“Outstanding Company Common Stock” means, as of a particular date, the total number of shares of Company Common Stock that are issued and outstanding as of such date.

“Outstanding Company Preferred Stock” means, as of a particular date, the total number of shares of Company Preferred Stock that are issued and outstanding as of such date.

“Party” and “Parties” are defined in the opening paragraph of this Agreement.

“Permit” means any: (a) permit, license, certificate, franchise, concession, approval, consent, ratification, permission, clearance, confirmation, endorsement, waiver, certification, designation, registration, qualification, or authorization issued, granted, given, or otherwise made available by or under the authority of any Governmental Entity or pursuant to any Law, or (b) right under any Contract with any Governmental Entity.

“Permitted Encumbrances” means:  (i) statutory liens for Taxes that are not yet due and payable or liens for Taxes being contested in good faith by any appropriate proceedings for which adequate reserves have been established in accordance with GAAP, (ii) statutory liens to secure obligations to landlords, lessors or renters under leases or rental agreements, (iii) deposits or pledges made in connection with, or to secure payment of, workers’ compensation, unemployment insurance or similar programs mandated by Applicable Law, (iv) statutory liens in favor of carriers, warehousemen, mechanics and materialmen, to secure claims for labor, materials or supplies and other like liens, (v) liens in favor of customs and revenue authorities arising as a matter of Applicable Law to secure payments of customs duties in connection with the importation of goods and (vi) nonexclusive licenses of Intellectual Property.

“Permitted Equity Encumbrances” means, with respect to any Equity Securities, (a) the provisions of the applicable Organizational Documents, and (b) the restrictions on the sale, transfer, pledge, or other disposition of securities provided in the Securities Act and any state or “blue sky” securities laws.

“Person” means any individual and any Entity.

“Post-Closing Straddle Period” is defined in Section 7.5(c).

“Post-Closing Tax Period” means any taxable period (or portion thereof) beginning after the Closing Date.

“Pre-Closing Straddle Period” is defined in Section 7.5(c).

“Pre-Closing Tax Matter” is defined in Section 7.5(f).

“Pre-Closing Tax Period” means any taxable period (or portion thereof) ending on or prior to the Closing Date.

“Pro Rata Share” means shares of Company Capital Stock held after giving effect to Company Warrant exercises and deemed SAFE conversions divided by outstanding shares of Company Capital Stock after giving effect to Company Warrant Exercises and deemed SAFE conversions  For the avoidance of doubt, “Pro Rata Share” shall not include any Company Options.

“Proceeding” means any action, claim, demand, charge, complaint, arbitration, proceeding, prosecution, investigation, hearing, litigation, or suit (whether civil, criminal, administrative, judicial, or investigative, whether formal or informal, whether public or private) commenced, brought, conducted, or heard by or before, or otherwise involving, any Governmental Entity or arbitrator.

“Prohibited Person” is defined in Section 3.24.

“Purchase Price” means an amount up to $470,000,000.00 plus the aggregate exercise price of the Company Options.

“Purchaser” is defined in the opening paragraph of this Agreement.

“Purchaser Annual Financial Statements” is defined in Section 4.5(a).

“Purchaser Benefit Plan” means each “employee benefit plan” within the meaning of Section 3(3) of ERISA and each other benefit, retirement, pension, compensation, incentive, stock option, restricted stock, stock appreciation right, phantom equity, deferred compensation, golden parachute, profit sharing, bonus, change in control, severance, salary continuation, vacation, disability, medical, hospitalization, cafeteria, dental, life, sick leave, health-care reimbursement, dependent-care assistance, paid time off, and material fringe-benefit agreement, plan, policy, fund, arrangement, and program, whether or not reduced to writing, and any trust, escrow o similar agreement related thereto, whether or not funded, in respect of one or more current or former employees, directors, shareholders, consultants, or independent contractors of the Purchaser or the beneficiaries or dependents of any such Persons, and is maintained, sponsored, contributed to, or required to be contributed to by the Purchaser or any member of the Purchaser Controlled Group, or under which the Purchaser, or any member of the Purchaser Controlled Group has or reasonably could have any liability.

“Purchaser Controlled Group” means any trade or business (whether or not incorporated) (a) under common control within the meaning Section 4001(b)(1) of ERISA with the Purchaser, or (b) that together with the Purchaser is treated as a single employer under Section 414(t) of the Code.

“Purchaser Financial Statements” is defined in Section 4.5(a).

“Purchaser Debt” means, as of any specified date, the amount equal to the sum (without any double-counting) of the following payment obligations (whether or not then due and payable), to the extent they are of the Purchaser or guaranteed by the Purchaser, including through the grant of a security interest upon any assets of the Purchaser: (i) all outstanding indebtedness for borrowed money owed to third parties; (ii) accrued interest payable with respect to indebtedness referred to in clause (i); (iii) all payment obligations for the deferred purchase price of property or services (including any potential future earn-out, purchase price adjustment, releases of “holdbacks” or similar payments, but excluding any such obligations to the extent there is cash being held in escrow exclusively for purposes of satisfying such obligations); (iv) all payment obligations evidenced by notes, bonds, debentures or other similar instruments (whether or not convertible) or arising under indentures; (v) all payment obligations arising out of any financial hedging, swap or similar arrangements; (vi) all payment obligations as lessee that would be required to be capitalized in accordance with GAAP; (vii) all payment obligations in connection with any letter of credit, banker’s acceptance, guarantee, surety, performance or appeal bond; and (viii) the aggregate amount of all prepayment premiums, penalties, breakage costs, “make whole amounts,” and other payment obligations of such Person that would arise (whether or not then due and payable) if all such items under clauses (i) through (vii) were prepaid, extinguished, unwound and settled in full as of such specified date.  For the avoidance of doubt, neither Taxes nor any Transaction Expense shall constitute “Purchaser Debt.”

“Purchaser Incidental Outbound License” means any: (i) Contract with a customer that provides for the non-exclusive use of any Purchaser Intellectual Property; (ii) Contract that authorizes another Person on a non-exclusive basis to identify Purchaser as a customer, vendor, supplier or partner of such Person; (iii) Contract that provides another Person a non-exclusive license to promote any of the products or services of Purchaser; (iv) Contract with a vendor, employee, contractor or another Person granting such Person the non-exclusive right to use any Purchaser Intellectual Property to provide products or services to Purchaser; and (v) non-disclosure/confidentiality agreement or other Contracts that include confidentiality provisions whereby Purchaser provides another Person no more than a non-exclusive right to access or use Trade Secrets; in each case, where such Contract has been entered in the Ordinary Course of Business.

“Purchaser Indemnifiable Matter” is defined in Section 10.3(a).

“Purchaser Indemnitee” is defined in Section 10.2(a).

“Purchaser Interim Financial Statements” is defined in Section 4.5(a).

“Purchaser Intellectual Property” means, collectively, Purchaser Owned Intellectual Property and Purchaser Licensed Intellectual Property.

“Purchaser Licensed Intellectual Property” is defined in Section 4.11(a).

“Purchaser Material Clients” is defined in Section 4.19.

“Purchaser Material Contracts” is defined in Section 4.11(a).

“Purchaser Material Vendors” is defined in Section 4.20.

“Purchaser Shares” means the Common Shares of Purchaser, par value of $0.001 per share.

“Purchaser Share Price” means $2,000,000,000 divided by the Fully-Diluted Purchaser Share Amount as of immediately prior to the First Closing, in the case of clauses (i) through and including clause (iii) of the definition of Fully-Diluted Purchaser Share Amount, and as of the Agreement Date, in the case of clause (iv) of the definition of Fully-Diluted Purchaser Share Amount (as modified  below), as adjusted as appropriate to reflect any stock splits, stock dividends, reverse stock splits, combinations, reorganizations, reclassifications or similar events affecting Purchaser Shares between the Agreement Date and the Closing Date; provided, however, that only for purposes of this definition of “Purchaser Share Price”, clause (d) of the definition of Fully-Diluted Purchaser Share Price shall read as follows: 50% of the number of shares of common stock of the Purchaser issuable upon the conversion of any convertible notes, bonds or other convertible instruments assuming full conversion on the Agreement Date of all such instruments.

“Rainmaker Warrant” shall mean that certain Warrant to Purchase Shares of Common Stock of ReKTGlobal, Inc., dated as of February 26, 2020, by ReKTGlobal, Inc. and Glen Anderson.

“Real Estate Encumbrances” means any (a) easement, covenant, right-of-way, and other similar matters of record, which does not materially interfere with the operation of the applicable Company’s business, as currently conducted, or materially adversely affect the value of the real property interest burdened thereby; (b) zoning and building restrictions; and (c) the provisions of any Law (including but not limited to statutory liens of landlords, zoning, entitlement, building and other land use regulations), which does not materially interfere with the operation of the Company’s business, as currently conducted, or materially adversely affect the value of the real property interest burdened thereby.

“Real Property” means, collectively, any owned real property (if any) and the Leased Real Property.

“Real Property Lease” is defined in Section 3.9(c).

“Related Party” means, with respect to a Person, (a) any Affiliate of such Person, and any direct or indirect beneficial owner (as defined in Rule 13d-3 of the Exchange Act) of 10% or more of the Equity Securities or voting securities or other voting interests in such Person; (b) any member, manager, general partner, director, officer, trustee, executor, receiver, guardian, or personal representative of such Person or Person described in clause (a) above or the estate of such Person or any Person described in clause (a) above; (c) that is an individual, (i) any individual living with such Person, (ii) any other individual who is related (by blood, marriage, or adoption) to the individual, (iii) the individual’s spouse, or (iv) any Person related to (A) such Persons within the second degree or (B) any Person described in clauses (a) and (b) above; and (d) any trust, family partnership, family limited partnership, family limited liability company, or other Entity established for the benefit of such Person or any Person described in any of clauses (a) through (c) above.

“Release” is defined in Section 3.18(b).

“Remedies Exception” means, with respect to enforceability of a Contract against a Person, such Contract is enforceable against such Person in accordance with such Contract’s terms, except to the extent that its enforceability may be subject to applicable bankruptcy, Insolvency, reorganization, moratorium, or other similar laws affecting the enforcement of creditors’ rights generally and to general equitable principles.

“Representative” means, with respect to a Person, such Person’s Entity Representatives and independent contractors.

“Required Stockholder Approval” means affirmative vote of holders of a majority of the then outstanding shares of Company Preferred Stock voting as a single class and affirmative vote of holders of a majority of the voting power of the Company Preferred Stock and Company Common Stock, voting together on an as-converted basis, in each case, approving the Contemplated Transactions.

“Response Notice” is defined in Section 10.4(d).

“Securities” shall mean with respect to any Person (i) any shares of capital stock, options, warrants or other securities of such Person, including all subscriptions, warrants, rights, call rights and options (contingent or otherwise) to purchase or acquire (or any other Contract of any character obligating such Person to issue) any shares of capital stock or other securities of such Person and all other rights or securities (whether contingent, vested, unvested or otherwise) that are convertible into, or exercisable or exchangeable for, shares of capital stock or securities of such Person, and (ii) any authorized stock appreciation, phantom stock, profit participation, or other similar rights with respect to such Person (whether payable in shares, cash or otherwise).

“Securities Act” means the Securities Act of 1933.

“Software” means all computer software and code and firmware, including assemblers, applets, compilers, data files, schematics, application programming interfaces, computerized databases, Source Code, Object Code, development tools, design tools, user interfaces and data, and other related know-how, processes, formula, design, specifications, and documentation related to the foregoing, in any form or format, however fixed.

“Source Code” means computer software that may be displayed or printed in human-readable form, including all related programmer comments, annotations, flowcharts, diagrams, help text, data and data structures, instructions, procedural, object-oriented, or other human-readable code, and that is not intended to be executed directly by a computer without an intervening step of compilation or assembly.

“Straddle Period” is defined in Section 7.5(b).

“Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership, association, or other business entity of which (a) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers, or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof; or (b) if a limited liability company, partnership, association, or other business entity (other than a corporation), a majority of the partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof and, for this purpose, a Person or Persons own a majority ownership interest in such a business entity (other than a corporation) if such Person or Persons will be allocated a majority of such business entity’s gains or losses or will be or control any managing director or general partner of such business entity (other than a corporation).  The term “Subsidiary” includes all Subsidiaries of such Subsidiary.

“Tax” or “Taxes” (and with correlative meaning, “Taxable,” “Taxing,” and “Taxation”) means:  (a) all forms of taxation or duties imposed, or required to be collected or withheld, including any United States federal, state, or local, or non-United States, income, gross receipts, franchise, estimated, alternative minimum, add-on minimum, sales, goods and services, use, transfer, registration, value added, excise, natural resources, severance, stamp, withholding, occupation, premium, windfall profit, profits, license, environmental, ad valorem, escheat, unclaimed or abandoned property, customs, duties, real property, personal property, capital stock, net worth, intangibles, social security, unemployment, employment disability, payroll, employee, workers’ compensation, deductions at source, or other tax, similar levy, similar governmental fee, similar assessment, or similar charge of any kind whatsoever, together with any interest, penalty, addition to tax, or additional amount imposed by any Law or Tax Authority, whether disputed or not; (b) any liability for the payment of any amounts of any of the foregoing types as a result of being a member of an affiliated, consolidated, combined, or unitary group; (c) any liability for the payment of any amounts as a result of being a party to any tax indemnity, sharing or allocation agreements with respect to the payment of any amounts of any of the foregoing types as a result of any express or implied obligation to indemnify any other Person (other than a Commercial Agreement); and (d) any liability for the payment of any of the foregoing types as a successor, transferee, or otherwise.

“Tax Authority” means any Governmental Entity having jurisdiction over the assessment, determination, collection, or imposition of any Tax.

“Tax Matter” is defined in Section 7.5(f).

“Tax Return” means any return, form, statement, election, declaration, report, claim for refund, information return filed or required to be filed in connection with the determination, assessment, collection, or imposition of any Tax or the administration of any Law relating to any Tax, including any schedule, supplement or attachment thereto and any amendment thereof.

“Third-Party Claim” is defined in Section 10.4(b).

“Third-Party Recovery Proceeds” is defined in Section 10.8.

“Trade Secret” means all trade secrets, and, without limitation, all other inventions (whether patentable or not), Software, industrial designs, discoveries, improvements, ideas, designs, models, formulae, specifications, technologies, processes, algorithms, architectures, layouts, look-and-feel, methodologies, patterns, compilations, data collections, drawings, blueprints, mask works, devices, methods, techniques, processes, know how, confidential information, proprietary information, research and development, compositions, manufacturing and production processes and techniques, customer lists, supplier lists, pricing and cost information, business and marketing plans, and proposals, and the moral and economic rights of authors and inventors in any of the foregoing.

“Transaction Documents” means this Agreement and Employment Agreements, together with such other agreements, certificates, and documents, and any exhibits, annexes, schedules, or other attachments thereto, delivered or caused to be delivered incident to or in connection with the Contemplated Transactions.

“Transaction Expenses” means, with respect to any Person, all fees, costs, and expenses (including all legal fees and expenses, all fees and expenses payable to any broker or finder, and all fees and expenses of any audit firm, accountants, consultants, and tax advisors) that have been incurred in connection with the Contemplated Transactions on behalf of or for the benefit of such Person and its Affiliates.

“Transfer” means a sale, assignment, transfer, conveyance, gift, exchange, or other disposition of such asset, whether such disposition be voluntary, involuntary or by merger, exchange, consolidation, or operation of Law.

“Total Consideration” means a number of Purchaser Shares equal to (i) the Purchase Price divided by (ii) the Purchaser Share Price.

“Treasury Regulations” means the regulations issued by the U.S. Department of Treasury under the Code.

“UK” means the United Kingdom, together with, as of the date in question, all of its then-current constituent member-countries.

“Voting Debt” is defined in Section 3.2(b).

“WARN Act” is defined in Section 3.17(j).

“Yorkville Commitment Letter” means that certain Convertible Debenture Commitment Letter dated November 18, 2021 between Yorkville Advisors Global, LLC and Purchaser.

“Warrant” means a warrant of the Company that entitles the holder to acquire Company Capital Stock or a portion of a Company Capital Stock of the Company.

Appendix B

Notice Addresses

(i)	if to Purchaser, to:

Infinite Reality, Inc.
75 North Water Street
Norwalk, Ct 06854
Attention: John Acunto, CEO
Email: j@TheInfiniteReality.com

With a copy to (which will not constitute notice):

Infinite Reality, Inc.
75 North Water Street
Norwalk, Ct 06854
Attention: Eric Cohen, General Counsel
Email: EricC@TheInfiniteReality.com

(ii)	if to the Company to:

ReKTGlobal, Inc.
1000 NC Music Factory Blvd, Suite B9
Norwalk, Ct 06854
Charlotte, NC 28206
Attention: Dave Bialek; Amish Shah:
Email: dave@rektglobal.com; amish@rektglobal.com

With a copy to (which will not constitute notice):

O’Melveny & Myers LLP
Times Square Tower
7 Times Square
New York, NY 10036
Attention: Charles Baker, Esq; Noah Kornblith, Esq.
Email: cbaker@omm.com; nkornblith@omm.com

B-1

Exhibit A

Form of Non-Competition Agreement

Exhibit B-1

Certificate of Merger for First Merger

Exhibit B-2

Certificate of Merger for Second Merger

Exhibit C

Letter of Transmittal